UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. 1)

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Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

Golden Oval Eggs, LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GOLDEN OVAL EGGS, LLC

                    , 2009

Dear Member:

You  are invited to attend a special meeting of members of Golden Oval Eggs, LLC (“GOE” or the “Company”) to be  held at the  Holiday Inn Downtown, Mankato, Minnesota, on                         , March     , 2009, at 4:00 p.m. local time. At the special meeting you will be asked to consider and vote on a proposal to authorize GOE and its affiliated entities to sell their business assets to Rembrandt Enterprises, Inc., an Iowa egg company (“Rembrandt”).

On December 15, 2008, GOE and its affiliates GOECA, LP (“GOECA”), GOEMCA, Inc. (“GOEMCA”) and Midwest Investors of Iowa, Cooperative (“Midwest”), entered into a Purchase and Sale Agreement with Rembrandt (referred to as the “purchase agreement”), pursuant to which Rembrandt will purchase from GOE and its affiliates (each of GOE and its affiliates is referred to herein as a “Seller Party” and, collectively, the “Seller”) substantially all of the assets used in GOE’s business of producing, processing, and distributing value added egg products. The purchase price to be paid to Seller for the business assets is $123,750,000, subject to certain adjustments at the time of closing.

If the transaction closes, GOE will receive approximately $123,750,000 in cash in exchange for the business assets;  that amount will be increased or reduced by adjustments to reflect GOE’s working capital at closing and certain other adjustments specified in the purchase agreement.  Based on its current estimates of the amount of the adjustments and estimates of its liabilities as of the closing, approximately thirty (30) days after the closing (or as soon thereafter as practicable) GOE plans to distribute $3.00 to its unitholders for each Class A unit held by such member at the time of the distribution.  Also based on its current estimates, approximately one hundred twenty (120) days after the closing (or as soon thereafter as practicable), GOE plans to distribute approximately $0.75 to its unitholders for each Class A unit held by such member.  After the estimated distributions described above, GOE will hold approximately $1,800,000 as a reserve for any contingent liabilities to which GOE may be subject and an additional amount of approximately $800,000 held as a reserve for miscellaneous additional expenses and liabilities.  Any portion of the reserved amounts that remain after payment of such expenses and after provision has been made for the satisfaction of any contingent liabilities will be available for distribution upon liquidation of the Company, which will be proposed by the board of managers at a future date determined by the board of managers in its discretion.  Based on the Company’s current analysis and estimates, the Company believes that the amount of that final, liquidating distribution will be approximately $0.28 per Class A unit, subject to adjustment based on the then-current circumstances of the Company.  The board of managers currently expects to consider liquidation of the Company in late 2009.  See the section entitled “Distributions to GOE’s Unitholders” on page [*] of the Proxy Statement that accompanies this letter.

The Company’s board of managers has unanimously determined that the proposed transaction with Rembrandt is advisable, fair to and in the best interests of GOE and its members.  Accordingly, the Company’s board of managers has unanimously approved and adopted the purchase agreement and unanimously recommends that you vote “FOR” the approval and adoption of the purchase agreement and the transactions contemplated thereby.

In connection with the proposed transaction, the Company has agreed to transfer the name “Golden Oval Eggs” to Rembrandt.  You will also be asked to consider and vote on a proposal to amend the Company’s name effective upon the closing of the proposed transaction.  If approved, this proposal will become effective only if the proposed transaction is approved by you, our members, and the transaction is closed.  If the proposed transaction is approved, but the Company’s members do not vote to approve the change of the Company’s name, the Company will not have satisfied the conditions to closing the proposed transaction.

Your vote is important.  Whether or not you plan to attend the special meeting in person, please take time to vote by completing and mailing the enclosed proxy card or submitting your proxy by fax or hand delivery to the Company as soon as possible. You may also vote in person by attending the special meeting. Voting by any of these methods will ensure that your vote will be counted at the special meeting. The failure to vote will have the same effect as a vote against the adoption and approval of the purchase agreement and the proposed transaction with Rembrandt, due to requirements under the Company’s governing documents and Delaware law that a majority of all outstanding units must vote to approve the proposed transaction.

Accompanying this letter is a Notice of Special Meeting of Members and a Proxy Statement that provides detailed information about the purchase agreement and the proposed transaction with Rembrandt, including information about the subsequent distribution of the Company’s net proceeds of that transaction to the Company’s unitholders. We urge you to carefully read the entire Proxy Statement, including the discussion in the section entitled “Risk Factors” beginning on page [*].

Prior to the special meeting, the Company will hold a series of informational meetings to discuss the proposed transaction with the Golden Oval members. The informational meetings will be held at the Holiday Inn in Mason City, Iowa on Monday, March 16, 2009 at 1:00 p.m., at the Holiday Inn in Wilmar, Minnesota on Tuesday, March 17, 2009 at 1:00 p.m. and at the Holiday Inn Downtown in Mankato, Minnesota on Wednesday, March 18, 2009 at 1:00 p.m. We encourage you to attend one of those informational meetings.

We look forward to seeing you at the informational meetings or the special meeting. We are very excited about the proposed transaction with Rembrandt and believe that the consideration represents the most desirable alternative available with respect to your investment in the Company.

Sincerely,

Chris Edgington
Chairman of the Board of Managers

The accompanying Notice of Special Meeting of Members and Proxy Statement are each dated March    , 2009 and are first being mailed to the Company’s members on or about March    , 2009.

GOLDEN OVAL EGGS, LLC
1800 Park Avenue East
Renville, Minnesota 56284

(877) 767-5044

NOTICE OF SPECIAL MEETING OF MEMBERS
TO BE HELD ON              , March   , 2009

To the Members of Golden Oval Eggs, LLC:

This is a notice of a special meeting of the members of Golden Oval Eggs, LLC, a Delaware limited liability company (“GOE” or the “Company”), to be held at the Holiday Inn Downtown in Mankato, Minnesota, on                         , March    , 2009, at 4:00 p.m. local time, solely for the following purposes:

1.               To consider and vote upon a proposal to adopt and approve the Purchase and Sale Agreement, dated as of December 15, 2008, by and among Rembrandt Enterprises, Inc. (“Rembrandt”), GOE and GOE’s affiliates and approve the transactions contemplated thereby with such modifications or waivers as the board of managers may determine to be in the best interests of the Company and its unitholders (which are sometimes referred to in the accompanying proxy statement as the “proposed transaction” or the “contemplated transactions”);

2.               To consider and vote upon a proposal to amend the Company’s Certificate of Formation to change the Company’s name from “Golden Oval Eggs, LLC” to “The New Midwest Company LLC” effective upon the closing of the proposed transaction with Rembrandt; and

3.               To grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of the approval and adoption of the Purchase and Sale Agreement and approval of the proposed transaction.

February 28, 2009 has been fixed as the record date for determining those members of the Company entitled to vote at the special meeting and any adjournments or postponements of the meeting.  Under the Company’s Certificate of Formation, Amended and Restated Limited Liability Company Agreement (the “Limited Liability Company Agreement”) and applicable Delaware law, the affirmative vote of members holding a majority of the voting power of the Class A units is required to approve the purchase agreement.  The members holding Class A units are each entitled to one vote per Class A unit owned by such member.

The Company’s board of managers unanimously recommends that members vote “FOR” approval of the Purchase and Sale Agreement and “FOR” each of the other proposals.

Pursuant to the provisions of Chapter 18, Section 210 of the Delaware Code and Section 3.7 of the Company’s Limited Liability Company Agreement, the Company’s members are not entitled to exercise appraisal rights or “dissenter’s rights” with respect to the approval and adoption of the Purchase and Sale Agreement.

To vote, please complete and return the enclosed proxy card to the Company in the envelope provided or submit your proxy card by fax or by hand delivery in accordance with the instructions provided on the proxy.  If you vote by mail, your proxy will not be counted unless it is received by the Company by 8:00 a.m. Central Standard Time on March    , 2009, or prior to any applicable adjournment or postponement of the meeting.  If you vote by fax, your proxy will not be counted unless it is received by the Company by 10:00 a.m. Central Standard Time on March    , 2009, or prior to any applicable adjournment or postponement of the meeting.  You may, of course, vote in person by attending the special meeting (and any adjournments or postponements of the meeting) and submitting your vote at that time.

By Order of the Board of Mangers,

Renville, Minnesota	Chris Edgington
March , 2009	Chairman of the Board of Managers

GOLDEN OVAL EGGS, LLC

PROXY STATEMENT

i

ii

Appendices:

iii

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION AND SPECIAL MEETING

Below are answers to questions that we anticipate may be frequently asked by members of the Company in connection with making their decision on whether to vote in favor of the approval and adoption of the purchase agreement and approval of the proposed transaction.  We encourage you to read this entire document to obtain a more complete answer to these questions and to the other questions that you may have.

Questions and Answers about the Proposed Transaction

Q:        Why am I receiving this proxy statement?

A:                                   You are a member of Golden Oval Eggs and the owner of Class A limited liability company units issued by the Company.  As a result, you are entitled to vote for or against any proposed transaction involving a sale of all or substantially all of the Company’s assets.

Rembrandt has agreed, subject to receipt of approval by the Company’s members and other conditions, to acquire the business assets used by the Company in the operation of its business.  The proposed transaction will be pursuant to the terms of a purchase agreement that is described in detail in the section entitled “The Purchase Agreement” beginning on page [*] of this proxy statement.  A copy of the purchase agreement is attached as Appendix A to this proxy statement.

In order to complete the proposed transaction, GOE’s members must approve and adopt the purchase agreement and approve the transactions contemplated by the purchase agreement, and all other conditions to the proposed transaction must be satisfied or waived.  GOE will hold a special meeting of its members on March    , 2009 to obtain the necessary member approval.  This proxy statement contains important information about the purchase agreement, the proposed transaction and the special meeting. You should read this proxy statement carefully.  The enclosed proxy card for the special meeting allows you to vote without attending the special meeting.

Q:        Why is GOE interested in selling its business assets to Rembrandt?

A:                                   In 2006, the Company consummated its acquisition of the egg processing division of Moark, LLC in pursuit of the Company’s long standing objective of entering the further processed value added segments of the egg industry.  Concurrently with the completion of the Moark acquisition, agricultural markets entered a period of increased volatility.   At the same time the Company was investing to move into further processed and value added product lines, the selling prices of the products produced and the cost of procuring the feed, eggs and liquid to manufacture those products all began to vary widely from historical norms.  In addition, in 2007 and 2008 increased volatility in the credit markets and other market conditions led to a tightening of credit standards generally.

In mid-2007, the Company informed its senior lenders that it was unlikely that it would meet the original projections underlying the credit agreement despite strenuous efforts to control spending and adapt to increased volatility.  The senior lenders indicated to the Company that leverage, or the ratio of debt to equity, was too great. The senior lenders also indicated their desire for the Company to find ways to reduce its overall indebtedness.  Based on arrangements with the senior lenders, in 2008, the Company considered methods of reducing the Company’s debts while, to the extent possible, providing for the interests of the Company’s unitholders.  The Company considered a variety of alternatives, including obtaining additional equity investment, pursuing a refinancing of the existing debt and selling assets in order to repay the Company’s debt.  That process is described in greater detail in “Proposal No. 1—Background of the Proposed Transaction.  The proposed transaction with Rembrandt was determined to be the alternative that best met the dual objectives of i) repaying the Company’s senior debt and ii) providing the greatest available benefit to the Company’s unitholders.  As a result, the GOE board of managers unanimously approved the proposed transaction with Rembrandt because, among other reasons, the managers believe it enables the Company to pursue the most desirable alternative available to the Company at this time and to distribute a significant portion of the consideration from the transaction to GOE’s unitholders in cash.

Q:                                  What is the total value of the proposed transaction?

A:                                   The aggregate consideration payable to Golden Oval for its assets in the proposed transaction is approximately $123.75 million in cash (as adjusted to reflect the Company’s working capital at closing and other adjustments specified in the purchase agreement) and the assumption of certain specified liabilities by Rembrandt.

Q:        What will I receive from GOE as a result of the proposed transaction and when will I receive it?

A:                                   The Company has prepared an initial analysis of the distribution of the transaction proceeds based on the facts currently known to the Company and on the Company’s current estimates of those elements of the analysis which cannot be established with certainty at this time.  Under the Company’s current analysis, the Company believes that if the transaction closes, the aggregate distributable proceeds could be up to approximately $4.03 per Class A Unit, subject to the various estimates and uncertainties inherent in the Company’s current analysis of the amounts that are expected to be available for distribution.  Approximately thirty (30) days after the closing, the Company plans to distribute $3.00 for each Class A unit issued and outstanding at the time of the distribution.  Approximately one hundred twenty (120) days after the closing, the Company plans to distribute $0.75 for each Class A unit issued and outstanding at the time of the distribution.   A final distribution of any remaining proceeds would be made upon liquidation of the Company;  based on the Company’s current analysis and estimates, the Company believes that the amount of that final distribution will be approximately $0.28 per Class A unit, subject to adjustment based on the then-current circumstances of the Company.  The board of managers will determine, in its discretion, when to make a subsequent proposal to the Company’s members to liquidate the Company.  The board of managers currently expects to consider liquidation of the Company in late 2009.  For more detailed information regarding the distributions, including the assumptions and circumstances impacting the distributions, please review the section entitled “Distributions to GOE’s Unitholders” beginning on page [*].

Q:                                  Who is Rembrandt?

A:                                   Founded in 2000, Rembrandt is an egg production and processing company based in Rembrandt, Iowa, with affiliated egg production and egg processing operations in Iowa and Missouri. Rembrandt employs approximately 250 people.

Q:                                  What should I do now?

A:                                   After carefully reading this proxy statement, including its appendices, the Company urges you to please respond by voting through one of the following means:

•                  by mail, by completing, signing and dating the enclosed proxy card and returning it in the envelope provided;

•                  by fax, by completing, signing and dating the enclosed proxy card and faxing it to (320) 329-8136;

•                  by physical delivery¸ by completing, signing and dating the enclosed proxy card, sealing it in the envelope provided and physically delivering it to the Company or a Company officer or manager; or

•                  in person, by attending the special meeting and submitting your vote in person.

Q:                                  How does GOE’s board of managers recommend that members vote on the proposed transaction?

A:                                   After careful consideration, the Company’s board of managers unanimously determined that the proposed transaction is advisable, fair to and in the best interests of GOE and its unitholders. The Company’s board of managers unanimously approved the purchase agreement and the transactions contemplated by the purchase agreement.  Accordingly, GOE’s board of managers unanimously recommends that you vote “FOR” Proposal No. 1.

Q:                                  What vote is required to adopt and approve the purchase agreement and approve the proposed transaction?

A:                                   The adoption and approval of the purchase agreement and the approval of the proposed transaction requires the affirmative vote of the majority of the Class A units outstanding and eligible to vote, not just a majority of those units represented and voted in person or by proxy at the Special Meeting.

Q:                                  Why is it necessary to change the Company’s name by amending the GOE’s Certificate of Formation?

A:                                   Pursuant to the purchase agreement, the Company is required to change its name as a condition of closing.  The name change reflects the acquisition of all of the Company’s business assets by Rembrandt and will assist Rembrandt in dealing with customers during the transition and combining the business operations acquired from the Company with Rembrandt’s existing business operations.  Please note that the purchase agreement requires the Company to transfer its name to Rembrandt.  If the proposed transaction is approved, but the Company fails to obtain member approval to transfer the use of its name to Rembrandt, the Company would not have satisfied the conditions to closing of the proposed transaction.

Q:                                  How will voting on Proposals No. 2 and No. 3 be conducted?

A:                                   Proposals No. 2 and No. 3 each require an affirmative vote of a majority of votes cast by GOE’s members present in person or by proxy at the special meeting, with one vote for each Class A unit held. GOE’s board of managers unanimously recommends that you vote “FOR” Proposals No. 2 and No. 3.

There is no other business to be considered at the special meeting other than Proposals No.1, No. 2 and No. 3 described in this proxy statement.  In addition, GOE’s Limited Liability Company Agreement limits matters that may be considered at a special meeting to those approved by the board of managers and contained in the notice of the special meeting that accompanied this proxy statement.

Q:                                  When do you expect to complete the proposed transaction?

A:                                   Rembrandt and GOE intend to close the transaction by the end of March 2009, but will work to complete the proposed transaction as quickly as possible.  The parties cannot complete the transaction until each party satisfies a number of conditions, including approval by GOE’s members.  The parties intend to complete the transaction as soon as the necessary conditions have been satisfied.  Subject to the satisfaction of all conditions, the transaction is expected to close as soon as possible following the members’ vote regarding the proposed transaction.

Q:                                  Am I entitled to appraisal rights?

A:                                   No. The Company’s unitholders are not entitled to appraisal rights under GOE’s Limited Liability Company Agreement or Certificate of Formation or under applicable Delaware law.

Q:                                  What are the tax consequences of the proposed transaction to me?

A:                                   For the year in which the sale closes (likely 2009), GOE will recognize income on the sale of GOE’s assets.  That income (a portion of which will be capital gain), will be passed through to you.  You will be required to report that income on your tax return for 2009.  This income will increase your basis in your units.  Any cash that may be distributed to you in advance of liquidation will not be separately taxable to you unless and only to the extent it exceeds your basis in your units.  Any such cash distributed will decrease your basis in your units.

In addition, when GOE liquidates, you will be treated as if you sold your units for the amount you receive from the liquidation (less any distribution you may have already received).  If that amount is less than your basis in your units (after being increased or decreased as described above), you may claim a capital loss on your return for that year.  Alternatively, if the amount you receive is greater than your basis in your units, you will be treated as receiving a capital gain (which would be reported on your return for that year).

You should be aware that the sale of GOE’s assets and the liquidation of GOE could occur in different tax years.  Therefore, the timing of these various tax consequences could be significant.  The Company will seek to minimize the aggregate tax liabilities of its members to the extent legally possible, but you should consult your individual tax advisor on this and other aspects of these transactions.

Q:                                  If the proposed transaction is completed, when and how will I receive the consideration?

A:                                   Approximately thirty (30) days after the closing (or as soon thereafter as practicable) GOE plans to mail checks to its unitholders in an amount equal to $3.00 for each Class A unit held by such member at the time of the distribution.  Approximately one hundred twenty (120) days after the closing (or as soon thereafter as practicable), GOE plans to mail checks to its unitholders in an amount equal to $0.75 for each Class A unit held by such member.  Such amounts are based on the Company’s current estimates of adjustments to the cash consideration to be paid by Rembrandt and on the Company’s current estimates of its liabilities;  if the actual amounts of such adjustments and liabilities are different than GOE’s estimates, the amounts of the planned distributions may be modified by the board of managers in its discretion.  Please review the section entitled “Distributions to GOE’s Unitholders” beginning on page [*] for more detailed information.

Q:                                  Are there any risks related to the proposed transaction?

A:                                   Yes.  You should carefully review the section entitled “Risk Factors” beginning on page [*] of this proxy statement.

Questions and Answers About the GOE Special Meeting of Members

Q:                                  When and where will the GOE special meeting of members be held?

A:                                   The special meeting will take place at the Holiday Inn Downtown in Mankato, Minnesota, on                         , March    , 2009, at                          p.m. local time.

Q:                                  Who may vote at the special meeting of members?

A:                                   Only the Company’s members of record as of February 28, 2009, the record date, may vote at the special meeting.  As of the record date, GOE had 6,308,708 Class A units outstanding that were eligible to vote.  Those Class A units were held on the record date by a total of 692 members who are eligible to vote.  Class A members are entitled to one vote for each Class A unit they own.

Q:                                  How can I vote?

A:                                   If you are a member of record, you may submit a proxy for the special meeting by marking, signing, dating and returning the proxy card:

•                  by mail, in the envelope provided;

•                  by fax, by faxing it to (320) 329-8136; or

•                  by physical delivery, by sealing the proxy card in the envelope provided and physically delivering it to the Company or a Company officer or manager

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting.  However, as your plans may change, the Company requests that you submit your completed proxy card even if you plan to attend the special meeting.  A ballot cast in person at the special meeting will supersede a previously completed proxy card.

Q:                                  Is my vote confidential?

A:                                   It is the Company’s intention to avoid any public disclosure of each member’s vote.  However, proxy instructions and ballots will be disclosed within the Company and with other third parties (i) to allow for the tabulation of votes and certification of the vote and (ii) to facilitate a successful proxy solicitation and special meeting.  Proxy instructions and ballots may also be disclosed to satisfy any applicable legal requirements.

Q:                                  How will my proxy be exercised with respect to the proposal regarding the transaction?

A:                                   All valid proxies received before the meeting will be exercised.  All Class A units represented by a proxy will be voted, and where a member specifies by means of his or her proxy a choice with respect to the proposed transaction, that member’s Class A units will be voted in accordance with those directions.

Q:                                  What happens if I do not indicate how to vote on my proxy card?

A:                                   If you sign and send in your proxy card and do not indicate how you want to vote, your proxy will be counted as a vote “FOR” approval and adoption of the purchase agreement and approval of the transactions contemplated by the purchase agreement; as a vote “FOR” the amendment to the Company’s Certificate of Organization to change the Company’s name to “The New Midwest Company LLC” effective upon the closing of the proposed transaction with Rembrandt; and as a vote “FOR” the grant of discretionary authority to the persons named as proxies to vote your Class A units to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approving and adopting the purchase agreement and approving the transactions contemplated by the purchase agreement.

Q:                                  What happens if I do not return a proxy card or vote?

A:                                   If you do not sign and either mail in your proxy card, physically deliver it to the Company or vote by fax or vote at the special meeting, it will have the same effect as a vote against the approval and adoption of the purchase agreement and the transactions contemplated by the purchase agreement.  If you do not sign and send in your proxy card or vote at the special meeting, it will have no effect on the proposals to change the Company’s name or to grant discretionary authority to adjourn the special meeting.

Q:                                  May I change my vote after I have mailed, faxed or hand delivered my signed proxy card?

A:                                   Yes.  If you have submitted a proxy card, you may change your vote at any time before your proxy is voted at the special meeting of members.  You can do this in one of three ways:

•                  You can send a written, dated notice to the Company’s Vice President of Investor Relations stating that you would like to revoke your proxy;

•                  You can complete, date and submit a new later-dated proxy card by mail, by fax or by hand delivery to the Company; or

•                  You can attend the special meeting and vote in person.  Your attendance alone will not revoke your proxy.

Q:                                  Who can answer my questions about the purchase agreement, the proposed transaction or GOE’s special meeting of members?

A:                                   If you have questions about the purchase agreement, the proposed transaction or GOE’s special meeting of members, including the procedures for voting, or if you would like additional copies of this proxy statement, you should contact the Company at the following address and telephone number:

Golden Oval Eggs, LLC

1800 Park Avenue East

Renville, Minnesota 56284

(877) 767-5044

SUMMARY

The following summary highlights selected information from this document and, in conjunction with the preceding “Questions and Answers About the Proposed Transaction and Special Meeting”, is intended to provide an overview of the proposed sale of the business assets to Rembrandt.  To understand the transaction fully and for a more complete description of the legal terms of the purchase agreement, we encourage you to read this entire document, including the sections entitled “The Purchase Agreement” and “The Proposed Transaction,” as well as the appendices and the financial statements and related notes to those statements included in this proxy statement.

The Proposed Transaction and the Purchase Agreement (see pages [*] and [*])

GOE and its affiliates GOECA, LP (“GOECA”), GOEMCA, Inc. (“GOEMCA”) and Midwest Investors of Iowa, Cooperative (“Midwest”), entered into a Purchase and Sale Agreement with Rembrandt dated December 15, 2008 (the “purchase agreement”).  The purchase agreement provides that Rembrandt will purchase from GOE and its affiliates (each of GOE and its affiliates is referred to as a “Seller Party” and, collectively, the “Seller”) substantially all of the assets used in GOE’s business of producing, processing, and distributing value added egg products.  The purchase price to be paid to Seller for the business assets is $123,750,000 in cash, as adjusted to reflect Golden Oval’s working capital at closing and certain other adjustments described in the purchase agreement, and the assumption of certain specified liabilities by Rembrandt.

Please see the sections of this proxy statement entitled  “The Proposed Transaction” and “The Purchase Agreement” for a detailed discussion of the proposed transaction and the terms and conditions of the purchase agreement.

Certain Parties to the Proposed Transaction

Golden Oval Eggs, LLC (see page [*])

Golden Oval Eggs, LLC (“GOE” or the “Company”) is an integrated egg production, processing, and distribution company.  The Company’s production output consists of liquid whole egg, liquid egg white and liquid egg yolk, and further processed, value added egg products.  Egg Industry Magazine ranked us as the 9th largest producer nationally as of December 31, 2007 by laying hens.

The Company was originally formed as a Minnesota cooperative in 1994, and converted to a Delaware limited liability company in 2004.  GOE’s principal executive offices are located at 1800 Park Avenue East, Renville, Minnesota 56284, and its telephone number is (320) 329-8182.  GOE’s website is www.goldenovaleggs.com.  Information contained on GOE’s website does not constitute part of this proxy statement.

The Company’s business operations also include certain affiliates and subsidiaries, including GOECA, GOEMCA and Midwest.

Rembrandt Enterprises, Inc. (see page [*])

Founded in 2000, Rembrandt Enterprises, Inc. is an egg production and processing company based in Rembrandt, Iowa, with affiliated egg production and egg processing operations in Iowa and Missouri. Rembrandt employs approximately 250 people.

The Special Meeting of GOE’s Members (see page [*])

The special meeting of members of GOE will be held at the Holiday Inn Downtown in Mankato, Minnesota, on                         , March    , 2009, at 4:00 p.m. local time. The purpose of the special meeting is for the members to consider and vote upon a proposal to adopt and approve the purchase agreement with Rembrandt pursuant to which the Company will sell substantially all of its business assets to Rembrandt and to vote upon two ancillary proposals related to the proposed transaction with Rembrandt.

Members of the Company as of the record date of February 28, 2009 will be entitled to vote at the special meeting, either in person or by submitting the enclosed proxy card.  Please see the section of this proxy statement entitled “The Special Meeting” for a detailed discussion of the special meeting and the procedures regarding voting at that meeting.

Risk Factors (see page [*])

The “Risk Factors” beginning on page [*] of this proxy statement should be considered carefully by GOE’s members in evaluating whether to approve and adopt the purchase agreement and approve the proposed transaction. These risk factors should be considered along with any other information included in this proxy statement.

Recommendation by the Board of Managers (see pages [*] and [*])

After careful consideration of various reasons for and against the proposed transaction, the Company’s board of managers has determined that the proposed transaction is fair to and in the best interests of the Company and its unitholders, and unanimously recommends that you vote “FOR” the adoption and approval of the purchase agreement and approval of the proposed transaction.  Please see the sections of this proxy statement entitled “The Proposed Transaction — Reasons for the Proposed Transaction” and “The Proposed Transaction — Recommendations of the Company’s Board of Managers” for a more detailed discussion of these topics.

Opinion of GOE’s Financial Advisor (see page [*])

KeyBanc Capital Markets, Inc. (“KBCM”) was asked by GOE’s board of managers to render an opinion to GOE’s board of managers as to the fairness, from a financial point of view, of the consideration to be received by GOE in the proposed transaction.

The full text of KBCM’s written opinion is included as Appendix B to this proxy statement.  We urge you to carefully read the opinion in its entirety.  KBCM’s opinion is for the information and assistance of GOE’s board of managers and is limited only to the consideration to be received by GOE and does not address the fairness of any other aspect of the proposed transaction and does not address GOE’s underlying business decision to effect the proposed transaction or any other terms thereof.  KBCM’s opinion does not constitute a recommendation to any owner of the equity of GOE on how such owner should vote at any meeting held in connection with the proposed transaction.

Interests of Certain Persons in the Proposed Transaction (see page [*])

The executive officers and managers of GOE have interests in the proposed transaction that are different from, or in addition to, the interests of GOE’s unitholders. Such interests include the interests of management under certain employment agreements and the accelerated vesting of certain unit awards to management.  Those interests are described in greater detail on page page [*].

Conditions to Completing the Proposed Transaction (see page [*])

Several conditions must be satisfied or waived before the closing of the proposed transaction, including, among others, those summarized below:

•      approval and adoption of the purchase agreement and approval of the proposed transaction by GOE’s members;

•      absence of any law, regulation or order making the proposed transaction illegal or otherwise prohibiting the proposed transaction;

•      material accuracy of each party’s respective representations and warranties in the purchase agreement;

•      material compliance by each party with its covenants set forth in the purchase agreement; and

•      receipt of certain approvals and consents required in connection with the proposed transaction, including those obtained from the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Antitrust Act of 1976, as amended (the “HSR Act”).

GOE is Prohibited from Soliciting Other Offers (see page [*])

The purchase agreement contains detailed provisions that limit the Company from taking certain actions to solicit or engage in discussions or participate in negotiations with any person or group with respect to an alternative acquisition proposal.  The purchase agreement does not, however, prohibit the Company’s board of managers from considering and potentially recommending an unsolicited bona fide written acquisition proposal from a third party if specified conditions are met.  If the Company’s board of managers changes its recommendation, as described below, the Company may terminate the purchase agreement upon the payment of a termination fee in certain circumstances.

Rembrandt and GOE May Terminate the Purchase Agreement Under Certain Circumstances (see page [*])

The purchase agreement may be terminated under specified circumstances, including, among others:

•      by mutual written consent of Rembrandt and the Company at any time prior to the completion of the proposed transaction;

•      by Rembrandt or the Company if the closing has not occurred by April 1, 2009 unless otherwise extended by the mutual written consent of the parties;

•      by Rembrandt or the Company if govenmental authority has taken an action to prohibit the consummation of the contemplated transactions;

•      by Rembrandt or the Company if, prior to the Closing Date, the other party is in default or breach in any material respect of any representation, warranty, covenant, or agreement contained in the purchase agreement, and the default or breach is not cured within twenty (20) Business Days following notice by the non-breaching party;

•      by Rembrandt if an event or circumstance shall have occurred since the date of the purchase agreement that has a material adverse effect on the business or the business assets;

•      by GOE if the Company’s board of managers, after receipt of a bona fide superior proposal from a third party as permitted in the purchase agreement, recommends that the Sellers terminate the purchase agreement and enter into an agreement with respect to a superior proposal and Rembrandt does not make an offer that is at least as favorable as the superior proposal; and

•      by GOE if the Company does not receive the requisite member approval after a special meeting duly called and held for approving the purchase agreement and the contemplated transactions in accordance with GOE’s governing documents.

Rembrandt or GOE May Pay a Termination Fee Under Certain Circumstances (see page [*])

If the purchase agreement is terminated, GOE may be required to pay a termination fee of up to $4,000,000 to Rembrandt under specified circumstances.  Similarly, Rembrandt may be required to pay a termination fee of up to $500,000 to the Company under specified circumstances.

Material U.S. Federal Income Tax Consequences of the Proposed Transaction (see page [*])

Capitalized terms used in this subsection of the summary have the meanings ascribed to them in the section entitled “Material U.S. Federal Income Tax Consequences of the Proposed Transaction.”  You should read that section in its entirety for a more complete discussion of the potential income tax consequences to you of the proposed transaction.

As a limited liability company (LLC), the Company likely will be treated as a partnership for federal income tax purposes.  If and when the proposed transaction (the “Sale”) is completed, the Company will recognize gain (or loss) from the Sale in an amount equal to the excess of  (1) its “amount realized” over (2) its adjusted tax basis in the Assets sold.  Each Unitholder will be required to report on its federal income tax return its allocable share of the Company’s gain or loss from the Sale.

Gain (or loss) will be treated as capital gain (or loss), except to the extent that gain is treated as a recapture of depreciation or amortization, or unless: the property sold constitutes inventory or property held primarily for sale to customers in the ordinary course of our trade or business, accounts receivable, or Section 1231 Property. (“Section 1231 Property” means depreciable assets used in a trade or business, or real property used in a trade or business, which are held for more than one year.)  Capital gain or loss generally will be treated as long-term capital gain (or loss) to the extent that the Company has held a particular asset for more than one year.  Long-term capital gain is generally taxed at a maximum rate of fifteen percent (15%).  The Company expects a portion of the gain from the Sale to be treated as arising from depreciation recapture, inventory and accounts receivable, and thus subject to tax at ordinary federal income tax rates of up to thirty five percent (35%).

Distributions by a partnership to a partner (or to a Unitholder by a limited liability company treated as a partnership) generally are not taxable for federal income tax purposes except to the extent that the amount of cash distributed exceeds the adjusted tax basis of the Unitholder’s interest in the Company immediately before the distribution.  Cash distributions in excess of a Unitholder’s adjusted tax basis generally are treated as gain from the sale or exchange of the Unitholder’s interest.

A Unitholder’s basis in the Company generally is increased by the Unitholder’s allocable share of the Company’s taxable income and decreased by the Unitholder’s allocable share of taxable loss.  Allocations of taxable income and loss generally are made on the last day of a Company’s taxable year.  Gain allocated to a Unitholder increases the basis of the Unitholder in its interest in the Company, while distributions from the Company reduce the basis of the Unitholder in its interest in the Company.  The Company expects that aggregate distributions to Unitholders during the year of the Sale, including distributions of cash proceeds from the Sale, generally will not exceed Unitholders’ allocable shares of the Company’s taxable income for the year of the Sale.

Liquidation of the Company will be treated under the Code as a separate tax event from the Sale.  If and when the Company liquidates, in general, Unitholders will be treated as if they disposed of their interest in the Company in a sale or exchange. Assuming that Unitholders have held their interest in the Company for more than one year, Unitholders will be treated as having incurred a long-term capital gain (or loss) measured by the difference between: (1) the adjusted basis of their interest in the Company (as adjusted because of the Sale and any previous distributions of cash); and (2) the amount they receive from the Company on its liquidation. Unitholders will be required to report that gain (or loss) for the tax year in which the liquidation of the Company occurs.

It is possible that a Unitholder could be allocated both a capital gain from the Sale and a capital loss as a result of the liquidation of the Company.  This could occur, for example, if the Company sells certain assets for amounts that exceed the Company’s adjusted basis in those assets.  The gain recognized by the Company would increase the adjusted basis of a Unitholder’s interest in the Company.  If the Company then distributed to the Unitholder in liquidation an amount that was less than that adjusted basis, the Unitholder would recognize a capital loss.  If the Sale and the liquidation of the Company occurred in the same year, the gain or loss from each of these transactions would be reported on the Unitholder’s federal income tax return for that year.  Otherwise, Unitholders would report the consequences of the separate transactions on your returns for the years in which the transactions occurred.

GOE Unitholders Do Not Have Appraisal Rights (see page [*])

GOE’s unitholders are not entitled to appraisal rights under the Company’s Certificate of Formation, Limited Liability Company Agreement or under applicable Delaware law.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements based on assumptions by the management of the Company as of the date of this document, including assumptions about risks and uncertainties faced by the

Company.  When used in this document, the words “believe,” “expect,” “anticipate,” “intend,” “will” and similar verbs or expressions are intended to identify such forward-looking statements.

If management’s assumptions prove incorrect or should unanticipated circumstances arise, the Company’s actual results could differ materially from those anticipated.  These differences could be caused by a number of factors or combination of factors beyond the control of the Company.  You are urged to consider such factors when evaluating any forward-looking statement, and the Company cautions you not to put undue reliance on any forward-looking statements.

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RISK FACTORS

The Company is currently subject to a variety of risks to its business, operations and financial status.  Those risks can be grouped into the general categories of risks related to the proposed transaction with Rembrandt and risks associated with the operation of the Company’s business.  The risks associated with the proposed transaction will impact the Company until the proposed transaction is either completed or terminated.  The risks associated with the operation of the Company’s business will impact the Company until the proposed transaction is completed and will also be applicable to the Company if the proposed transaction is not completed.

If any of the following risks actually occur, our results of operations, cash flows, and the market for and market price of our units could be negatively impacted.  Although we believe that we have identified and discussed below the key risk factors affecting our business, there may be additional risks and uncertainties that are not presently known or that are not currently believed to be significant that may adversely affect our performance or financial condition.

Risks Related to the Proposed Transaction with Rembrandt

The proposed transaction is subject to the United States’ antitrust laws.

The proposed transaction is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations promulgated under the HSR Act, which provide that some acquisition transactions may not be completed until required information has been furnished to the Federal Trade Commission (“FTC”) and the Antitrust Division of the Department of Justice and until a statutory waiting period has been terminated or has expired.  The Company and Rembrandt have filed the required HSR Act notifications with the Antitrust Division and the FTC and the HSR Act waiting period has expired. The expiration of the HSR Act waiting period does not preclude the Antitrust Division, the FTC or others from challenging the proposed transaction on antitrust grounds and seeking to preliminarily or permanently enjoin the proposed transaction or challenge the completed transaction. Neither the Company nor Rembrandt believe that the transaction will violate federal antitrust laws, but there can be no guarantee that the Antitrust Division or the FTC will not take a different position.

The Company’s business will be adversely affected if the proposed transaction is not completed.

Completion of the proposed transaction is subject to several closing conditions, including obtaining the requisite Company member approval. The Company may be unable to obtain such approval or fulfill the other closing conditions on a timely basis or at all.  While the Company’s future operations may be negatively impacted  to the extent that potential customers and suppliers are uncertain about its future direction, the Company’s future financial status and future operational activities may also be adversely affected if the proposed transaction is not completed.

As described in the Liquidity and Capital Resources subsection of the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the Company has obtained a series of extensions and amendments to its credit arrangements with its lenders.  As a condition to the various extensions of the Company’s debt, the Company’s lenders have required that the Company consider and pursue a strategic transaction, such as a sale of all or substantially all of the Company’s assets, in order to allow complete repayment of the Company’s lenders.  The Company’s plan, if the proposed transaction is completed, is to first use the proceeds of the transaction to repay the Company’s lenders in full.  From the amount remaining after repayment of the Company’s lenders, the Company’s board of managers will establish amounts to be retained to cover any other debts and retained liabilities, our post-transaction expenses and any remaining contingent liabilities.  In that scenario, the Company would make an initial distribution of the remaining amounts to its unitholders and, if the retained amount is not used in its entirety, would make a subsequent distribution to its unitholders of the remainder of such retained amount.  If the proposed transaction is not completed, the Company does not believe that its lenders will provide further extensions of the Company’s credit arrangements.  As a result, if the proposed transaction is not completed, the Company’s lenders could declare the Company to be in default under its credit arrangements if the Company could not obtain refinancing or complete some other strategic transaction in order to provide full repayment to its lenders on a timely basis.  In addition, the

Company will become subject to higher interest rates and costs associated with its debt arrangements if the proposed transaction is not completed.

If the proposed transaction is not completed, but the Company is able to obtain future extensions from its lenders or repay those lenders from a refinancing or alternative strategic transaction, the Company’s business would still be adversely impacted.  The Company will be required to pay significant costs incurred in connection with the proposed transaction, including legal, accounting and other professional fees, whether or not the proposed transaction is completed.

Certain officers and managers of the Company have interests and arrangements that could affect their decision to support or approve the proposed transaction.

The Company’s board of managers and members of the management team were involved in and directed the negotiation of the proposed transaction agreement with Rembrandt, approved the purchase agreement and have recommended that the members approve and adopt the purchase agreement and the proposed transactions contemplated by the purchase agreement.  Certain of the officers and managers of the Company have interests in the proposed transaction and related transactions that are different from, or in addition to, the interests of the Company’s members.  Such interests include the following:

•                  If the employment of our executive officers is terminated as a result of the transaction, they will be entitled to receive severance payments and benefits from the Company;

•                  Vesting of limited liability company units issued to certain members of the Company’s management team subject to vesting over time will be accelerated, such that the units in question will become vested in connection with completion of the proposed transaction;

•                  Following the proposed transaction, the Company’s managers and executive officers will have rights to receive indemnification for certain liabilities incurred prior to the closing of the proposed transaction; and

•                  Certain members of the Company’s management team may be offered continued employment with Rembrandt after the closing of the proposed transaction.

A description of these and other interests of the Company’s managers and executive officers in the proposed transaction can be found in “Interests of Certain Persons in the Proposed Transaction” beginning on page [*] of this proxy statement.

The Company’s unitholders have no dissenters’ rights of appraisal.

The Company’s unitholders are not entitled to dissent from the proposed transaction and assert appraisal rights under the Company’s Limited Liability Company Agreement or under applicable Delaware law.  Accordingly, the Company’s unitholders do not have the right to seek a judicial determination of the fair value of their Class A units.

The purchase agreement limits the Company’s ability to pursue alternatives to the proposed transaction.

The purchase agreement contains terms and conditions that make it more difficult for the Company to sell its business to a party other than Rembrandt. These “no shop” provisions impose restrictions on the Company that, subject to certain exceptions, limit the Company’s ability to discuss, facilitate or commit to competing third party proposals to acquire all or a significant part of the Company.

If the Company’s members approve the proposed transaction, Rembrandt and the Company may modify or waive one or more conditions to the proposed transaction without the Company having to obtain further member approval.

Each of the conditions to Rembrandt and the Company’s obligations to complete the proposed transaction may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of Rembrandt and the Company if the condition is a condition to both parties’ obligation to complete the proposed transaction, or by the party for which such condition is a condition of its obligation to complete the proposed transaction. If the Company’s members approve the proposed transaction at the special meeting and either Rembrandt or the Company subsequently waive a condition to closing contained in the purchase agreement, the Company’s board of managers will evaluate the materiality of any such waiver to determine whether member approval of the amendment is necessary.  If the Company’s board of managers determines any waiver is not significant enough to require resolicitation of members, or that the waiver or modification is in the best interests of the Company and its Unitholders, based upon the authority conferred by the members’ approval of Proporsal No. 1, the board of managers will be authorized to complete the proposed transaction without seeking further member approval.

The proposed transaction will be taxable to the Company’s Unitholders.

Capitalized terms used in this risk factor have the meanings ascribed to them in the section entitled “Material U.S. Federal Income Tax Consequences of the Proposed Transaction.”

If the transaction closes, the Company will receive approximately $123,750,000 for the assets of the Company being sold.  That amount will, in turn, be allocated to the various assets (or classes of assets) of the Company being sold.  The Company will recognize gain (or loss) on the sale of those various assets, measured by the difference between: (1) the amount of the aggregate purchase price allocated to each asset (or class of assets); and (2) the Company’s adjusted tax basis in that asset (or class of assets).  Amounts allocated to an asset in excess of its basis will be treated as a gain, while amounts allocated to an asset that is less than its basis will be treated as a loss.  Certain gains and losses (particularly from the sale of the Company’s inventory, accounts receivable and recapture of depreciation deductions previously claimed) will be treated as ordinary income or loss, while the remaining gains and losses will be treated as capital gains and losses.  Gains and losses treated as ordinary income or loss will then be aggregated, as will capital gains and losses.

Unitholders will be required to separately report on their federal income tax return their allocable share of the aggregated ordinary income (or loss) and the aggregated capital gain (or loss) from the transaction, as so calculated.   Such amounts will be reportable by each unit holder for the tax year in which the transaction closes.

In previous tax years, the Company has incurred operating losses that, because of the “passive loss rules” (Internal Revenue Code section 469), have been deferred. The Company expects that these deferred passive losses will be available to reduce the amount of income otherwise allocable to and reportable by Unitholders from the transaction, whether or not the Company is liquidated in the same tax year in which the transaction occurs.

Under applicable tax regulations, the adjusted basis of your interest in the Company generally is increased by your allocable share of the Company’s taxable income and decreased by your allocable share of the Company’s taxable loss.  Allocations of taxable income and loss generally are made on the last day of the Company’s taxable year.  Therefore, gain (or loss) from the transaction will increase (or decrease) your basis in the Company as of the last day of the tax year in which the transaction closes.

Unless the Company liquidates, cash distributions from the Company to you generally are not taxable for federal income tax purposes except to the extent that the amount of cash distributed exceeds the adjusted tax basis of your interest in the Company immediately before the distribution.  Applicable regulations provide that advances of money against your distributive share of income are treated as if made on the last day of the Company’s taxable year.  Therefore, if the Company does not liquidate in the same year in which the transaction closes, cash distributions to you of sale proceeds will generally not be taxable except to the extent they exceed the basis of your interest in the Company (as adjusted because of the transaction).  Any such cash distributions will, however, reduce the basis of your interest in the Company.

If and when the Company liquidates, in general you will be treated as if you disposed of your interest in the Company in a sale or exchange.  Assuming that you have held your interest in the Company for more than one year, you will be treated as having incurred a long-term capital gain (or loss) measured by the difference between: (1) the adjusted basis of your interest in the Company (as adjusted because of the transaction); and (2) the amount you receive from the Company on its liquidation.  You will be required to report that gain (or loss) for the tax year in which the liquidation of the Company occurs.

It is possible that a Unitholder could be allocated both a capital gain from the transaction and a capital loss as a result of the liquidation of the Company.  This could occur, for example, if the Company sells its assets for amounts that exceed the Company’s adjusted basis in those assets.  The gain recognized by the Company would increase the adjusted basis of your interest in the Company.  If the Company then distributed to you in liquidation an amount that was less than that adjusted basis, you would recognize a capital loss.  If both the transaction and the liquidation of the Company occur in the same year, the capital loss from the liquidation would reduce the capital gain from the transaction and you would pay tax only on the difference.  If, however, the liquidation occurs in a year later than the year in which the transaction closes, you may be required to recognize and pay tax on the capital gain allocated to you on account of the sale without any reduction for capital losses.  Those capital losses, if any, would be available to be claimed by you in the year in which the Company finally liquidated subject, however, to limitations in the Code on your ability to deduct more than $3,000 in capital losses in any year in excess of any capital gains for that year.

Risks Related to Our Continuing Business Activities

As indicated in the introductory subsection of this “Risk Factors” section, the following risks associated with the operation of the Company’s business will impact the Company until the proposed transaction is completed and will also be applicable to the Company if the proposed transaction is not completed.

We must refinance our existing credit arrangements or obtain some other source of financing for repayment of our lenders and to provide access to sufficient working capital for our business.

We have historically relied on cash generated from our operations to make payments on our debt, primarily consisting of our indebtedness under our credit agreement, and to partly fund working capital, capital expenditures, strategic acquisitions, investments and joint ventures and other general corporate requirements.  We have historically obtained most of our working capital from our credit arrangements with our lenders.  As described in the “Liquidity and Capital Resources,” subsection of the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, the Company has obtained a series of extensions and amendments to its credit arrangements with its lenders.  As a condition to the various extensions of the Company’s debt, the Company’s lenders have required that the Company consider and pursue a strategic transaction, such as a sale of all or substantially all of the Company’s assets, in order to allow complete repayment of the Company’s lenders.

If the proposed transaction with Rembrandt is not completed, we must either complete an alternative strategic transaction in order to repay our lenders in full, obtain a refinancing of the credit arrangements in order to continue our business activities as currently constituted or obtain additional funds from the sale of equity interests in Golden Oval.  During fiscal years 2008 and 2007, we unsuccessfully sought additional financing to refinance our current credit arrangements.

No assurance can be given that any alternative strategic transaction will be on terms and conditions desirable or acceptable to us or our members.  No assurance can be given that resources for the repayment of our lenders or additional working capital will be obtained from a refinancing or sale of equity interests in an amount that is sufficient for our needs, in a timely manner or on terms and conditions desirable or acceptable to us or our members.  Our efforts to raise additional funds by incurring additional indebtedness may be hampered by the fact that we already have significant outstanding indebtedness and all of our assets are pledged to our lenders to secure our obligations under our current credit arrangements. If we obtain debt financing, a substantial portion of our operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for our business activities.  Our efforts to raise additional funds from the sale of equity may be hampered by the fact that our securities are illiquid and are subject to restrictions on transfer. Sales of equity securities could also  result in additional substantial dilution to the current holders of our Class A units.

Even if we are successful in obtaining the resources necessary to refinance our current credit arrangements and to meet our short-term working capital needs, our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.  We cannot assure you that we will generate cash flow from operations sufficient to fund our business needs in the future.  We also cannot assure you that we will be able to correspondingly reduce our need for capital with any declines in our income from operations, whether through implementing cost savings and operating improvements, or that we will increase net sales growth to a level sufficient to support our business, if at all.

Market prices of wholesale liquid eggs and the further processed egg products we produce are volatile and changes in these prices can adversely impact our results of operations.

Our operating results are significantly affected by wholesale liquid egg market prices, which fluctuate widely and are outside of our control. Small increases in production or small decreases in demand can have a large adverse effect on the price to our customers of our liquid egg products.  Over the last several years, egg prices and demand for liquid egg have both increased and decreased, due to a variety of factors such as decrease in production of eggs due to facilities closures, the outbreak of poultry disease, and consumer preference for high protein/low carbohydrate diets.  Even though increases in production or decreases in may result in disproportionate adverse impact on liquid egg prices, we may not be able to correspondingly adjust our production, expenses or prices to our customers to mitigate the impact of the decline in liquid egg prices.   In addition, many further processed liquid egg products are priced in relation to liquid egg prices, and the premium over the liquid egg price does not necessarily increase or decrease at the same time or in the same proportion as the underlying price of liquid eggs.  The volatility of liquid egg prices and our inability to timely anticipate and respond to changes in liquid egg pricing or manage the spread risk of processed egg products can have a material adverse effect on our future results of operations and financial condition.

Changes in consumer demand for liquid eggs can negatively impact our business.

Demand for liquid eggs has increased in recent years as a result of a number of factors. We believe that increased fast food restaurant consumption, favorable reports from the medical community regarding the health benefits of liquid eggs, reduced liquid egg cholesterol levels, and industry advertising campaigns have all contributed to the increase in liquid egg demand.  However, there can be no assurance that the demand for liquid eggs will not decline in the future. Adverse publicity relating to health concerns and changes in the perception of the nutritional value of liquid eggs, could adversely affect demand for liquid eggs, which would have a material adverse effect on our future results of operations and financial condition.

Feed costs are volatile and changes in these costs can adversely impact our results of operations.

Feed costs represent a significant element of our liquid egg production cost, equating to approximately 25% of total annual cost in the last fiscal year. Although feed ingredients are available from a number of sources, we have little, if any, control over the prices of the ingredients that we purchase, which are affected by various demand and supply factors and have experienced significant fluctuations in the past.  Increases in feed costs will have a material adverse effect on the results of our operations.

Our sales will decline and our business will be materially harmed if there is any loss of any significant customer or any reduction, delay or cancellation of orders from any significant customer.

During 2007 and 2008 we derived more than 10% of our revenue from Cargill Kitchen Solutions and Michael Foods, who represented 8% and 18% of our revenues for fiscal year 2008, respectively, and 12%, and 19% of our revenues for fiscal year 2007, respectively.  During 2006, we derived more than 10% of our revenue from Primera Foods, Sunny Fresh Foods, and Michael Foods, who represented 14%, 23%, and 31% of our revenues for fiscal year 2006, respectively.  The loss of these customers or any other large customer could have a negative impact on our operating results.  While we would attempt to replace the lost sales through other customers, we cannot be certain that we would be able to replace any lost sales.  Our customers could cease buying our products from us at any time and for any reason.  The loss of any major customer would disrupt distribution of our products and result in a loss of revenue.  If a significant number of our customers cease purchasing products from us, our business would be materially and adversely harmed.  Further, any significant reduction or delay in the historical level of orders from our customers or cancellation of orders from any significant customer would have a negative impact on our operating results.

Failure to comply with applicable governmental regulations, including environmental regulations, could harm our operating results, financial condition and reputation.

We are subject to federal and state regulations relating to grading, quality control, labeling, sanitary control and waste disposal. As a fully-integrated liquid egg producer, our liquid egg facilities are subject to United States Department of Agriculture (the “USDA”), and Food and Drug Administration (the “FDA”), regulation and various state and local health and agricultural agencies. Our liquid egg processing facilities are subject to continuous USDA inspections. Our feed production facilities are subject to FDA regulation and inspections.

Our operations and facilities are also subject to various federal, state and local environmental, health and safety laws and regulations governing, among other things, the generation, storage, handling, use, transportation, disposal and remediation of hazardous materials. Under these laws and regulations, we are also required to obtain permits from governmental authorities, including, but not limited to wastewater discharge permits.

If we fail to comply with any applicable law or regulation or permit, or fail to obtain any necessary permits, we could be subject to significant fines and penalties or other sanctions, our reputation could be harmed and our operating results and financial condition could be materially and adversely affected.  In particular, the resolution of the notices of violation issued against us by the Iowa Department of Natural Resources relating to the wastewater treatment facility at our Thompson, Iowa facility have resulted in fines and expense.  In addition, because these laws and regulations are becoming increasingly more stringent, there can be no assurances that we will not be required to incur significant costs for compliance with such laws and regulations in the future.

Our business is highly competitive.

The production and sale of liquid egg products is intensely competitive. We compete with a large number of companies that may prove to be more successful than we are in marketing and selling products. We cannot assure you that we will be able to compete successfully with any or all of these companies, some of whom have greater marketing, financial, development and personnel resources than we do.

In addition, increased competition could result in price reductions, greater cyclicality, reduced gross profit margins and loss of market share and could require increased spending by us on product research and development, sales and marketing support, which would negatively affect our business, results of operations and financial condition.

Agricultural risks could harm our business.

Our liquid egg production activities are subject to a variety of agricultural risks. Unusual or extreme weather conditions, disease and pests can materially and adversely affect the quality and quantity of liquid eggs we produce and distribute. If a substantial portion of our production facilities are affected by any of these factors in any given quarter or year, our business, financial condition and results of operations could be materially and adversely affected.

If we do not maintain adequate supply of eggs or if we fail to adequately forecast demand, the likely resulting delays in delivering products to our customers would damage our business.

We do not maintain a significant inventory of liquid egg product.  We forecast production based on past sales and our estimates of future demand.  In the event that we significantly underestimate our needs or encounter an unexpectedly high level of demand for our liquid egg product or we are unable to produce liquid egg product in a timely manner, we may be unable to fill our product orders on time which could harm our reputation and result in reduced sales.

Outbreaks of disease affecting poultry could reduce our ability to produce our liquid egg product and reduce sales.

The productivity and profitability of our business depends upon the health of hens (“layers”) that produce our eggs and disease control among the population of our layers.

We face the risk of outbreaks of poultry diseases, such as Newcastle disease and avian influenza (also known as “bird flu”), which could lead to the destruction of our poultry flocks without compensation. Because these diseases can be highly contagious and destructive, any such outbreak of disease could result in the widespread destruction of infected flocks. Destruction of any part of our flocks could result in a decreased supply of layers and eggs, which could reduce our sales and profit margin, as well as result in increased expense to replace the destroyed infected flocks and to contain the poultry disease.  Additionally, our business may be adversely impacted if public concerns about the poultry diseases led consumers in the United States to reduce their consumption of eggs and egg products generally or reduce their consumption of our liquid egg products in response to any outbreak of disease among our flocks.

Product liability claims or product recalls could adversely affect our business reputation and expose us to increased scrutiny by federal and state regulators.

The sale of food products for human consumption involves the risk of injury to consumers and the sale of animal feed products involves the risk of injury to those animals as well as human consumers of those animals. Such hazards could result from:

•                  tampering by unauthorized third parties;

•                  product contamination (such as listeria, e. coli. and salmonella) or spoilage;

•                  the presence of foreign objects, substances, chemicals, and other agents; or

•                  improperly formulated products which either do not contain the proper mixture of ingredients or which otherwise do not have the proper attributes.

Most of the products that we sell are integrated into products sold by third parties and such third parties may not have adequate quality control standards to assure that such products are not adulterated, misbranded, contaminated or otherwise defective.  We may be subject to claims made by consumers as a result of products manufactured by these third parties.

Consumption of our products may cause serious health-related illnesses and we may be subject to claims or lawsuits relating to such matters.  An inadvertent shipment of adulterated products is a violation of law and may lead to an increased risk of exposure to product liability claims, product recalls and increased scrutiny by federal and state regulatory agencies. Such claims or liabilities may not be covered by our insurance or by any rights of indemnity or contribution which we may have against others in the case of products which are produced by third parties. In addition, even if a product liability claim is not successful or is not fully pursued, the negative publicity surrounding any assertion that our products caused illness or injury could have a material adverse effect on our reputation with existing and potential customers and on our brand image. If we determine to recall any of our products, we may face material consumer claims.

Special interest groups can have adverse impacts on the industry’s reputation.

Changing consumer expectations with regard to treatment of animals and animal effluent may result in unfavorable publicity for participants in the industry who do not meet the demands of activists.  The unfavorable publicity may adversely affect the entire industry regardless of the practices of any particular producer.  Furthermore, the potential for being singled out by special interest pressure groups may increase, diverting management time and attention and having an adverse impact on sales, operations, and returns to unitholders.

There is no public market for our Class A units and no public market is expected to develop.

There is no established public trading market for our Class A units, and we do not expect one to develop in the foreseeable future. To maintain our partnership tax status, we do not intend to list the units on any stock exchange or automatic quotation system such as the Nasdaq Stock Market. As a result, unitholders may have to hold their Class A units for an indefinite period of time because they may not be able to readily resell their units.  Further, even if a unitholder is able to sell the Class A units, the unitholder may not be able to sell at a price equal to the unitholder’s investment or a price that is otherwise attractive to the unitholder.

The Class A Units are subject to significant restrictions on transfer.

The ability to transfer our Class A units is restricted by our Limited Liability Company Agreement.  Members wishing to transfer their Class A units will be required to obtain the prior consent of our board of managers before making any transfer of the Class A units. As a result of our analysis of strategic alternatives and subsequent execution of the purchase agreement with Rembrandt, since April of 2008 our board of managers has suspended the approval for transfers. Transferability of units is restricted in part to ensure that we are not deemed a “publicly traded partnership” and thus taxed as a corporation. As a result, unitholders may have to hold their Class A units for an indefinite period of time because they may not be able to readily resell their units.

Our ability to issue additional Class A units or other classes of units and the conversion of other classes of units to Class A units may dilute or otherwise limit your voting or economic rights or have the effect of preventing a change in control.

Our board of managers has the ability to issue an unlimited number of additional Class A units or units of other classes. The board of managers also has the ability to establish the designations, powers, preferences, rights, qualifications, limitations or restrictions of any additional class of units, and to alter the relative economic rights of units.  Such rights, powers, preferences and privileges may be greater than those associated with the Class A units.  In addition, the certificate of designation for the Company’s Class A Convertible Preferred Units provides for conversion of those units into Class A Common Units.  Issuances of additional units may have the effect of diluting or otherwise limiting the voting or economic rights of holders of Class A units, particularly if the units are issued on more favorable terms than the Class A units.  Issuance of additional classes of units may also have the effect of preventing changes in control of the Company, even if such change in control would be beneficial to holders of Class A units.

Future sales of shares of our units in the public market may negatively affect our Class A units’ value.

Future sales of our Class A units, Class B units or any other newly-created class of membership units, or the perception that these sales could occur, could have a significant negative effect on the value of our Class A units.  In addition, issuances of additional Class A units could decrease future distributions to holders of Class A units, if any, and could depress the market value of our Class A units.  Dilution and potential dilution, and the possibility of additional issuances and sales of our Class A units, Class B units or other classes of units may negatively affect both the value of our Class A units and the liquidity of our Class A units.

We are dependent on key personnel.

Our future success depends, in significant part, upon the continued service and performance of our senior management and other key personnel, in particular Dana Persson, our Chief Executive Officer, Robert A. Harrington, our Chief Operating Officer, and Thomas A. Powell, our Chief Financial Officer. The loss of the services of Messrs. Persson, Harrington, or Powell could impair our ability to effectively manage our Company and to carry out our business plan. While we have an employment agreement with each of Messrs, Persson, Harrington, and Powell, either party may terminate the executive officer’s employment at any time with or without cause. The other members of our management team also have significant experience with our Company and in our industry. We may face particular challenges in retaining members of management while the transaction with Rembrandt is pending, given the uncertainty around the transaction generally and any actual or perceived uncertainty around their on-going role with the Company if the transaction is completed.  The loss of any member of our senior management could likewise impair our ability to effectively manage our company and carry out our business plan.  We do not carry key person life insurance on any of our executive officers.

In addition, competition for skilled employees in our industry is intense. Our future success also depends on our continuing ability to attract, retain and motivate highly qualified managerial, operations and sales personnel.  Our inability to retain or attract qualified personnel could have a significant negative effect and materially harm our business and financial condition.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and, in particular, Section 404 of that Act relating to management certification of internal controls and the regulations of the Securities and Exchange Commission, have required an increased amount of management attention and external resources and have caused delays in our periodic filings.  The investments needed for us to attempt to comply with evolving corporate governance and public disclosure standards may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities, and our failure to comply with these standards could lead to adverse regulatory action.

Litigation Matters.

The Company has been involved in a number of legal proceedings in recent months.  Those actions and proceedings are described on page [*] in “Information about GOE – Legal Proceedings” in this proxy statement.  Please review those materials for a detailed understanding of the Company’s current position with respect to such legal proceedings.  Any adverse determination in any of the legal proceedings could have a material, adverse impact on the Company and its unitholders.  In particular, the status of any legal proceedings could impact any decisions made by the board of managers with respect to distribution of the proceeds of the proposed transaction with Rembrandt.

SELECTED FINANCIAL INFORMATION OF GOE

The following table sets forth selected financial data of Golden Oval Eggs, LLC. The information presented as of and for the fiscal years ended August 31, 2008, 2007, 2006, 2005, and 2004 is derived from our financial statements, which have been audited by Frost PLLC, our independent auditors.  The selected financial data for the quarter ended November 30, 2008 is unaudited.

You should read the financial data presented below along with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as the financial statements and related notes included at the end of this proxy statement.

Golden Oval Eggs, LLC

Selected Financial Data

(in thousands, except unit and per unit data)

	Fiscal Quarter Ended	Fiscal Year Ended
	Nov. 30, 2008	2008	2007	2006	2005	2004
Income Statement Data:
Revenues, net	$52,397	$218,046	$198,277	$93,638	$63,196	$83,543

Cost of goods sold	48,142	195,111	183,367	79,851	52,118	50,693

Gross profit	4,255	22,935	14,910	13,787	11,078	32,850
Operating expenses	4,461	22,036	20,919	9,734	7,677	9,749

Income loss from operations	(206)	899	(6,009)	4,053	3,401	23,101
Interest expense	1,724	(8,862)	(10,026)	(3,835)	(6,385)	(2,732)
Non-controlling interest in income of consolidated entities	11	(97)	(16)	42	(103)	(41)
Other income	1,305	927	878	805	750	513
Forgiveness of debt		17,000	—	—	—	—
Income (loss) before income tax expense (benefit)	(614)	9,867	(15,173)	1,065	(2,337)	20,841
Income tax expense (benefit)	—	8	—	2	(378)	2,926

Net income (loss)	$(614)	$9,859	$(15,173)	$1,063	$(1,959)	$17,915
Basic weighted average members’ units outstanding	5,496,782	5,456,358	5,423,218	4,811,023	4,581,762	4,581,762

Diluted weighted average members’ units outstanding	6,214,066	5,933,995	5,423,218	4,811,023	4,581,762	4,581,762

Basic net income (loss) per members’ unit	$(.11)	$1.82	$(2.80)	$0.22	$(0.43)	$3.91
Diluted net income (loss) per members’ unit	$(.11)	$1.67	$(2.80)	$0.22	$(0.43)	$3.91

Distributions per members’ unit	$—	$—	$—	$—	$—	$4.22

	Fiscal Quarter Ended	Fiscal Year Ended
	Nov. 30, 2008	2008	2007	2006	2005	2004
Balance Sheet Data:
Current assets	$40,879	45,374	$38,684	$32,936	$17,992	$25,926
Property, plant and equipment	56,495	57,789	68,205	79,829	69,614	55,143
Other assets	38,429	38,801	43,489	45,235	3,339	6,396

Total assets	$135,803	$141,964	$150,378	$158,000	$90,945	$87,465

Current liabilities	$93,996	$99,543	$43,034	$26,169	$13,523	$24,360
Long-term debt, less current maturities	6,347	6,420	84,727	94,257	46,546	30,335

Total owners’ equities	$34,460	$36,001	$22,617	$37,574	$30,876	$32,770

	Fiscal Quarter Ended	Fiscal Year Ended
	Nov. 30, 2008	2008	2007	2006	2005	2004
Basic weighted average members’ units outstanding	5,496,782	5,456,358	5,423,218	4,811,023	4,581,762	4,581,762
Diluted weighted average members’ units outstanding	6,214,066	5,933,995	5,423,218	4,811,023	4,581,762	4,581,762
Basic book value per member unit	$6.27	$6.60	$4.17	$7.63	$6.73	$7.15
Diluted book value per member unit	$5.55	$6.07	$4.17	$7.63	$6.73	$7.15

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

The special meeting of the members of Golden Oval Eggs, LLC will be held at the Holiday Inn Downtown, in Mankato, Minnesota, on       , March   , 2009, at 4:00 p.m. local time.

Matters for Consideration

At the special meeting, the Company’s members will be asked:

1.               To consider and vote upon a proposal to adopt and approve the purchase agreement and approve the transactions contemplated thereby with such modifications or waivers as the board of managers may determine to be in the best interests of the Company and its unitholders;

2.               To consider and vote upon a proposal to amend the Company’s Certificate of Formation to change the Company’s name from “Golden Oval Eggs, LLC” to “The New Midwest Company LLC” effective upon the closing of the proposed transaction with Rembrandt; and

3.               To grant the persons named as proxies discretionary authority to vote to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of the approval and adoption of the purchase agreement and approval of the proposed transaction.

Recommendation of the Company’s Board of Managers

The Company’s board of managers has determined that the purchase agreement is advisable and in the best interests of the Company and its unitholders and unanimously recommends that members vote “FOR” approval of the purchase agreement and the proposed transaction, “FOR” approval of the change of the Company’s name upon the closing of the proposed transaction and “FOR” the adjournment proposal, if the adjournment proposal is necessary.

Record Date; Units Entitled to Vote

Persons who are the Company’s members at the close of business on the record date of February 28, 2009, are entitled to notice of and vote at the special meeting. As of the record date, there were 6,308,708 Class A units outstanding that were eligible to vote and held by approximately 692 members of record.

Voting Power of Class A Units

A member holding Class A units is entitled to one vote for each such unit held by the member. By way of example, a member holding 1,000 of the Company’s Class A units is entitled to 1,000 votes in matters for which Class A units may be voted.

Quorum; Vote Required

In order to conduct business at the special meeting, a quorum must be present. The holders of 20% or more of the voting power of the Class A units issued and outstanding on the record date, present in person or represented by proxy at the special meeting, constitutes a quorum under the Company’s Limited Liability Company Agreement. The Company will treat Class A units represented by a properly signed and returned proxy, including abstentions, as present at the meeting for purposes of determining the existence of a quorum.

Proposal No. 1, to approve the purchase agreement and the proposed transaction, requires the affirmative vote of a majority of the Company’s Class A units outstanding and eligible to vote whether or not present at the meeting (one vote per Class A unit), voting together as a single class.

Proposals No. 2 and No. 3 require the affirmative vote of a majority of the votes cast by GOE’s members present at the meeting, either in person or by proxy, with one vote for each Class A unit held.

Unit Ownership of Management

As of the record date, the current members of the board of managers and the executive officers of the Company and their affiliates collectively owned 237,326 Class A units eligible to vote, which represents approximately 3.8% of the Class A units eligible to vote at the special meeting. In addition, as of the record date Land O’Lakes, Inc. owned 1,577,842 Class A units, representing approximately 25.0% of the Class A votes.

Voting in Person

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. However, because plans can change, you should submit your completed proxy card in advance even if you plan to attend the special meeting. You can always change your vote at the special meeting.

Your vote is important. Because approval and adoption of the purchase agreement and the proposed transaction contemplated by the purchase agreement require the affirmative vote of a majority of the Company’s outstanding Class A units, a failure to vote will have the same effect as a vote against the proposal.  Accordingly, please complete, sign, date and return the enclosed proxy card by mail, fax or by hand delivery to the Company whether or not you plan to attend the special meeting in person.

Voting of Proxies

As further described in the instructions to the enclosed proxy card, in addition to attending the special meeting and voting in person, you may vote using any of the following methods:

•      by mail, by completing, signing and dating the enclosed proxy card and returning it in the envelope provided;

•      by fax, by completing, signing and dating the enclosed proxy card and faxing it to (320) 329-8136; or

•      by physical delivery¸ by completing, signing and dating the enclosed proxy card, sealing it in the envelope provided and physically delivering it to the Company or a Company officer or manager.

Class A units held by members represented by a properly signed and dated proxy submitted in person, by mail, or by facsimile may be voted at the special meeting in accordance with the instructions indicated on the proxy. Proxies that are properly signed and dated but that do not contain voting instructions will be voted “FOR” Proposal No. 1, “FOR” Proposal No. 2 and “FOR” Proposal No. 3. The proxy holder may vote the proxy in its discretion as to any other matter that may properly come before the special meeting.

How to Revoke a Proxy

If you submit a proxy, you may revoke it at any time before it is voted by:

•      delivering to the Company’s Vice President of Investor Relations a written notice, dated later than the proxy you wish to revoke, stating that the proxy is revoked;

•      submitting to the Company’s Vice President of Investor Relations a new, signed proxy with a date later than the proxy you wish to revoke; or

•      attending the special meeting and voting in person.

You should send any notice of revocation or your completed new proxy card, as the case may be, to the Company at the following address:

Golden Oval Eggs, LLC

1800 Park Avenue East

Renville, Minnesota 56284

Attention:  Vice President of Investor Relations

Fax: (320) 329-8136

Solicitation of Proxies and Expenses

The Company will pay its own costs of soliciting proxies for the special meeting. Certain of the Company’s officers and employees may solicit proxies on behalf of the Company, without additional remuneration, by telephone, facsimile, electronic mail, telegraph and in person.

Assistance

If you have questions about or need assistance in completing or submitting your proxy card, please contact the Company at the following address and telephone number:

Golden Oval Eggs, LLC

1800 Park Avenue East

Renville, Minnesota 56284

(877) 767-5044

PROPOSAL 1 – APPROVAL OF THE PROPOSED TRANSACTION WITH REMBRANDT

THE PROPOSED TRANSACTION

Background of the Proposed Transaction

On June 30, 2006 the Company consummated its acquisition of the egg processing division of Moark, LLC.  The transaction doubled the revenues of the Company as it sought to achieve a long standing objective of entering the further processed value added segments of the egg industry.  The acquisition required the Company to procure eggs and liquid from outside suppliers, as no additional laying hens were included in the purchase.

Concurrently with the completion of the acquisition, agricultural markets entered a period of increased volatility.   At the same time the Company was investing to move into further processed and value added product lines, the selling prices of the products produced and the cost of procuring the feed, eggs and liquid to manufacture all began to vary widely from historical norms.

The acquisition also coincided with a general period of volatility in agricultural markets in general, as corn, soybean and other agricultural commodities experienced large price movements in short periods of time.  Finally, credit markets began to exhibit volatility not seen in many years, resulting in a tightening of lending standards.

On July 11, 2007, the Company met with its senior secured lenders and indicated that it was unlikely that it would meet the original projections underlying the credit agreement despite strenuous efforts to control spending and adapt to increased volatility.  The Company was unable to generate cash sufficient to reduce its outstanding principal according to the original plan, although total debt was stabilized and all interest payments were being made. On the same day, the Company met with its subordinated lender to convey the same message.  The senior lenders indicated to us that leverage, or the ratio of debt to equity, was too great, and indicated their desire for the Company to find ways to reduce its overall indebtedness.

On September 19, 2007, as an outcome of various discussions with its lenders, the Company retained Greene, Holcomb & Fisher, LLC, (GHF), a Minneapolis based mid-market investment bank, to prepare an analysis of the Company’s strategic alternatives.  For providing services relating to evaluation of strategic alternatives, GHF was paid a cash retainer upon execution of the engagement, a monthly retainer during its term of engagement and a fee upon delivery of its evaluation of strategic alternatives.

The position of our lenders was formalized in the second amendment to our Amended and Restated Credit Agreement, entered into on October 19, 2007, which required us to consider and pursue a strategic transaction, such as a sale of all or substantially all of the Company’s assets, to provide the Company with funds to repay its indebtedness.

Between the Company’s engagement of GHF and the end of November, 2007, GHF undertook industry, financial, management and operational due diligence relative to an analysis of potential strategic alternatives for the Company. For this purpose, GHF relied upon information and estimates furnished by management of the Company and publicly available information, and did not independently verify such information.  At a meeting of the board of managers held on November 30, 2007, GHF presented its analysis of strategic alternatives available to the Company in light of its then current financial condition and operating environment and short term and long term objectives of its management. The alternatives reviewed included maintaining the Company as an independent company while successfully executing on its business plan, a sale of the Company, sale of selected groups of assets of the Company, a minority investment in the Company, and refinance or restructuring of Company senior debt. GHF presented various advantages and disadvantages of each identified alternative.  Its analysis indicated that financial markets might not be receptive to an offering of additional equity interests or a sale of the Company at valuations believed to be favorable to the Company or its unitholders that would be acceptable to current Golden Oval unitholders, and that the more favorable near-term options from a financial point of view appeared to be for the Company to continue in its attempts to improve its financial performance and to refinance or restructure its debt.  Once performance improved, and leverage was reduced, then the range of financial options, such as selling the entire Company, sale of selected groups of assets, or various other alternatives could result in more favorable outcomes.

In addition (and as an alternative to) evaluating strategic alternatives with GHF, during the fourth quarter of 2007 our management separately engaged in negotiations with a new lender for a credit facility that would replace our existing credit facility.  On December 13, 2007, we received a commitment letter from this new lender.  The commitment was for $105 million to be used to retire all of our existing indebtedness under our current Credit Agreement and replace the Credit Agreement with new debt facilities on terms we believed were more favorable to us.  Specifically, the new facility included (1) an $80 million term loan and (2) a $25 million revolving line of credit.  The length of the loan agreement was for six years from closing, which was anticipated to be in the first calendar quarter of 2008.  Importantly, the principal repayment schedule was significantly improved, from approximately $8.3 million per year under the existing credit arrangement to $0.8 million per year with a balloon at the end. Closing of this new financing was subject to a number of conditions, including completion, to its satisfaction, of the new lender’s diligence process and the Company’s ongoing financial performance meeting certain criteria.  Due to a reduction in financial performance in the second fiscal quarter of fiscal 2008, on February 28, 2008, the agreement expired without closing as the Company was unable to meet the conditions of closing, in particular those pertaining to financial performance.

On February 11, 2008, the Company retained GHF on an exclusive basis to furnish additional financial advisory services in connection with pursuit of strategic alternatives previously identified, including raising capital through a private placement of debt and/or equity or a sale of all of the Company or selected assets.  For providing these services, GHF was entitled to a monthly retainer during the term of its engagement and a fee equal to a percentage of transaction consideration which varies depending on the transaction and is contingent on its consummation. GHF was also paid a fixed fee in connection with the Land O’Lakes debt restructuring.

Between February 11, 2008 and April 22, 2008, GHF worked with the Company to prepare to market the Company to potential investors and buyers.  This process included preparation of a confidential information memorandum about the Company as well as a confidentiality agreement to be executed by potential investors and buyers.

On April 22, 2008, GHF began marketing the Company to potential strategic and financial investors and prospective buyers (“potentially interested persons”).  The list of potentially interested persons had been previously reviewed and approved by the Company’s board of managers.  Of the 173 potentially interested persons contacted by GHF, 76 executed confidentiality agreements and received a confidential information memorandum.  The Company’s board of managers was actively involved in the initial conversations with the potentially interested persons, in particular in discussions with potential buyers.

Between May 15, 2008 and June 6, 2008, GHF sent process letters to the potentially interested persons that had executed confidentiality agreements requesting that they provide preliminary indications of interest.  By June 20, GHF had received eight preliminary indications of interest.  Seven indications were for a transaction to acquire the whole Company, while one was for a transaction to acquire a portion of the Company.  In early July 2008, the Company received one additional preliminary indication of interest, which was for a transaction to purchase a portion of the Company.

On June 24, 2008 the Company’s Board of Managers held a conference call meeting to discuss the strategic process. GHF provided an update on the process, including the preliminary indications of interest received to date. The board authorized the Company and GHF to continue with the process and instructed GHF to allow six parties of the nine parties who had provided indications of interest to continue in the process while eliminating three.  Between June 12, 2008 and July 24, 2008, members of the Company’s management team met with the six remaining potential buyers.  All six were provided access to the on-line data room, which contained significantly more information about the Company than was set forth in the confidential information memorandum.

On August 6, 2008, GHF sent process letters to each of the six remaining parties requesting final non-binding written offers.

By August 25, 2008 GHF had received final non-binding written offers from five parties.  One of the six parties that had made a preliminary offer declined to participate further in the process.  Of the five offers received, three were to purchase the whole Company and two were to purchase portions of the Company. Given the need to generate capital sufficient to pay off or otherwise satisfy its existing lenders, the Company focused on the offers to purchase the whole Company, which represented materially higher purchase prices than the two offers to purchase portions of the Company.

Of the three offers to purchase the whole Company, all were cash offers that did not require seller financing or the Company’s retention of any equity interest.  One of the offers had a financing contingency, lowering the certainty of closing any such transaction.  One offer was substantially less than the others, but had an absolute certainty of closing and required only very limited Company representations and warranties, in addition to promising a very quick close.  On the other two bids, the cash at closing was within 5%, before taking into account differing terms, making direct comparisons difficult.  When analyzing the two higher offers, GHF and the Company noted that, while one party’s offer was higher than the other in terms of aggregate purchase price, that offer contained a number of provisions that deferred until after closing, and made contingent, payment of a portion of the purchase price through escrows for post closing working capital adjustments and breaches of representations and warranties.  The other party’s offer did not defer any payment, paying all of the cash purchase price at closing, but with a financing contingency.  GHF and the Company determined that the higher value two competing offers would result in a similar amount of cash to the Company at closing.

On August 26, 2008, the Company’s board of managers held a meeting where GHF presented the three offers under consideration, and there was discussion about the relative merits of each, including the cash proceeds that would ultimately be available to distribute to the Company’s unitholders and the likelihood of each transaction to reach a closing.  The board also discussed the possibility of a recapitalization of the Company involving the issuance of subordinated debt, but that possibility was not pursued because the analysis indicated no clear advantage to unitholders over the sale of the Company.  The board instructed GHF to negotiate with the parties interested in acquiring the entire Company.  The board instructed GHF to attempt to increase the proposed consideration to be paid and improve the financial terms and conditions of all three offers.

During late August and early September 2008, each of the parties separately conducted additional due diligence, including meeting with Company management at the Company’s headquarters in Renville, Minnesota.  Also during this time, GHF communicated to each party that its offer was insufficient and would need to be increased or modified.

On September 3, 2008, the Company received a revised offer from one of the parties that did not improve its previously proposed  aggregate purchase price, but did reduce the amount of the aggregate purchase price that would be withheld at closing and placed in escrow to cover potential breaches of representations and warranties.  On September 4, 2008, the Company received a revised offer from the other competitive party which improved its proposed purchase price.

On September 5, 2008, an analysis was prepared that illustrated, among other things, that the respective revised offers from the two remaining parties would result in nearly identical cash proceeds available for distribution to the Company’s unitholders at closing, but that one offer would result in potential additional proceeds if the escrow and working capital holdback were ultimately paid to the Company and distributed to its members.

Also on September 5, the Company held conversations with Rembrandt where the Company communicated to Rembrandt that its current offer was insufficient and that certain of its terms left its offer at a disadvantage compared to the other offer.  On September 5, 2008, Rembrandt verbally agreed to raise its offer to $126 million and make certain other concessions regarding representations and warranties (though the parties agreed that representations and warranties would survive the closing).

During the week of September 8, 2008, Rembrandt and the Company, and their respective legal counsel, engaged in negotiations over a proposed Letter of Intent for Rembrandt to acquire the Company’s business assets for $126 million.

On September 10, 2008, the Company’s board of managers met to discuss the proposed transaction.  Based on the board’s conclusion that a sale of the Company’s business assets to Rembrandt was the best alternative for the Company from a financial point of view among the proposals received by GHF, the board unanimously authorized and directed the Company’s management to execute the Letter of Intent upon reaching consensus on the remaining issues, which principally involved non-competition agreements, representations and warranties and working capital guarantees.

The Company and Rembrandt executed the Letter of Intent on September 12, 2008.  The terms of the Letter of Intent provided that Rembrandt would purchase substantially all of the assets of the Company and its affiliates, GOEMCA, GOECA, and Midwest.  The Letter of Intent contained a purchase price of $126 million, subject to certain adjustments.   At the closing, the Company would receive $123.5 million, as adjusted under the terms of the definitive asset purchase agreement.  Within ten days after the completion of the working capital adjustment, the Company would receive $2.5 million, as adjusted after the computation of the working capital.  Up to $1 million of consideration was to be deducted for non-competition agreements to Company employees not hired by Rembrandt.

The Letter of Intent provided a 60 day exclusivity period in order for Rembrandt to complete its due diligence and for the parties to negotiate final binding agreements.

During the three months following September 12, 2008, Rembrandt conducted extensive diligence on the Company and its operations.  In addition, during that time period, the Company and Rembrandt negotiated over the terms of the purchase agreement.    Negotiations were complicated by the Company’s need to include certain key provisions arising from the its public reporting status and the board’s fiduciary duties that arise from that status, which were at odds with many provisions sought by the acquirer, which is a private company.

The parties met in person for negotiations between October 28, 2008 and October 31, 2008 at the offices of Stoel Rives LLP (“Stoel Rives”), the Company’s legal counsel.  The parties engaged in extensive negotiations and discussions regarding business and legal issues.  The business issues included environmental matters at the Thompson, Iowa facility and the status of the DOJ antitrust investigation and attendant civil complaints.   The legal issues included the Company’s need to add “fiduciary-out” language to the purchase agreement that would give the Company’s board of managers the right to terminate the purchase agreement if it received a better offer and the related termination fee.  The parties also negotiated over the scope of the representations and warranties, covenants, and the closing conditions to the transaction.  As a result of the negotiations, the parties agreed that the representations and warranties would terminate at the closing and the language providing for an adjustment to the purchase price for the non-competition agreement payments of up to $1 million would be removed, in exchange for a reduction in the base purchase price from $126 million to $123.75 million. Rembrandt also agreed to accept language regarding the fiduciary-out and to carve back the representations and warranties in a few areas.

After the in-person negotiations, the parties continued to exchange drafts of the purchase agreement and negotiate the remaining business and legal issues.  In early December, the Company delivered a draft of its disclosure schedules to Rembrandt.  Rembrandt subsequently revised the Company’s disclosure schedules.

GOE’s board of managers determined that it wanted a third party that had not been advising the board of managers to provide the fairness opinion.  The board of managers selected KeyBanc Capital Markets, Inc. (“KeyBanc” or “KBCM”) based on KeyBanc’s experience and expertise in the food processing industry and working with public and public reporting companies.  On December 3, 2008, KBCM delivered to GOE’s board of managers its oral opinion, subsequently confirmed in writing, that, as of the date of its opinion, based upon and subject to the assumptions, limitations and qualifications contained in its opinion, and other matters KBCM considers relevant, the consideration of $123.75 million in cash, subject to certain adjustments, to be received by GOE was fair, from a financial point of view.

At the December 3, 2008 meeting, the board of managers unanimously approved the purchase agreement and disclosure schedules as presented at the meeting.  The board of managers authorized Dana Persson as Chief Executive Officer to negotiate changes and execute the purchase agreement, provided that he would report to the board any substantial changes to documents prior to signing.

On December 15, 2008, the Company and Rembrandt signed the purchase agreement.  In the afternoon of December 15, 2008, the Company issued a press release announcing that it had reached an agreement to sell all of the Company’s business assets to Rembrandt for a cash purchase price of $123.75 million, subject to closing adjustments.  Also on December 15, 2008, the Company sent a letter to its unitholders announcing the execution of the purchase agreement with Rembrandt.

Recommendations of the Company’s Board of Managers

For the reasons and based upon the process described above, the Company’s board of managers has unanimously determined that the terms of the proposed transaction are advisable, fair to and in the best interests of GOE and its members.  Accordingly, the Company’s board of managers recommends that you vote “FOR” the adoption and approval of the purchase agreement and approval of the proposed transaction with Rembrandt.

Reasons for the Proposed Transaction

In reaching its decision to approve the purchase agreement and the proposed transaction and to recommend that our members approve and adopt the purchase agreement, the Company’s board of managers consulted with management and its legal advisors.  These consultations included discussions regarding the Company’s strategic business plan, the Company’s past and current business operations and financial condition, the Company’s future prospects and the implications of the proposed transaction with Rembrandt.  The Company’s board of managers also consulted with KBCM, its investment banker, as to the fairness, from a financial point of view, to the Company of the proposed transaction consideration, and with Stoel Rives LLP, the Company’s legal counsel, regarding the terms of the purchase agreement and related matters.

Opinion of KeyBanc Capital Markets, Inc. to GOE’s Board of Managers

KBCM was asked by GOE’s board of managers to render an opinion to GOE’s board of managers as to the fairness, from a financial point of view, of the consideration to be received by GOE in the proposed transaction.

On December 3, 2008, KBCM delivered to GOE’s board of managers its oral opinion, subsequently confirmed in writing, that, as of the date of its opinion, based upon and subject to the assumptions, limitations and qualifications contained in its opinion, and other matters KBCM considers relevant, the consideration of $123.75 million in cash, subject to certain adjustments, to be received by GOE was fair, from a financial point of view.

The full text of the written opinion of KBCM is attached to this proxy statement as Appendix B and incorporated into this proxy statement by reference.  GOE urges you to read that opinion carefully and in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review undertaken in arriving at the opinion.

KBCM’s opinion is for the information and assistance of GOE’s board of managers and is limited only to the consideration to be received by GOE and does not address the fairness of any other aspect of the proposed transaction and does not address GOE’s underlying business decision to effect the proposed transaction or any other terms thereof.  KBCM’s opinion does not constitute a recommendation to any owner of the equity of GOE as to how such owner should vote at any meeting held in connection with the proposed transaction.  In addition, KBCM’s opinion does not express any opinion as to the fairness of the amount or the nature of the compensation now paid or to be paid to any of GOE’s officers, managers, or employees, or class of such persons, relative to the compensation to GOE.

The consideration to be received by GOE in the proposed transaction was determined in arm’s-length negotiations between GOE and Rembrandt and not by KBCM.  KBCM did not recommend the consideration to be paid in the proposed transaction.  The consideration was determined in negotiations among the parties to the purchase agreement, in which KBCM did not advise GOE’s board of managers.

No restrictions or limitations were imposed by the Company’s board of managers on KBCM with respect to the investigations made or the procedures followed by KBCM in rendering its opinion.

In rendering its opinion, KBCM reviewed, among other things:

1.               a draft of the purchase agreement dated November 26, 2008, which KBCM understood to be in substantially final form;

2.               certain publicly available information concerning GOE, including the Annual Reports on Form 10-K of GOE for each of the years in the three year period ended August 31, 2007, the Quarterly Reports on Form 10-Q of GOE for the quarters ended November 30, 2007, February 28, 2008, and May 31, 2008, as well as a draft, dated November 6, 2008, of the audited financial statements of GOE for the fiscal year ended August 31, 2008;

3.               certain other non-public information, primarily financial in nature, including financial projections, concerning the business and operations of GOE furnished to KBCM by management of GOE for purposes of KBCM analysis;

4.               certain publicly available information concerning Rembrandt Enterprises, Inc.;

5.               certain publicly available information with respect to certain other publicly traded companies that KBCM believes to be comparable to GOE and the trading markets for certain of such other companies’ securities; and

6.               certain publicly available information concerning the nature and terms of certain other transactions that KBCM considers relevant to its inquiry.

KBCM also held meetings with certain officers and employees of GOE to discuss the business and prospects of GOE, as well as other matters KBCM believed relevant to its inquiry, and considered such other data and information it judged necessary to render its opinion.

In rendering its opinion, KBCM assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available.  KBCM also assumed the accuracy of and relied upon the representations and warranties of the parties contained in the purchase agreement.  KBCM was not engaged to, and did not independently attempt to, verify any of such information.  KBCM also relied upon the management of GOE as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases for those projections) provided to it, and assumed, with the consent of GOE’s board of managers, that those projections reflected the best available estimates and judgment of GOE’s management.  KBCM was not engaged to assess the reasonableness or achievability of those projections or the assumptions on which they were based and expressed no view on those matters.  Although KBCM briefly visited the Company’s headquarters, KBCM did not conduct a detailed physical inspection or appraisal of any of the assets, properties or facilities of GOE, nor was it furnished with any such evaluation or appraisal.  KBCM also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the proposed transaction will be obtained without material adverse effect on GOE or the proposed transaction.

KBCM’s opinion is based on economic and market conditions and other circumstances existing on, and information made available, as of the date of its opinion and does not address any matters after such date.  Although subsequent developments may affect its opinion, KBCM does not have the obligation to update, revise or reaffirm its opinion.

The following is a brief summary of the analyses performed by KBCM in connection with its opinion.  This summary is not intended to be an exhaustive description of the analyses performed by KBCM but includes all material factors considered by KBCM in rendering its opinion.  KBCM drew no specific conclusions from any individual analysis, but subjectively factored its observations from all of these analyses into its assessments.

Each analysis performed by KBCM is a common methodology utilized in determining valuations.  Although other valuation techniques may exist, KBCM believes that the analyses described below, when taken as a whole, provide the most appropriate analyses for KBCM to arrive at its opinion.

The following chart summarizes the material financial analyses performed by KBCM in connection with KBCM’s opinion relating to the proposed transaction.  As described in greater detail below, KBCM relied primarily on comparisons between GOE and publicly traded companies that KBCM deemed comparable to GOE in the protein food processing and dairy and other food processing industries and between the proposed transaction and transactions that KBCM deemed comparable to the proposed transaction in the protein processing and dairy processing industries.

	Low		High
Public Protein Food Processing Comparables
Implied Enterprise Value $(Millions)	$95.9		$113.4
Enterprise Value to EBITDA (LTM)	5.5	x	6.5	x

Public Dairy & Other Food Processing Comparables
Implied Enterprise Value $(Millions)	122.1		139.6
Enterprise Value to EBITDA (LTM)	7.0	x	8.0	x

Precedent Protein Processing Transactions
Implied Enterprise Value $(Millions)	122.1		139.6
Enterprise Value to EBITDA (LTM)	7.0	x	8.0	x

Precedent Dairy Processing Transactions
Implied Enterprise Value $(Millions)	139.6		157.0
Enterprise Value to EBITDA (LTM)	8.0	x	9.0	x

Comparable Public Company Analysis

KBCM reviewed and compared certain financial data and stock trading prices for seven publicly traded protein food processing and dairy and other food processing companies chosen by KBCM.  KBCM chose these seven companies because they were deemed to be comparable to GOE based on their operation in the food processing industry, utilization of corn and soybeans as a major raw material input, and similar distribution channels and end markets.  The comparable companies chosen by KBCM included:

•                  Cal-Maine Foods Inc.

•                  ConAgra Foods, Inc.

•                  Dean Foods Co.

•                  Hormel Foods Corp.

•                  Sanderson Farms Inc.

•                  Smithfield Foods Inc.

•                  Tyson Foods Inc.

For each of these comparable companies, KBCM calculated the applicable company’s total enterprise value as of December 1, 2008 (based on market data as of December 1, 2008), as a multiple of that company’s EBITDA for the last twelve months (“LTM”).  Comparable company LTM EBITDA was calculated from information set forth in the applicable company’s most recently filed Form 10-K or Form 10-Q, as applicable.  KBCM then calculated a range of EBITDA multiples (5.5x to 8.0x) for GOE around the median EBITDA multiples of the comparable companies (6.1x and 7.5x, for protein food processing companies and dairy and other food processing companies respectively).  KBCM then estimated a range of enterprise values for GOE ($95.9 million to $139.6 million) by multiplying the endpoints of the EBITDA multiple range by GOE’s 2008 adjusted EBITDA and then compared that range to the consideration of $123.75 million being offered to GOE in the proposed transaction.

No company utilized in the comparable public company analysis is identical to GOE.  KBCM made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the parties to the purchase agreement.  Mathematical analysis of comparable public companies (such as determining means and medians) in isolation from other analyses is not an effective method of evaluating transactions.

Precedent Merger and Acquisition Transactions Analysis

KBCM reviewed certain publicly available financial data and purchase prices paid or announced in 17 other comparable merger and acquisition transactions.  KBCM selected these transactions based on the recent period in which they were completed and the similarity of the target companies to GOE in certain respects, including their operation in the food processing industry, utilization of corn and soybeans as a major raw material input, and similar distribution channels and end markets.  The transactions selected are summarized below:

Comparable Transactions

Target Name	Buyer Name

Neilson Dairy	Saputo, Inc.

Smithfield Beef Group, Inc.	JBS SA

National Beef Packing Co. LLC	JBS SA

Alto Dairy Cooperative	Saputo Cheese USA Inc.

S&C Holdco 3 Inc.	JBS SA

Eagle Family Holdings, Inc.	JM Smucker Co.

Cheese & Protein International, LLC	Saputo Cheese USA Inc.

Premium Standard Farms Inc.	Smithfield Foods Inc.

Gold Kist, Inc.	Pilgrim’s Pride Corporation

ConAgra Foods, Inc. (branded meat business)	Smithfield Foods Inc.

Michael Foods, Inc.	Thomas H. Lee Partners

ConAgra Foods, Inc. Chicken Division	Pilgrim’s Pride Corporation

Dean Foods	Suiza Food Corp.

The Turkey Store Company	Hormel Foods Corp.

IBP, Inc.	Tyson Foods Inc.

Michael Foods, Inc.	Vestar Capital Partners & GHJ&M, Inc.

WLR Foods, Inc.	Pilgrim’s Pride Corporation

KBCM calculated total enterprise value as the market value of the relevant target company’s equity securities plus its indebtedness and minority interests less its cash and cash equivalents.  For each transaction, KBCM next calculated the total enterprise value of the transaction as a multiple of the target company’s EBITDA for the LTM ended on the last day of the period covered by the target company’s Form 10-K or Form 10-Q, as applicable, last filed prior to the announcement of the relevant transaction.  KBCM then determined the average and median multiples of revenue and EBITDA for the selected precedent transactions for the LTM ended on the last day of the period covered by the target company’s Form 10-K or Form 10-Q, as applicable, last filed prior to the announcement of the relevant transaction.

Next, KBCM calculated a range of EBITDA multiples (7.0x to 9.0x) for GOE around the median EBITDA multiple (7.5x and 8.4x, for protein processing companies and dairy processing companies respectively) of the precedent transactions.  KBCM then estimated a range of enterprise values for GOE ($122.1 million to $157 million) by multiplying the endpoints of the EBITDA multiple range by GOE’s 2008 adjusted EBITDA for the fiscal year ended August 31, 2008.  These ranges of enterprise value were then compared to the consideration of $123.75 million being offered to GOE in the proposed transaction.

No transaction utilized in the precedent transaction analysis is identical to the proposed transaction.  In evaluating the transactions, KBCM made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the parties to the proposed transaction.  Mathematical analysis of comparable transaction data (such as determining means and medians) in isolation from other analyses is not an effective method of evaluating transactions.

Discounted Cash Flow Analysis

Due to the inherent nature of GOE’s business, GOE’s management does not project its business in the ordinary course beyond a short horizon.  Consequently, KBCM was unable to perform a traditional discounted cash flow analysis or leveraged buyout analysis as part of its analysis.

Conclusion

The summary set forth above describes the principal analyses performed by KBCM in connection with its opinion delivered to GOE’s board of managers on December 3, 2008.  The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, the analyses underlying the opinion are not readily susceptible to summary description.  Each of the analyses conducted by KBCM was carried out in order to provide a different perspective on the proposed transaction and add to the total mix of information available.

KBCM did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view.  Rather, in reaching its conclusion, KBCM considered the results of the analyses in light of each other and ultimately reached its opinion based upon the results of all analyses taken as a whole.  Except as indicated above, KBCM did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, support its determination.  Accordingly, notwithstanding the separate factors summarized above, KBCM believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion.  In performing its analyses, KBCM made numerous assumptions with respect to industry performance, business and economic conditions and other matters.  Due in part to the inherent unpredictability of industry performance, business conditions and economic conditions, the analyses performed by KBCM are not necessarily indicative of actual value or future results, which may be significantly more or less favorable than suggested by the analyses.

Miscellaneous

Pursuant to the terms of an engagement letter dated November 6, 2008,  GOE’s board of managers agreed to pay KBCM fees for rendering its December 3, 2008 opinion to GOE’s board of managers that are customary in transactions similar to the proposed transaction.  The terms of the fee arrangement with KBCM were negotiated at arm’s-length between GOE’s board of managers and KBCM. In accordance with the terms of the engagement letter, GOE paid KBCM a fee of $25,000 upon signing of the initial engagement letter and an additional $75,000 (for a total fee of $100,000) upon the delivery of KBCM’s December 3, 2008 fairness opinion.  GOE’s board of managers also agreed to cause GOE to reimburse KBCM for its expenses incurred in performing its services and to indemnify

KBCM and its affiliates, their respective directors, officers, agents and employees against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of KBCM’s engagement and any related transactions.

KBCM has not provided any services to GOE other than in connection with the fairness opinion summarized above. In the ordinary course of business, KBCM may actively trade the Company’s securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities.

Distributions to GOE’s Unitholders

Under the purchase agreement, the consideration payable to Golden Oval for its assets includes the assumption of certain specified liabilities by Rembrandt and cash consideration of approximately $123,750,000.  The Company has prepared an initial analysis of the distribution of the transaction proceeds based on the facts currently known to the Company and on the Company’s current estimates of those elements of the analysis which cannot be established with certainty at this time.  Under the Company’s current analysis, the Company believes that if the transaction closes, the aggregate distributable proceeds could be up to approximately $4.03 per Class A Unit, subject to the various estimates and uncertainties inherent in the Company’s current analysis of the amounts that are expected to be available for distribution.  The following paragraphs describe the amounts to be received by the Company from Rembrandt if the transaction closes and the expected timing of the Company’s receipt of such amounts, the timing and amounts of the Company’s payments to its various classes of creditors and the expected timing and estimated amounts of the distributions to the Company’s Class A unitholders.

As indicated above, the cash consideration payable to Golden Oval upon closing of the proposed transaction is approximately $123,750,000.  However, the cash consideration to be paid by Rembrandt is subject to adjustment to reflect Golden Oval’s working capital at closing and certain other potential adjustments specified in the purchase agreement.  The combination of costs related to specified wastewater treatment costs and a “hold-back” of a portion of the cash consideration pending the post-closing calculation of the Company’s working capital as of the closing date is an estimated $2,750,000.  As a result, at closing Rembrandt will pay the Company approximately $121,000,000.

As part of the closing process, the Company will pay a variety of its outstanding liabilities.   Those payments will include: a total of approximately $84,536,000 paid to the Company’s lenders; approximately $6,447,000 paid to Land O’Lakes, Inc. in satisfaction of the Company’s obligations arising under the amended certificate of designation for the Class A convertible preferred units issued to Land O’Lakes, Inc. upon the anticipated exercise of a warrant held by Land O’Lakes, Inc.; and approximately $6,273,000 paid to in satisfaction of a variety of liabilities and obligations.

The Company’s board of managers has directed that a total of $1,000,000 be retained by the Company as a reserve for payment of the Company’s expected expenses for activities following the closing and prior to any future liquidation of the Company.  The Company will also establish a interim reserve totaling approximately $3,453,000 as a reserve for any contingent liabilities to which the Company may be subject.

After payment of the amounts described above and the retention of the reserves, the Company will have approximately $19,291,000  available for distribution.  The Company plans to distribute that amount, which equates to $3.00 per unit for each of the Class A common units that will then be issued and outstanding, approximately thirty (30) days following the closing.

Pursuant to the purchase agreement, the Company’s working capital as of the date of closing will be calculated following the closing and, following completion of that calculation, Rembrandt will make an additional payment to the Company based on the application of the formula established in the purchase agreement.  While that adjustment may involve the reduction of the remaining amounts payable to Golden Oval, based on the Company’s current estimates, the Company expects to receive both $2,500,000 that was “held-back” by Rembrandt at the closing pending calculation of the working capital adjustment plus approximately an additional $1,500,000 of consideration due to the working capital adjustment formula.  The Company expects to receive that additional aggregate payment of  approximately $4,000,000 from Rembrandt roughly one hundred five (105) days following the closing, although the working capital adjustment process may extend up to approximately one hundred fifty (150) days following the closing.

It is the Company’s current intention (assuming that its estimates prove to be accurate), to distribute the approximately $4,000,000 to be received from Rembrandt in connection with the working capital adjustment plus the additional amount of approximately $826,000 from the interim reserve described above to its unitholders roughly one hundred twenty (120) days (or as soon thereafter as practicable) following the closing.  That aggregate distribution of approximately $4,826,000 will represent an approximate distribution of $0.75 per unit for each of the Class A units issued and outstanding at that time.

After the post-closing distributions described above, the Company’s primary remaining asset will be the amounts retained by the Company for the payment of post-closing expenses and the amounts held as a reserve for contingent liabilities.  After payment of the estimated post-closing expenses of $1,000,000, the net resources held by the Company are expected to be approximately $800,000 held as a reserve for miscellaneous additional expenses and liabilities and a reserve in the amount of approximately $1,827,000 held for contingent liabilities, including litigation matters.  A final distribution of any remaining proceeds would be made upon liquidation of the Company. Based on the Company’s current analysis and estimates and assuming that the Company’s expenditures or contingent liabilities consume a total of $800,000 of the two different reserves referenced in this paragraph, the Company believes that the amount of the final distribution upon liquidation will be approximately $0.28 per Class A unit, subject to adjustment based on the then-current circumstances of the Company.

The board of managers will determine, in its discretion, when to make a subsequent proposal to the Company’s members to liquidate the Company.  The board of managers currently expects to consider liquidation of the Company in late 2009.

The following table shows the expected cash consideration, the estimated amounts of the  various adjustments, payments and reserves described above and the estimated first and second distributions.  The information is presented on an aggregate basis while certain key information is presented on a per unit basis, reflecting the 6,430,499 Class A units that will be issued and outstanding following the closing.

Item	Aggregate Amount	Per Unit Amount

Cash Consideration	$123,750,000	$19.244
Working Capital “Hold-Back”	2,500,000
Estimated Reduction for Wastewater, Environmental and Safety Adjustments	250,000
Estimated Net Cash Consideration Paid by Rembrandt at Closing	$121,000,000	$
Reduction for Payments to Lenders	(84, 536,000)
Reduction for Payment to Land O’Lakes, Inc.	(6,447,000)
Estimated Reduction for Payments of Other Liabilities	(6,273,000)
Reserve for Estimated Post-Closing Expenses	(1,000,000)
Interim Reserve for Contingent Liabilities	(3,453,000)
Estimated Amount of Initial Distribution to Unitholders	$(19,291,000)	$3.00
Estimated Net Amount After Initial Distribution to Unitholders	4,453,000
Deduction for Payment of Estimated Post-Closing Expenses	(1,000,000)
Addition for Return of Working Capital “Hold-Back”	2,500,000
Addition for Estimated Working Capital Adjustment per Purchase Agreement	1,500,000
Estimated Net Amount After Working Capital Adjustments	7,453,000
Estimated Amount of Second Distribution to Unitholders	(4,826,000)	0.75
Estimated Net Resources After Second Distribution to Unitholders	$2,627,000
Deduction for Miscellaneous Additional Expenses and Liabilities(1)	(800,000)
Estimated Reserve for Contingent Liabilities Prior to Future Liquidation, Including Litigation Reserve(2)	$1,827,000
Estimated Liquidating Distribution(3)	$(1,827,000)	0.28

(1) Available for distribution upon liquidation if not expended

 (2) Available for distribution upon liquidation if not expended

 (3)  The Company’s members will be asked to vote on any proposal to liquidate the Company only when the Company’s board of managers, in its discretion, has adopted a resolution regarding the liquidation of the Company.  The board of managers currently expects to consider liquidation of the Company in late 2009.

Regulatory Approvals Required to Complete the Proposed Transaction

The proposed transaction with Rembrandt is subject to the condition that all consents and approvals of any governmental authority required to consummate the proposed transaction shall have been obtained and remain in full force and effect and all statutory waiting period in respect thereof shall have expired or been terminated.

Hart-Scott-Rodino Act

The proposed transaction is subject to the requirements of the Hart-Scott-Rodino Antitrust Act of 1976, as amended (the “HSR Act”), and the rules and regulations promulgated thereunder, which provide that some acquisition transactions may not be completed until required information has been furnished to the FTC, the Antitrust Division of the Department of Justice, and any applicable foreign jurisdictions and until the waiting period has been terminated or has expired.  Rembrandt and the Company filed the required HSR Act notifications with the Antitrust Division, the FTC and applicable foreign jurisdictions on January 6, 2009, at which time the 30-day waiting period commenced (subject to the right of the Antitrust Division and the FTC to request additional information regarding the parties and the proposed transaction, which could extend the waiting period).

The parties requested early termination of the waiting period, which was granted effective February 4, 2009. However, the termination of the HSR waiting period does not preclude the Antitrust Division, the FTC or others from challenging the proposed transaction on antitrust grounds and seeking to preliminarily or permanently enjoin the proposed transaction or challenge the completed transaction. Neither the Company nor Rembrandt believes that the proposed transaction will violate federal antitrust laws, but there can be no guarantee that the Antitrust Division, the FTC or others will not take a different position.

Other Regulatory Filings

The parties do not believe that any other filings with any other governmental agency or regulatory authority will be required to be made prior to or as a condition of closing the proposed transaction.

INTERESTS OF CERTAIN PERSONS IN THE PROPOSED TRANSACTION

In considering the recommendations of the Company’s board of managers to vote in favor of the proposed transaction with Rembrandt, you should be aware that the officers and managers of the Company may have interests in the proposed transaction that may be different from, or in addition to, the interests of the Company’s members generally.  The Company’s board of managers was aware of these interests and considered them, among other matters, when it approved the proposed transaction.

Severance Payments and Accelerated Vesting

Certain executives and managers of the Company will be paid severance as a result of the proposed transaction.  The severance is not reduced in the event the acquirer hires that employee.  A sale could theoretically benefit an employee hired by Rembrandt by allowing the employee to collect severance from Golden Oval after being hired by Rembrandt.  (The severance arrangements have existed as a part of each such executive’s employment agreement since the execution of each of those agreements, respectively.)  The severance is accompanied by a requirement of the employee not to compete with Golden Oval nor disclose confidential information, and other restrictions.  The board fully discussed the merits of the situation and concluded that the benefits of maintaining an orderly business and an intact employee group up to closing justified the continued policy on severance.  Furthermore, Rembrandt is not obligated to hire any executive officer or employee of Golden Oval, and has not made its intentions known in this regard, nor is Rembrandt required to until shortly before the transaction closes.  It was deemed in the best interest of the unitholders to ensure the full engagement of employees in a period of uncertainty in the period between the signing of the agreement and the close.

Certain employees have unit awards as a result of incentive plans that will vest upon the closing of this transaction.  The benefit to the employee is that they will share in the proceeds with other Class A unitholders without having to wait for the remainder of the vesting period which is up to three years from the date of the award.  Without the accelerated vesting, the employee faced the prospect of forfeiting the units if employment were terminated prior to the vesting date.  The benefit to unitholders is that the employee must remain an employee up to the closing in order to receive the benefit, providing an incentive to work towards maintaining Golden Oval’s business performance up to closing and ensuring an orderly transition, ultimately to the benefit of the unitholders.  The Board believes the interest of the unitholders is served, as the stronger the business at closing the more favorable the working capital adjustment, which inures to the benefit of all unitholders.  It is worth noting that the employee holding unvested units cannot vote those unvested units in this transaction.

Under their employment agreements with the Company, the specific severance amounts payable to Messrs. Persson, Harrington and Powell, the value of benefits provided to them, and the value of the accelerated unit vesting (based on shares held by each of them as of February 25, 2009), is as follows:

	Termination Other Than Death/Disability (Accelerated Termination of Restrictions on Bonus Units)
Executive Officer	Severance Payments (1)	Value of Group Benefits (2)	Value of Accelerated Vesting of Bonus Units(3)
Dana Persson	$700,000	$195,471	$83,726
Thomas A. Powell	$240,000	$68,303	$34,628
Robert A. Harrington	$240,000	$68,303	$38,337

(1)   This amount is payable by the Company within 30 days after the closing of the transaction with Rembrandt.

(2)  “Group benefits” consist of life insurance, long-term disability, group health and hospitalization, 401(k) retirement program, automobile allowance (in the case of Mr. Persson) and other group benefits provided to Company employees.  This is an aggregate estimate of the cost of these benefits for the severance period, which the Company must pay in a lump sum to the employee following the transaction if it is unable to provide the benefits directly.

(3) Value based on a per unit price of $4.035, which is the estimated total distribution per one Class A unit. Value of accelerated Bonus Units is determined multiplying the fair market value by the number of Bonus Units whose receipt is accelerated.

Under their employment agreements, in a transaction such as the transaction with Rembrandt, Messrs. Persson, Harrington and Powell also could earn a bonus if the transaction  results in member’s gain on ownership in the transaction, whether in cash or equity interests (referred to as the “Member’s Gain on Equity”), measured by using the transaction value to determine the new equity value of the Company less the book value immediately prior to the transaction and less any costs directly related to the transaction.  The bonus would be equal to 0.5% of the Member’s Gain on Equity.

In the transaction with Rembrandt, we estimate that there will be no Member Gain on Equity and thus, if the transaction with Rembrandt is completed, Messrs. Persson, Harrington and Powell would not receive any payment under the foregoing provisions.

Managers of GOE

All of the Company’s managers hold Class A units.  By virtue of their unitholder status and ownership of Class A units, each of these individuals will receive their proportionate share of the transaction consideration that will be distributed by the Company to its unitholders.

THE PURCHASE AGREEMENT

The following summary describes material provisions of the purchase agreement and the proposed transaction with Rembrandt.  This summary is not complete and is qualified in its entirety by reference to the purchase agreement, a copy of which is attached as Appendix A to this proxy statement and is incorporated to this proxy statement by reference.  This summary may not contain all of the information about the proposed transaction that is important to you. Members should read the purchase agreement in its entirety.  As you review the purchase agreement, please note that Rembrandt controlled the majority of the drafting of the  purchase agreement and ultimately produced the signature copy of the purchase agreement attached to this proxy statement.

The purchase agreement has been included to provide you with information regarding the terms of the proposed transaction. The purchase agreement is not intended to provide any other factual information about the Company. Such information can be found elsewhere in this Proxy Statement and in the other public filings the Company makes with the SEC, which are available without charge at www.sec.gov.

Overview of the Structure of the Proposed Transaction

The Company and its affiliates, GOECA, LP (“GOECA”), GOEMCA, Inc. (“GOEMCA”), and Midwest Investors of Iowa, Cooperative (“Midwest”) (each party is referred to as a “Seller Party” and, collectively, the “Seller”) entered into a Purchase and Sale Agreement with Rembrandt dated December 15, 2008 (the “purchase agreement”).  The purchase agreement provides that Rembrandt will purchase from GOE substantially all of the assets used in the operation of GOE’s business of producing, processing, and distributing value added egg products (the “business assets”).

The purchase price paid by Rembrandt to GOE for the business assets will be $123,750,000, subject to adjustment by a closing working capital adjustment and certain other potential adjustments specified in the purchase agreement, as described below, and assumption of certain liabilities.  Under the terms of the purchase agreement, at the closing GOE will transfer and sell the business assets to Rembrandt.  Rembrandt will pay the purchase price to GOE in cash.  GOE intends to initially distribute a portion of the cash payment to the Company’s existing unitholders and to retain the remaining portion for payment of any remaining or contingent liabilities or for subsequent distribution to the Company’s unitholders, all as described under “The Proposed Transaction – Distributions to GOE’s Unitholders.”

Purchase Price

The purchase price for the business assets is $123,750,000 and assumption by Rembrandt of certain assumed liabilities.  Rembrandt shall pay the purchase price as follows:

•                  At the closing, Rembrandt shall pay GOE $121,250,000, as adjusted by: (i) a reduction for the total remaining costs to complete certain improvements for the wastewater treatment at the Thompson, Iowa facility and (ii) a reduction for the total remaining cost to complete certain safety and environmental improvements specified in an exhibit to the purchase agreement;

•                  After computation of the Closing Working Capital Adjustment, as defined below, Rembrandt shall pay GOE $2,500,000, plus interest, as adjusted (up or down) by the Closing Working Capital Adjustment; and

•                  At the closing, GOE will enter into an assumption agreement pursuant to which Rembrandt will assume certain liabilities of GOE.

The “Closing Working Capital Adjustment” is the amount by which the Company’s working capital as of the closing and as set forth on the final working capital statement is greater or less than the threshold amount of $25,274,000.  The computation will be prepared in accordance with generally accepted accounting principles consistently applied, using the Company’s past practices and in accordance with the form and methodology set forth

in an exhibit to the purchase agreement.   The purchase agreement provides that the computation of the Closing Working Capital Adjustment will take place during the 75-day period following the closing.

Representations and Warranties of the Parties

Each Seller Party jointly and severally has made representations and warranties in the purchase agreement regarding GOE and the business assets.  GOE  has agreed to make the  representations and warranties requested by Rembrandt in order to facilitate the transaction and with the knowledge that GOE’s liability for a breach of the representations and warranties will terminate at closing, except in the case of Intentional Misrepresentation (as defined in the purchase agreement) or fraud.  The representations and warranties of GOE under the purchase agreement are made as of the date of the purchase agreement (unless specified as being true only at closing) and as of the closing.  The representations and warranties of Seller, on the one hand, and Rembrandt, on the other, were made solely for the benefit of the other party.  Any other person should not rely upon representations and warranties.  In addition, the representations and warranties, in some cases, have been qualified or modified by information set forth in the confidential disclosure schedules exchanged by the parties in connection with the execution of the purchase agreement, or the representations and warranties are subject to materiality standards that may be different from what you may consider to be material.

Except for claims related to Intentional Misrepresentation (as defined in the purchase agreement) or fraud, (i) the right of the parties to the purchase agreement to make any claims for breaches of the representations and warranties terminates as of the closing; and (ii) any liability for breaches of the representations and warranties also terminates upon the closing.

Each Seller Party jointly and severally has made representations and warranties to Rembrandt concerning, among other things:

•                  corporate matters, including due organization, qualification and good standing;

•  power and authority to execute and deliver the purchase agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the proposed transaction;

•  governmental filings and consents necessary to complete the proposed transaction;

•  the accuracy of GOE’s books and records;

•  the Company’s audited financial statements for fiscal years ended August 31, 2005, August 31, 2006, and August 31, 2007 and unaudited consolidated balance sheet for the quarter ended May 31, 2008;

•  real estate matters such as title to real and personal property, payment of taxes, compliance with all applicable laws relating to the real property, and related regulatory compliance;

•  condition of GOE’s fixed assets;

•  intellectual property rights, including a listing of intellectual property owned by GOE, licensing and assignment matters, and infringement claims;

•  conduct of GOE’s business since May 31, 2008;

•  the validity of GOE’s accounts receivable;

•  GOE’s inventory;

•  the absence of any material adverse change to the business assets;

•  invoicing by GOE;

•  GOE’s trade rights, licenses and permits;

•  disclosure, delivery, validity and full force and effect of material contracts and commitments;

•  GOE’s potential acquirers;

•  GOE’s employee benefit plans and related employee and labor matters;

•  GOE’s major customers and suppliers;

•  liability claims with respect to products sold or services provided by GOE;

•  environmental, health, and safety matters;

•  GOE’s insurance coverage;

•  the absence of any burdensome conditions;

•  the absence of any pending litigation against GOE or claims which may lead to litigation;

•  GOE’s material compliance with applicable laws;

•  breaches of contracts; required consents;

•  no liability for broker’s fees payable in connection with the proposed transaction;

•  availability of documents referenced in purchase agreement for Rembrandt to inspect and copy; and

•  absence of change of control agreements impacting GOE.

Rembrandt has made representations and warranties to GOE regarding, among other things:

•  corporate matters, including due organization, qualification and good standing;

•  power and authority to execute and deliver the purchase agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the proposed transaction;

•  no engagement of a broker or finder in connection with the transaction; and

•  Rembrandt’s financial ability to consummate the transactions contemplated by the purchase agreement.

Representations and Warranties Regarding Conduct of GOE’s Business Prior to Closing

Under the purchase agreement, GOE made representations and warranties that place restrictions on GOE and the conduct of GOE’s business until the closing of the proposed transaction.  Certain restrictions are repeated in a section of the purchase agreement called “Conduct and Transaction of Business Prior to Closing.”  GOE represented and warranted that, with certain exceptions, it will not permit its subsidiaries to, among other things, undertake the following actions outside of the ordinary course of business without the prior written approval of Rembrandt:

•                  amend GOE’s Certificate of Formation;

•                  transact any sales of capital stock or acquisitions or redemptions of capital stock or grant of options, warrants or calls;

•                  form any subsidiary, make any investment in any new business or enter any new line of business;

•                  make any increase in the compensation payable to its managers, officers or employees except for routine wage increases;

•                  except for borrowings in the ordinary course of business under GOE’s existing line of credit, borrow or agree to borrow any money, or assume or otherwise guarantee or become liable for any sort of liability;

•                  enter into any contract, lease, commitment or the like committing to material future expenditures except the acquisition of inventory in the ordinary course of business;

•                  change or modify any accounting practice;

•                  grant or execute any power of attorney to or for the benefit of any third party;

•                  defer or fail to make any payment due with respect to any of the assumed liabilities according to the terms or, if earlier, in the ordinary course of business;

•                  sell, dispose, transfer, assign, or otherwise remove any of the assets used in, or related to, the business or enter into any letter of intent to do any of the foregoing, except inventory in the ordinary course of business; or

•                  dispose of, or permit to lapse, any rights to use any of Seller’s intellectual property rights, or impair Seller’s ability to enforce any agreement protecting any confidential or proprietary information of the business.

Survival of Representations and Warranties

The representations and warranties under the purchase agreement are made as of the date of the purchase agreement (unless specified as being true only at the closing) and as of closing.  Other than claims related to Intentional Misrepresentation or fraud: (i) the rights of the parties to make any claim for breaches of GOE’s representations and warranties terminate upon the closing; and (ii) any liability for breaches of GOE’s or Rembrandt’s representations and warranties terminate upon the closing.  As described in the section titled “Termination of the Purchase Agreement,” the parties shall have no further liability or obligations under the purchase agreement, except as specifically provided otherwise in the purchase agreement, upon termination of the purchase agreement.

Conduct and Transaction of Business Prior to Closing

Access to Information

GOE agreed in the purchase agreement that GOE shall, between the date of the purchase agreement and closing, give Rembrandt reasonable access to GOE’s property, personnel, books, contracts, commitments, and records.  GOE also shall provide Rembrandt with information as Rembrandt may reasonably request.  Rembrandt may conduct on site inspections of GOE’s business with prior approval from GOE.

Conduct of GOE’s Business Pending the Close of the Transaction

Under the purchase agreement, GOE made covenants that place restrictions on GOE’s activities until the closing of the proposed transaction.  In general and in addition to the activities listed above in “Representations and Warranties Regarding Conduct of GOE’s Business Prior to Closing,” GOE agreed that it will have paid at or before the closing all of GOE’s employee obligations, that GOE will use its best efforts to maintain its material assets, and that GOE will not engage in any activity outside the ordinary course of business.  GOE has further agreed that, with certain exceptions, it will not undertake the following actions outside of the ordinary course of business:

•                  transfer or convert any of the purchased assets directly or indirectly to the benefit of any seller party;

•                  redeem, purchase or otherwise acquire its capital stock; or

•                  diminish the purchased assets to be transferred to the Rembrandt.

No Solicitation of Alternative Transactions

Except as provided otherwise in the purchase agreement, no Seller Party will disclose, negotiate, arrange, agree to or conclude any disposal of ownership interests, or of any material assets, of any Seller Party with any person other than Rembrandt without the prior written consent of Rembrandt until closing or termination of the purchase agreement.  The purchase agreement further provides that for the duration of the lock-out period (the period between signing the purchase agreement until closing or termination), and except for transactions in the ordinary course of business, no Seller will, except as expressly set forth in the purchase agreement, initiate, accept, or consider any proposals from any person other than Rembrandt for the acquisition of ownership interests in, or of any material assets of, any Seller Party.  Additionally, Seller shall not, except as expressly permitted under the purchase agreement, take any steps to prejudice the completion of the contemplated transactions.

Notwithstanding anything to the contrary in the purchase agreement, if Seller receives a bona fide acquisition proposal (“superior proposal”) prior to the closing date and the Company’s board of managers determines in good faith that the terms and conditions of the superior proposal are or are reasonably likely to be more favorable than the terms of the purchase agreement, then, after notifying Rembrandt of the material terms and conditions of the proposal, Seller may:

•  furnish information about Seller to the party making the superior proposal; and

•  participate in discussions or negotiations with the third party.

In addition, the Company’s board of managers may, as required by law and to the extent that is not in breach of the terms of the purchase agreement:

•                  cancel or postpone any meeting of the Company’s members; and

•                  in response to a superior proposal that did not result from a breach of the purchase agreement, recommend that the Company terminate the purchase agreement and enter into an agreement with respect to the superior proposal.

Title Evidence

GOE shall cause to be prepared and delivered to Rembrandt at GOE’s expense the following documents

•                  a commitment or preliminary title report for GOE’s real property;

•                  copies of all exception documents noted in the title reports; and

•                  copies of surveys in GOE’s possession for its owned real property and leased real property.

The purchase agreement contains an exhibit that lists Rembrandt’s issues and concerns relating to the exception documents that Rembrandt wants GOE to address prior to closing.

Antitrust Laws

GOE and Rembrandt have filed a Notification And Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with the Federal Trade Commission (“FTC”) and with Department of Justice (“DOJ”) with respect to the contemplated transaction.  Under the terms of the agreement, if either the FTC or DOJ issues a subsequent request for information, Rembrandt or Seller shall: (a) comply fully with any FTC or DOJ requests for additional information within the prescribed time periods for response; and (b) not extend any waiting period under the HSR Act without the prior written consent of the other party. (As described elsewhere in this proxy statement, the parties requested early termination of the waiting period under the HSR Act and the waiting period expired on February 4, 2009.)

Notification of Certain Matters

Both GOE and Rembrandt agree to provide prompt written notice to each other of, and to use their respective best efforts to prevent or promptly remedy, any material failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by GOE or Rembrandt under the purchase agreement.

Risk of Loss

From signing the purchase agreement until the closing, GOE bears all risk of destruction, loss, or damage (“loss”) to the business assets.  If any loss interrupts, curtails, or materially affects GOE’s business, then the party becoming aware of any loss shall provide the other party with written notice.  The parties will meet within ten days after the receipt of notice to discuss the loss and the availability of insurance to cover the loss.  If a loss occurs, Rembrandt has the right to (a) rescind the agreement, and all rights and obligations of each of the parties to the other party shall terminate; or (b) proceed to closing and accept an assignment from GOE of all insurance proceeds payable in connection with the loss, together with any applicable reduction in the purchase price.

Public Statements

The purchase agreement generally provides that, except as required by law, no party shall issue any public release, announcement, or other form of publicity or disclosure to any third party concerning the purchase agreement or the contemplated transactions without the consent of all other parties.  The following disclosures are nevertheless permitted under the purchase agreement:

•                  Rembrandt or GOE may contact material customers, vendors, and creditors to arrange for the smooth transition of the business to Rembrandt following closing and to obtain written consent to assign certain contracts to Rembrandt;

•                  Rembrandt may announce the signing and completion of the transaction; and

•                  the Company may, as required to comply with the Company’s SEC reporting obligations, disclose the purchase agreement and the contemplated transactions in connection with the preparation and distribution of this proxy statement and solicitation of approval of the Company’s members and make necessary filings to comply with the Company’s SEC reporting obligations.

GOE and Midwest Member Approval

Within 21 days after the receipt of approval by the SEC of this proxy statement, each of the Company and Midwest agree to take all action necessary to promptly and duly call, give notice of, convene and hold a special meeting of their members for the purpose of obtaining approval of the transaction contemplated under the purchase agreement.  Subject to the observation of the fiduciary duties of each of the Company’s and Midwest’s board of managers, the board of managers of the respective Seller entities shall recommend that the members approve and adopt the purchase agreement and approve the proposed transaction and take all commercially reasonable action to solicit and obtain member approval.

Disclosure Schedules; Notice of Developments

During the period from signing the purchase agreement until ten days prior to closing, GOE shall provide prompt written notice to Rembrandt of any development causing a breach of any of GOE’s representations and warranties.  Rembrandt shall have certain remedies available, including termination of the purchase agreement, as described in below in “Termination of the Purchase Agreement,” by reason of the development.  Unless the purchase agreement is terminated by Rembrandt, the written notice shall amend GOE’s disclosure schedules and shall qualify GOE’s representations and warranties.  The purchase agreement further provides that each party shall promptly provide the other party with written notice of any set of facts and circumstances that cause any of the representations and warranties of either party to be false or inaccurate.

Conditions to the Proposed Transaction

Under the purchase agreement, the obligations of GOE and Rembrandt to complete the proposed transaction are subject to satisfaction of a variety of conditions, as described below.

Conditions to Rembrandt’s Obligations

Rembrandt’s obligations to complete the proposed transaction are subject to the following conditions:

•                  The representations and warranties of GOE contained in the purchase agreement are true in all material respects both at the signing of the purchase agreement and as of the closing, and GOE shall have fulfilled and performed all obligations and complied with all covenants and conditions prior to or as of the closing. GOE shall have delivered to Rembrandt certificates in form and substance satisfactory to Rembrandt dated as of the closing and executed by an officer of GOE to all such effects;

•                  Rembrandt shall have received an opinion letter from GOE’s counsel, in form and substance reasonably satisfactory to Rembrandt and its counsel, to the effect that:

•                  Each Seller Party is validly existing under the laws of its state of organization or incorporation and possesses all necessary power to enter into the purchase agreement and consummate the contemplated transactions;

•                  The purchase agreement and all other ancillary documents to which GOE is a signatory have been duly and validly authorized, executed, and delivered by GOE, constitute the legal, valid and binding obligations of each Seller Party and are enforceable in accordance with their respective terms, except as limited by bankruptcy and insolvency laws, by other laws affecting the rights of creditors generally and by general principles of equity; and

•                  Neither the execution and delivery of the purchase agreement, nor the consummation of the contemplated transaction, will constitute a violation of either the articles of incorporation or bylaws, or the articles of formation or operating agreement of any Seller Party.

•                  GOE shall have obtained full and complete releases of all liens, security interests, or other encumbrances upon the business assets;

•                  All required consents shall have been obtained from governmental agencies whose approval is required to consummate the contemplated transactions, and from each person whose consent is required to consummate the contemplated transactions;

•                  GOE shall have prepared and submitted to Rembrandt for filing, or GOE shall prepare and file, effective as of closing, suitable documents amending GOE’s Certificate of Formation to change GOE’s name to a name dissimilar to its present name and any other trade name transferred pursuant to the purchase agreement.  GOE shall have taken all requisite actions to permit Rembrandt to file certificates of assumed names for, and to use the tradename “Golden Oval Eggs,” and each tradename used by GOE, in all states where the failure to register and possess the right to use the names would have an adverse effect on GOE’s business;

•                  GOE shall have delivered all documents required to be delivered at closing under the purchase agreement;

•                  No suit, action or other proceeding shall be pending or threatened by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the purchase agreement or the consummation of the contemplated transaction, and no investigation likely to eventuate in any such suit, action or proceeding seeking to restrain or prohibit or to obtain damages or other relief in connection with the purchase agreement shall be pending or threatened;

•                  Between the execution of the purchase agreement and closing, no statute, rule, regulation, or order shall have been enacted, entered, or deemed applicable by any domestic or foreign government or governmental or administrative agency or court which would make the transaction contemplated by the purchase agreement illegal or otherwise have a material adverse affect on the purchased assets or the use and operation of the business in the hands of Rembrandt;

•                  Rembrandt shall not become aware of an event, change, or occurrence which, individually or together with any other event, change or occurrence, has or may be reasonably likely to have a material adverse affect on the financial position, business, land, purchased assets, results of operations or value of the GOE’s business, and no event has occurred or circumstances exist that may result in a material adverse affect;

•                  Not less than twenty (20) business days prior to the closing, GOE shall have permitted Rembrandt reasonable access to GOE’s employees during regular business hours for purposes of interviewing, offering employment, conducting pre-employment drug testing, completing pre-employment documents and explaining Rembrandt’s employee rules and benefits;

•                  Rembrandt shall obtain assurances, to its reasonable satisfaction, that it will obtain the benefits of GOE’s ownership interest in and to United Mills, including, without limitation, documentation sufficient to demonstrate Rembrandt’s rights, after closing, to gain the benefit of the grind, mix and delivery commitments for animal feed from United Mills;

•                  Rembrandt shall have entered into grain handling agreements for the Renville, Minnesota and Thompson, Iowa facilities, as well as a contract with Moark ensuring the supply of shell eggs for the Neosho and California facilities to be effective as of and after the closing, all in a form reasonably satisfactory to Rembrandt;

•                  Rembrandt shall have received the title evidence, and shall have received a title commitment, containing only the permitted objections;

•                  The waiting period required by the HSR Act shall have expired or terminated; and

•                  GOE shall have substantially completed to the satisfaction of Rembrandt the construction of the wastewater treatment facility improvements at the Thompson, Iowa facility.  GOE also shall have substantially completed to the satisfaction of Rembrandt the environmental and safety activities.

Conditions to the Company’s Obligations

The obligations of GOE to complete the proposed transaction are subject to the satisfaction or waiver of the following conditions:

•                  The representations and warranties of Rembrandt contained in the purchase agreement are true in all material respects both at signing and as of the closing, and Rembrandt shall have fulfilled and performed all obligations and complied with all covenants and conditions prior to or as of the closing. Rembrandt shall have delivered to GOE a certificate in form and substance satisfactory to GOE dated as of the closing and executed by an officer of Rembrandt to all such effects;

•                  GOE shall have received a duly executed opinion letter from Rembrandt’s counsel, dated as of the closing, in form and substance reasonably satisfactory to GOE and its counsel, to the effect that:

•                  Rembrandt is a corporation validly existing and in good standing under the laws of the State of Iowa, and has all necessary corporate power to enter into the purchase agreement and consummate the contemplated transaction;

•                  The purchase agreement and all ancillary documents have been duly and validly authorized, executed, and delivered by Rembrandt, constitute the legal, valid and binding obligations of Rembrandt, and are enforceable in accordance with their terms, except as limited by bankruptcy and insolvency laws, by other laws affecting the rights of creditors generally and by general principles of equity; and

•                  Neither the execution nor delivery of the purchase agreement, nor the consummation of the contemplated transaction, will constitute a violation of Rembrandt’s Articles of Incorporation or Bylaws;

•                  Rembrandt shall have delivered all documents to be delivered at closing;

•                  No statute, rule, regulation, or order shall have been enacted, entered, or deemed applicable by any domestic or foreign government or governmental or administrative agency or court which would make the transaction contemplated by the purchase agreement illegal;

•                  The waiting period required by the HSR Act shall have expired or terminated; and

•                  The transactions contemplated in the purchase agreement shall have been approved by the members of the Company and Midwest at special meetings duly called and held for such purposes in accordance with applicable law and, respectively, the Company’s and Midwest’s governing documents.

Each of the conditions to Rembrandt and the Company’s obligations to complete the proposed transaction may be waived, in whole or in part, to the extent permitted by applicable law, by agreement of Rembrandt and the Company if the condition is a condition to both parties’ obligation to complete the proposed transaction, or by the party for which such condition is a condition of its obligation to complete the proposed transaction. If the Company’s members approve the proposed transaction at the special meeting and either Rembrandt or the Company subsequently waive a condition to closing contained in the purchase agreement, the Company’s board of managers will evaluate the materiality of any such waiver to determine whether member approval of the amendment is necessary.  In the event the Company’s board of managers determines any such waiver is not significant enough to require resolicitation of members or that such waiver or modification is in the best interests of the Company and its unitholders, based upon the authority conferred by the members’ approval of Proposal No. 1, the board of managers will be authorized to complete the proposed transaction without seeking further member approval.

Termination of the Purchase Agreement

The purchase agreement and the contemplated transactions may be terminated as follows:

•      Mutual Agreement. GOE and Rembrandt mutually consent in writing to terminate the purchase agreement at any time prior to the completion of the proposed transaction;

•      Expiration Date.  By GOE or Rembrandt if the closing has not occurred before April 1, 2009 (or such later date as is agreed upon, in writing, by GOE and Rembrandt);

•      Government Order.  By GOE or Rembrandt if a court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action, or there shall be any statute, rule or regulation enacted or promulgated by any governmental entity, which prohibits the consummation of the proposed transaction;

•      Breach.  By GOE or Rembrandt, if the other party is in default or breach in any material respect of any representation, warranty, covenant, or agreement contained in the purchase agreement, and the default or breach is not cured within 20 business days after the date written notice of the breach is delivered by the party claiming the default or breach to the party in default or breach;

•      Material Adverse Effect.  By Rembrandt, if an event or circumstance shall have occurred since the date of the purchase agreement that has a material adverse effect on the business or the assets;

•      Superior Proposal.  By the Company, if GOE receives a superior proposal, the Company’s board of managers recommends to its members that they enter into an agreement with respect to a superior proposal, the Company notifies Rembrandt in writing that it intends to enter into such an agreement, and Rembrandt does not, within 30 business days of its receipt of the Company’s written notification, match or improve upon the superior proposal; or

•      Member Approval.  By the Company, if the Company does not receive the requisite member approval after a special meeting duly called and held for approving the purchase agreement and the contemplated transactions in accordance with applicable law and the Company’s governing documents.

Effect of Termination

If the purchase agreement is terminated by mutual agreement or by government order, as described above, neither party shall have any other liability to the other party under the purchase agreement. The parties will have the remedies described below in “Remedy Upon Termination.” After any termination of the purchase agreement, as described above, and conditioned upon full compliance with the remedies set forth in the purchase agreement (including making any required payments), the parties shall have no further liability or obligations under the purchase agreement, except that the provisions relating to public statements, payment of expenses, publicity and applicable law and jurisdiction shall survive termination.

Remedy Upon Termination

If the purchase agreement is terminated by either party, as described above, the following are the exclusive remedies for termination:

The Company’s Remedies

If GOE terminates the purchase agreement due to a breach of the purchase agreement by Rembrandt then Rembrandt shall pay GOE, as GOE’s sole and exclusive remedy, a termination fee equal to the GOE’s direct out-of-pocket expense incurred in pursuit of the contemplated transactions, subject to an aggregate maximum sum of $500,000.

Rembrandt’s Remedies

If the purchase agreement is terminated:

•                  by Rembrandt due to a breach by GOE;

•                  by GOE due to a material adverse effect; or

•                  by GOE due to a Superior Proposal (as defined in the purchase agreement);

then the Company shall pay Rembrandt, as Rembrandt’s sole and exclusive remedy, except as described below with respect to the topping fee, a termination fee equal to Rembrandt’s direct out-of-pocket expense incurred in pursuit of the contemplated transactions, subject to an aggregate maximum sum of $500,000.

Topping/Termination Fee

If the purchase agreement is terminated (except for an Excluded Termination, as described below) and within six months after the termination, any Seller Party signs a letter of intent or other agreement relating to the acquisition of a material portion of the business assets, shares, membership interests, or business with any person who made an acquisition proposal prior to termination, or with any potential acquirer identified in the disclosure schedules and the transaction is consummated, then on the closing of the transaction the Company shall pay Rembrandt an additional payment of:

•                  $4,000,000 if the purchase price in the transaction exceeds the purchase price in the purchase agreement with Rembrandt ($123,750,000), reduced by any termination fee previously paid to Rembrandt; or

•                  $500,000 if the purchase price is less than the purchase price in the purchase agreement with Rembrandt ($123,750,000), reduced by any termination fee previously paid to Rembrandt.

For purposes of determining whether the topping fee applies, “Excluded Termination” is defined as a termination by GOE due to an uncured breach by Rembrandt, a termination of the purchase agreement by Rembrandt due to the expiration date, a termination by mutual agreement, or a termination due to a government order.

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INFORMATION ABOUT GOE

Description of GOE’s Business

Introduction

Golden Oval Eggs, LLC, a Delaware limited liability company, is an egg production and processing company based in Renville, Minnesota.  Our production output consists of liquid whole egg, liquid egg white and liquid egg yolk, and further processed, value added egg products. Our unpasteurized liquid egg products are sold on a direct basis to companies who further process the unpasteurized liquid egg into various finished egg products including dried eggs, frozen, hard cooked, extended shelf-life liquid, pre-cooked egg patties, and specialty egg products.  Institutional, food service, restaurants, and food manufacturers in turn purchase these further processed products.  On June 30, 2006, we completed the acquisition of certain egg processing assets of Moark, LLC and its subsidiaries, Cutler at Abbeville, L.L.C., Hi Point Industries, LLC, L&W Egg Products, Inc., Norco Ranch, Inc. and Moark Egg Corporation (the “Moark Acquisition”).  Moark, LLC is a subsidiary of Land O’Lakes, Inc.  As a result of the Moark Acquisition, we are able to further process the raw liquid egg into various finished egg products and through this additional product line, sell products to retail, foodservice and institutional markets.  The product lines acquired through the Moark Acquisition have more than doubled our revenues, positioning us to serve larger customers on a broader geographical basis. Through the Moark Acquisition, we acquired five facilities producing various liquid, hard-cooked, dried, refrigerated and frozen egg products.

Our revenues, which were primarily derived from the production and sale of egg products, were $218.0 million during fiscal 2008 (ending August 31, 2008), $198.3 million during fiscal 2007 (ending August 31, 2007), and $93.6 million during fiscal 2006 (ending August 31, 2006).

On December 15, 2008, we entered into a Purchase and Sale Agreement (the “purchase agreement”) to sell substantially all of our business assets to Rembrandt Enterprises, Inc. (“Rembrandt”).  Rembrandt is an egg producer and processor with facilities in Rembrandt, Iowa and other Midwestern locations.  The aggregate consideration we will receive for our assets in the proposed transaction is approximately $123.75 million in cash (subject to adjustment to reflect our working capital at closing and certain other potential adjustments specified in the purchase agreement) and the assumption of certain specified liabilities by Rembrandt.  The proposed transaction is subject to customary closing conditions, including the receipt of applicable regulatory approvals and the approval of our members.  Upon completion of the necessary regulatory approvals and procedures for distribution of a proxy, we will send our members a proxy statement asking for their vote to approve the proposed transaction.  The transaction has been unanimously approved by our board of managers and by the governing board of Rembrandt.

Sales, Marketing and Customers

In the past, a majority of our egg products were sold through a variety of contract arrangements in an effort to reduce price and product sales risk.  As a result, we are currently a party to several multi-year written contracts to supply different customers, based on formula pricing, fixed price, toll milling and market based pricing. Those contracts typically involve the customer’s agreement to purchase a specified quantity of egg products each year during the term of the applicable agreement, and allow either party to terminate the contract upon specified notice to the other party. The current contracts expire at various times over the next three years, subject to termination by either party by giving six to 24 months’ notice.

In fiscal year 2008, there was one customer who represented more than 10% of our total revenues for fiscal year 2008.  That customer was Michael Foods, which represented 18% of our total revenues.  While most of our sales are made in the United States, some of our sales are outside of the United States, primarily to customers in Canada.  In fiscal 2008, non-U.S. sales totaled approximately $727,000, with sales in 2006 and 2007 approximately $3,532,000 and $1,788,000, respectively.  The Canadian shipments are to a facility owned by a significant United States customer and fluctuate based on orders as placed by that customer.

Egg Industry and Markets

According to the U.S. Department of Agriculture (“USDA”), in 2007, the average number of egg-type laying hens in the United States was 288 million.  Average flock size as of September 2008 was 278 million layers; down from 282 million in the prior year, resulting in a decrease in supply of eggs for all markets.

In the United States there were 211.1 million cases (estimated) of shell eggs produced in 2007.  Of these 211.1 million cases:

•                  66.0 million cases (31%) were further processed (for foodservice, manufacturing, retail & export);

•                  124.6 million cases (59%) went to retail;

•                  19.0 million cases (9%) went for foodservice use; and

•                  1.5 million cases (0.7%) were exported.

We participate in the market encompassing the 66.0 million cases, or approximately 2.6 billion pounds of liquid egg, that are further processed into various types of egg product.

Competition

We compete with a number of egg production and processing companies in the United States for customers for shell eggs for processing, unpasteurized liquid egg for further processing, and for customers for further processed egg product.  Our primary competitors include Michael Foods, Cargill Kitchen Solutions (formerly Sunny Fresh Foods), Sonstegard Foods, ConAgra Foods, Sparboe Foods, Crystal Lake, LLC, Wabash Valley Produce, American Egg Products, Deb El Foods, Echo Lake Produce, and Rose Acre Farms.  We also compete with some of our customers who purchase our unpasteurized liquid egg and who further process unpasteurized liquid egg into other egg products.

At August 31, 2008, we had flocks of 6.3 million layers and at August 31, 2007, we had flocks of 6.2 million layers. According to Egg Industry Magazine, there were 65 companies in the United States with at least 1 million laying hens as of December 31, 2007.  Egg Industry Magazine ranked us as the 9th largest producer nationally as of December 31, 2007 by layers.

Production

Our production operations in Renville, Minnesota and Thompson, Iowa consist primarily of a fully automated, environmentally controlled complex where hens produce shell eggs with an egg flow, feeding and watering system for layers.  These eggs gently roll to a conveyor belt that delivers the eggs to the processing facility in an adjoining room. Eggs are cleaned, shells removed, and yolks separated from whites.  The raw liquid egg is stored in stainless steel tanks, and later shipped out to customers or our own further processing facilities.  In addition to processing eggs from our own layers, we also purchase eggs from third parties for further processing.

The facilities acquired in the Moark Acquisition do not produce eggs, but procure shell eggs and liquid eggs from other suppliers.  The acquired facilities rely upon liquid egg production from our internal facilities for a portion of their supply of raw liquid egg.  These plants generally have egg breaking and pasteurizing capabilities, in addition to a wide range of production platforms for further processed products, as well as refrigerated and frozen storage.

Feed is a primary cost component in the production of eggs.  At our Thompson, Iowa production facility, we have our own feed mill onsite.  At our Renville, Minnesota facility, we jointly own a feed mill, United Mills, with two other companies.  We purchase corn and other feed ingredients and custom mix our own feed.  Additionally, we process the shell by-products from our Thompson and Renville processing plants  into poultry feed.  Prices for feed and feed ingredients can fluctuate and can be affected by weather and by various supply and demand factors.  We generally purchase the feed needed for our hens based upon the then-prevailing market price for such feed and feed ingredients.

Governmental Regulation

We are subject to federal and state regulations relating to grading, quality control, labeling, sanitary control and waste disposal.  Our egg processing facilities are subject to regulation by both the USDA and the FDA.  We believe that we are in material compliance with the applicable regulatory requirements.  We also maintain our own inspection program to assure compliance with applicable regulatory requirements, our standards and customer specifications.

Environmental Matters

We are subject to several federal, state and local environmental regulations. The federal environmental regulations with which we must comply were promulgated by the U.S. Environmental Protection Agency (the “EPA”) pursuant to the Clean Air Act, Clean Water Act, Resource Conservation and Recovery Act, Comprehensive Environmental Response Compensation, and Liability Act, and the Emergency Planning and Community Right to Know Act.  The EPA has delegated permitting and most enforcement authority under each of these acts to the states in which we have facilities. Thus, we are primarily required to comply with the provisions of regulations promulgated by the various state environmental agencies pursuant to these federal acts.

In an effort to ensure that we do not experience any issues related to certain federal enforcement actions, in July 2005 we agreed to participate in a national program established by the EPA under which we entered into a Consent Agreement and Final Order with the EPA under which the EPA released us from potential federal enforcement actions under the Clean Air Act, the hazardous substance release notification provisions of the Comprehensive Environmental Response, Compensation and Liability Act, and the emergency notification provisions of the Emergency Planning and Community Right-to-Know Act.  In return, we agreed to be potentially selected as one of several egg production farms that would receive on-site monitoring to determine potential air emissions from poultry barns.  However, we subsequently were not selected for on-site monitoring.  Under the Consent Agreement, we also agreed to comply with new regulations likely to be promulgated by the EPA at the end of the air monitoring study period later in this decade.

Except for the Consent Order with the Iowa Attorney General regarding alleged violations at the wastewater treatment facility at our Thompson, Iowa facility discussed under “Legal Proceedings,” we believe that we are currently in material compliance with applicable environmental laws and regulations and have all necessary material permits for existing operations. We maintain an on-going program designed to ensure compliance with environmental laws and regulations. Any future changes in environmental laws or regulations might increase the cost of operating our facilities and conducting our business. Any such changes could have material adverse consequences on our business and results of operations.

Intellectual Property Rights

As a result of the Moark Acquisition, we acquired certain intellectual property assets, including an exclusive, royalty bearing license from Land O’Lakes, Inc. for certain egg products, a half interest in a patent to produce a value added product for use in the industrial market, a trademark for an extended shelf life product, and several registered and unregistered trademarks and trade names, as well as other patents and patent applications. The royalty bearing license agreement with Land O’Lakes was terminated June 1, 2008.

Research and Development

In connection with the Moark Acquisition, on July 1, 2006, we entered into an agreement with RTECH Laboratories, a business unit of Land O’Lakes, Inc., for research and development services for products covered by a license agreement and for unlicensed products. The agreement with RTECH Laboratories expired December 31, 2008.  We had no material expenditures for fiscal years 2008, 2007 or 2006 in research and development.

Employees

As of January 31, 2009, we had approximately 493 full-time employees.  None of our employees are covered by collective bargaining agreements.  We consider our relationships with employees to be good.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the Company’s consolidated financial statements and related notes and other financial information attached as Appendices D-1 and D-2 to this proxy statement.  In addition to historical information, the following discussion and other parts of this report contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to the “Risk Factors” discussed beginning on page [*] of this proxy statement.

Forward-Looking Statements

The following discussion contains forward-looking statements. Such statements are based on assumptions by our management, as of the date of this report, and are subject to risks and uncertainties, including those discussed under Risk Factors in this document, that could cause actual results to differ materially from those anticipated. We caution readers not to place undue reliance on such forward-looking statements.

Overview

We are engaged in the production of egg products.  From 1994 to 2006, we were a first stage processor engaged in the breaking and sale of non-pasteurized liquid whole eggs, liquid whites, and liquid yolks. We primarily marketed our liquid eggs on a direct basis to companies who further process the raw liquid eggs into various egg products such as dried eggs, frozen, hard cooked, extended shelf-life liquid, pre-cooked egg patties, specialty egg products, etc.  Institutional, food service, restaurants, and food manufacturers in turn purchase these further processed products.

On June 30, 2006, we completed the Moark Acquisition.  With the Moark Acquisition, we entered into the business of further processing liquid egg into various finished egg products.  We have maintained our integrated production facilities in Renville, Minnesota and Thompson, Iowa, and will continue to supply some of the needs of the acquired facilities which were customers prior to the Moark Acquisition.

Our operating income or loss is significantly affected by wholesale liquid egg prices and feed costs, primarily corn and soybean meal, which can fluctuate widely and are outside of our control. Liquid eggs are a commodity product and prices fluctuate in response to supply and demand factors.  Feed costs are similarly commodity products subject to wide fluctuations, but not necessarily correlated with liquid egg prices.

Our cost of production is materially affected by feed costs which have been extremely volatile and which average approximately 25% of our total direct costs. Approximately 75% of these feed costs are incurred in the procurement of corn and soybean meal.  The cost of these ingredients is affected by a number of supply and demand factors such as crop production and weather, and other factors, such as the level of grain exports, over which we have little or no control.

The open market quoted price of liquid unpasteurized whole eggs has fluctuated widely over the last five years, from a low of $0.21 per pound to a high of $1.075 per pound, according to reports by Urner Barry Publications, Inc.  The high price occurred in March 2008.  Market prices averaged $0.4260 per pound in fiscal year 2007 and $0.2666 per pound in fiscal year 2006.  Both years are below five year average prices of approximately $0.4648 per pound.  The average reported price for fiscal year 2008 was $0.7824, ranging from a high of $1.075 per pound at the beginning of the third fiscal quarter to a low of $0.63 per pound at the end of the third fiscal quarter.

A portion of our production is sold to customers under long-term contracts at fixed prices that are necessarily not tied to the market price at the time of delivery.  Depending upon market circumstances, the prices generated by our contract sales tend to be either less or more than what the prevailing open market prices would generate.

Currently, we do not have any additional facility expansions underway at any of our facilities.  However, we are currently undertaking the construction of improvements to the wastewater treatment facility at our Thompson, Iowa facility.  See the section of this proxy statement entitled  “Legal Proceedings” for additional detail.

Results of Operations

The following table presents the amounts sold and weighted average sales prices of those sales for the liquid eggs for the twelve month fiscal periods presented.

	Year Ending August 31			Quarter Ending
	2006	2007	2008	Nov. 30, 2008
Pounds sold (in millions)	258.2	378.1	280.9	65.9
Average price per pound	$0.349	$0.502	$0.724	$0.726

Fiscal Quarter Ended November 30, 2008 compared to Fiscal Quarter Ended November 30, 2007

Net Sales.  Net sales for the first quarter of fiscal 2009 were $52.4 million, a decrease of $0.8 million, or 1.5% less than the first quarter in the prior fiscal year. Pounds sold in the first quarter were 65.9 million, a decrease of 12.8 million, or 16.3% less than the same period year ago. The decrease in pounds sold was experienced in all channels in which the Company sells product.  The average selling price per pound sold increased from $0.673 to $0.726, an increase of $0.053, or 7.9%, as a result of higher selling prices, as well as an improved product mix.

Cost of goods sold. Cost of goods sold for the first quarter of fiscal 2009 was $48.1 million, a decrease of $1.0 million, or 2.0%, as compared to the first quarter of fiscal 2008. The decrease was due largely to reduced sales volumes which result in reduced purchases of eggs and liquid eggs, as well as other raw materials in response to lower requirements.

Operating expenses. Operating expenses for the first quarter of fiscal 2009 were $4.5 million, nearly unchanged compared to the first quarter of fiscal 2008.  A decline in spending as a result of the withdrawal from retail markets and the termination of the license agreement with Land O’Lakes was offset by a charge of $(.6) million resulting from the complete closure of the Millersburg, Ohio facility, which had been previously impaired when operations were significantly curtailed in response to a loss of the egg supply on favorable economic terms.

Total other expense. Total other expense for the first quarter of fiscal 2009 was $0.4 million, a decrease of $(2.0) million from the prior year period.  Interest expense declined $(1.0) million with $(0.5) million due to the elimination of interest on the Land O’Lakes subordinated note eliminated in February 2008, with lower charges due to lower interest rates on the variable portion of the debt accounting for the majority of the remainder.  Other income increased $1.0 million due primarily to the refund of collateral on the interest rate derivative exited by the Company in the quarter.

Income Taxes.   As a limited liability company, the Company expects to be treated as a partnership for federal income tax purposes. Therefore, the Company will pay no federal income tax and instead, the Company’s members will include their pro-rata share of the Company’s net income or loss for purposes of their own federal income tax returns.

Net Income.  Operations for the first quarter ended November 30, 2008 resulted in a loss of $(0.6) million, or a loss of ($0.11) per basic and diluted members’ unit, as compared to a loss of $(2.7) million, or $(0.51) per basic and diluted members’ unit for the quarter ended November 30, 2007.

The Company’s financial performance in the current quarter may not be indicative of future quarters due to seasonal factors and volatility in both selling prices and cost of materials purchased, as well as industry factors in an intensely competitive industry.

Fiscal Year Ended August 31, 2008 Compared to Fiscal Year Ended August 31, 2007

Net Sales.  Net sales for the fiscal year ending August 31, 2008 were $218.0 million, an increase of $19.7 million, or 9.97%, as compared to fiscal year 2007. Sales pounds decreased by  97.2 million pounds as compared to fiscal year 2007.  The majority of the increase in net sales, or $13.8 million, is due to higher average selling prices for liquid egg products driven by increased input costs mainly feed for the hens.  Sales from United Mills increased $4.4 million due to increased grain prices.

Cost of Goods Sold.  Cost of goods sold for fiscal 2008 was $195.1 million, an increase of $11.7 million, or 6.4%, over the prior year.  The increased cost of grain, shell eggs, and purchased liquid eggs accounted for the additional cost. Average feed cost per ton increased in fiscal year 2008 to $176.97 per ton as compared to $124.12 per ton cost in fiscal year 2007, an increase of  42.6%.

Operating Expenses.  Operating expenses for fiscal 2008 were $22.0 million, an increase of $1.1 million, or  5.3%, from the prior year fiscal year. Actual expenses decreased $2.6 million due to the withdrawal from the retail market and the termination of the royalty bearing license agreement with Land O’Lakes. In fiscal 2008, we incurred an impairment charge of $3.7 million consisting of $.5 million in obsolete assets in Abbeville and Vernon, and $3.2 million intangible impairment due to the termination of the royalty bearing Land O’Lakes license agreement.

Total Other Expense.  Total other expense decreased  to $(9.0) million in fiscal 2008 from $9.2 million in the prior year, a decrease of  $18.2 million. The decrease was primarily due to the negotiated adjustment to the purchase price of the Moark Acquisition, which resulted in debt forgiveness of $17.0 million and six months worth of interest expense savings  of $1.0.

Income Taxes.  We expect to be treated as a partnership for federal income tax purposes and thus we will not be required to pay income tax.  Rather, our members will include their pro-rata share of the Company’s net income or loss for purposes of their own federal income tax returns. Accordingly, we did not record a provision for income taxes in fiscal year 2008 or fiscal year 2007. United Mills recorded income tax expense of $.008 million for fiscal year 2008.

Fiscal Year Ended August 31, 2007 Compared to Fiscal Year Ended August 31, 2006

Net Sales.  Net sales for the fiscal year ending August 31, 2007 were $198.3 million, an increase of $104.6 million, or 111.7%, as compared to fiscal year 2006.  The majority of the increase, or $100.7 million, is due to the inclusion of twelve months of results for the business acquired in the Moark Acquisition compared to only two months of operations in the prior fiscal year.  Higher average selling prices for unpasteurized liquid eggs slightly offset lower reported sales from the Renville, Minnesota and Thompson, Iowa facilities as production was used internally instead of sold to third parties.  Sales from United Mills increased $2.6 million due to increased grain prices.

Cost of Goods Sold.  Cost of goods sold for fiscal 2007 was $183.4 million, an increase of $103.5 million, or 129.6% over the prior year.  The Moark Acquisition businesses accounted for $87.2 million of the increase, while the increased cost of grain and shell eggs accounted for $12.2 million additional cost in Renville and Thompson and $2.9 million additional cost at United Mills.

Operating Expenses.  Operating expenses for fiscal 2007 were $20.9 million, an increase of $11.2 million, or  114.9% from the prior year.  An increase in marketing expenses for new products as well as new management and technical staff hired in to manage a larger and more complex business contributed to an increase in expenses, while the newly acquired business accounted for $3.1 million. Full year amortization of intangibles arising from the acquisition accounted for $1.6 million of expense compared to two months of expense in fiscal 2006. In addition, an impairment charge of $1.3 million relating to certain fixed assets at the Millersburg facility and obsolete assets at the Abbeville facility was recorded.

Total Other Expense.  Total other expense increased to $9.2 million from $3.0 million in the prior year, a increase of $6.2 million.  Interest expense on higher average debt levels associated with the acquisition accounted for the expense increase.

Income Taxes.  We expect to be treated as a partnership for federal income tax purposes that will not be required to pay income tax.  Rather, our members will include their pro-rata share of the Company’s net income or loss for purposes of their own federal income tax returns. Accordingly, we did not record a provision for income taxes in fiscal year 2007 or fiscal year 2006.  United Mills recorded income tax expense of $.002 million in fiscal year 2006.

Fiscal Year Ended August 31, 2006 Compared To Fiscal Year Ended August 31, 2005

Net Sales.  Net Sales for the fiscal year ended August 31, 2006 were $93.6 million, an increase of $30.4 million, or 48.1%, as compared to fiscal year 2005.  The increase is due to increased sales of liquid egg products largely attributable to the completion of the Thompson, Iowa facility in January 2006 and the resultant sale of its production, accounting for $11.2 million of the increase.  Sales of product produced at the facilities acquired in the Moark Acquisition generated additional sales of $20.2 million from July 1, 2006, the first day following the closing of the acquisition, to August 31, 2006, our fiscal year end.  A small decline in the weighted average selling price of liquid eggs accounted for approximately $0.8 million of reduced sales.

Cost of Goods Sold.  Cost of goods sold for fiscal 2006 was $79.8 million, an increase of $27.7 million, or 53.2% over the prior year.  The Moark Acquisition businesses accounted for $18.9 million of the increase, with the balance attributable to increased sales volumes in the liquid egg business existing prior to the acquisition.  Unit costs of production declined slightly due to modest declines in the average cost per ton of feed and the cost per dozen of purchased shell eggs.

Operating Expenses.  Operating expenses for fiscal 2006 were $9.7 million, an increase of $2.0 million, or 26.8% from the prior year.  New management and technical staff hired in anticipation of managing a larger and more complex business contributed to an increase in expenses, while the newly acquired business accounted for $1.0 million. Amortization of intangibles arising from the acquisition accounted for $0.3 million of expense in the last two months of the fiscal year.

Total Other Expense.  Total other expense declined to $3.0 million from $5.7 million in the prior year, a reduction of $2.7 million.  In the prior year, charges related to the retirement of the 2000 bonds resulted in a charge to interest expense of $2.3 million reflecting the adjustment of the embedded interest rate swap agreement to fair market value.  No such charges were incurred in fiscal year 2006.  Interest income of consolidated entities increased by $0.2 million over the prior year, while miscellaneous other income was largely unchanged.

Income Taxes.  We expect to be treated as a partnership for federal income tax purposes that will not be required to pay income tax.  Rather, our members will include their pro-rata share of the Company’s net income or loss for purposes of their own federal income tax returns.  Accordingly, we did not record a provision for income taxes in fiscal year 2006 or fiscal year 2005.  United Mills recorded tax expense of $.002 million in fiscal year 2006.

Our Conversion From a Cooperative to a Limited Liability Company

Effective August 31, 2004, Midwest Investors of Renville, Inc., d/b/a “Golden Oval Eggs”, a Minnesota cooperative (the “Cooperative”) was converted into a limited liability company with Golden Oval Eggs, LLC being the surviving company in the conversion.  We operate as the successor to the Cooperative and our operations are a continuation of the operations of the Cooperative.

Liquidity and Capital Resources

The Company’s working capital at November 30, 2008 was $(53.1) million compared to $(54.0) million at August 31, 2008.   In both cases, amounts due under the credit agreements have been accelerated, as they are anticipated to be paid from the proceeds of the sale of substantially all of the Company’s assets, anticipated to close less than twelve months from the end of the prior fiscal year. In both periods, absent the acceleration, the Company’s working capital would be positive.  The Company’s current ratio was 0.4 at November 30, 2008 compared to 0.5 at August 31, 2008, also affected by the debt acceleration.  Without the acceleration, in both periods the Company’s current ratio would exceed 1.0.

Effective August 29, 2008, the Company entered into an amendment to its credit agreements that provided for the resumption of principal payments on its Tranche A and Tranche B Term Loans, in the aggregate amount of $692,000 per month, extended the termination date on a $2.5 million short term note to March 1, 2009, extended the termination date of the revolving line of credit to March 1, 2009, and required monthly deposits into an escrow account to be used for improvements to the Thompson, Iowa waste water processing facility.  The payments are $200,000 for September 2008, October 2008 and November 2008 and $100,000 for December 2008.  All payments were made. The Company is also required to maintain a minimum EBITDA of $1.0 million for each month through March 1, 2009.  No events of default have been declared in the period ending November 30, 2008.  The Company is current on all interest and principal payments, including those to the trustee for the bonds.

The Company’s long-term debt at November 30, 2008, including current maturities, was $71.8 million compared to $73.9 million at August 31, 2008. As of November 30, 2008, $14.7 million has been drawn against the $17.5 revolving line of credit, compared to $16.3 million as of August 31, 2008. Substantially all trade receivables and inventories collateralize the Company’s line of credit, and property, plant and equipment collateralize the Company’s long-term debt under its credit agreement.

Net cash flow from operations was $1.4 million for the first quarter of fiscal 2009 compared to $1.0 million in the first quarter of fiscal 2008. Principal payments on long-term debt for the first quarter of fiscal 2009 were $2.1 million and additions to fixed assets were $1.3 million.  There were no distributions to unitholders during the first quarter of fiscal 2009.  An additional $0.3 million was added to restricted cash to provide for principal and interest payments on the 1999 and 2001 bonds due in January 2009 and an additional $0.6 million was deposited into the escrow account to fund improvements at the Thompson, Iowa wastewater processing facility.

Our working capital at August 31, 2008 was negative $(54.0) million compared to negative $(4.3) million at August 31, 2007.   Due to various factors discussed below, certain portions of our long term debt have been treated as coming due within twelve months, and reported as a current liability, which is what caused working capital to be negative.  Without this change in the treatment of the bank debt, working capital would have improved to $3.8 million at August 31, 2008.  Our current ratio was 0.5 at August 31, 2008 compared to 0.9 at August 31, 2007. Without the change in treatment of bank debt, the current ratio would have improved to 1.1 at August 31, 2008.  Golden Oval Eggs, LLC, Midwest Investors of Iowa and GOECA, LP are parties to a Credit Agreement that was originally entered into on September 13, 2004, first amended on November 30, 2005 and amended and restated on June 30, 2006 and subsequently amended or extended on April 30, 2007 and October 19, 2007, December 14, 2007, March 11, 2008 and August 29, 2008.  We have historically financed our working capital needs through the Credit Agreement and, to the extent of our cash flow, from operations.

The Amended and Restated Credit Agreement executed in June 2006 provided us with an additional $38.0 million of debt that was used to finance the Moark Acquisition and revolving lines of credit and swing loans to facilitate seasonal variations in liquidity requirements.  The first amendment to the Amended and Restated Credit Agreement extended the term of the revolving loans from April 30, 2007 to March 1, 2008 and also amended certain covenants. The second amendment to the Amended and Restated Credit Agreement (1) provided us with an additional $2.5 million through a short term revolving note due December 14, 2007, (2) deferred principal payments due October 20, 2007 and November 20, 2007, (3) required us to retain a financial adviser to evaluate strategic alternatives, and (4) modified our financial covenants for the period ending December 14, 2007.

On December 13, 2007, we entered into an Extension Agreement with the lenders under our Amended and Restated Credit Agreement, as amended, which extends the termination date of the $2.5 million short-term revolving note from December 14, 2007 to March 1, 2008, the original termination date of the revolving facility.  The Extension Agreement also extends the commencement date of financial covenants from December 15, 2007 to March 1, 2008 and deferred principal payments on the Tranche A and Tranche B term debt until the due date of the respective Tranche.

On February 15, 2008, the Company and Land O’Lakes executed an agreement whereby the purchase price of the Egg Products Division of Moark was reduced by $17 million by reducing the amount of the subordinated note used to finance the acquisition.  The Warrant to subscribe for and purchase units of Golden Oval Eggs, LLC (the “2006 Warrant”) was surrendered and cancelled as part of the purchase price reduction.  Additionally, the Company issued a warrant to Land O’Lakes for a convertible preferred security exchangeable for up to 880,492 Class A units in exchange for the forgiveness of accrued interest on the subordinated note.  The convertible preferred security also carries a preference upon liquidation of $10.0 million in the aggregate;  however, the liquidation preference is not available to Land O’Lakes if the convertible preferred security has been exercised for the issuance of the 880,492 Class A units.  The 697,350 Class B units held by Land O’Lakes were converted to Class A units per the agreement. See below under “Voting Securities and Principal Holders thereof” for a discussion of the anticipated exercise by Land O’Lakes of the 2008 Warrant.

On March 11, 2008, the Company entered into an Extension and Amendment Agreement of its credit facility which extended the termination date of the revolving line of credit to July 31, 2008 and continued the deferral of principal payments on the bank debt, specifically the Tranche A and Tranche B loans.  Payments of $200,000 per month were to be made into an interest bearing account to set aside funds for improvements to waste water processing at the Thompson, Iowa facility made as part of the settlement of matters with the Iowa Attorney General and DNR (See “Legal Proceedings” for further discussion).

On August 29, 2008, the Company entered into a Third Amendment of its credit facility.  Under this amendment, principal payments on the Company’s Tranche A and Tranche B debt were resumed, in the amount of $692,000 per month in the aggregate.  This resumption was made possible by improved earnings and cash flow reported in the Company’s third fiscal quarter ending May 31, 2008 and continued through its fourth fiscal quarter.  Additionally, a further $1.7 million was to be placed in an interest bearing account to fund the balance of improvements in waste water processing at the Thompson, Iowa facility.

We expect that cash flow from operations will be sufficient to fund operations, to make all payments of interest and principal when due, and to make distributions to our members for at least the next 12 months.  We would require significant additional capital resources in order to proceed with potential future expansions or to otherwise respond to competitive pressures in the industry.  Despite improved financial performance, deteriorating credit markets have led our lenders to pressure the company to reduce its total indebtedness.  That pressure included, as a condition to the various extensions of the Company’s debt described above, requirements for the Company to consider and pursue a strategic transaction, such as a sale of all or substantially all of Company’s assets, intended to allow complete repayment of the Company’s lenders.  The arrangements also included penalty rates of interest in the event that the Company did not pursue a strategic transaction on a time schedule acceptable to the Company’s lenders.  Financial advisors were retained and strategic alternatives explored, resulting in the execution of the purchase agreement with Rembrandt.  Although the Company has been meeting negotiated covenants, it continues to be unable to meet its original covenants under the June 2006 Credit Agreement that financed the Moark Acquisition.  Given the uncertainties surrounding the ability to meet these covenants and the inability to secure long-term funding from the current bank group, the long term portion of the bank debt has been treated as current for reporting purposes.

Capital expenditures for additions to plant, property and equipment for fiscal 2008 totaled $0.3 million.  Capital expenditures for plant, property and equipment totaled $1.4 million in 2007.  Capital expenditures for 2006 totaled $38.3 million, primarily for the purchase of assets relating to the Moark Acquisition.

Our long-term debt including current maturities at August 31, 2008 was $73.9 million, compared to $94.2 million at August 31, 2007, and $103.7 million at August 31, 2006. The decrease in long term debt in 2008 is due primarily to the elimination of the $17.0 million subordinated note, the timely payment of principal on the corporate bonds, and two months of principal payments on senior bank debt under the Credit Agreement.  Substantially all trade receivables and inventories collateralize our line of credit, and property, plant and equipment collateralize our long-term debt under our loan agreements. We are current on all interest and principal repayment requirements under existing credit agreements.  No events of default have occurred or been declared.

At August 31, 2008, we had an interest rate collar agreement that was originally embedded in our Corporate Bonds, Series 2000, which limited the variability of the interest rate on the bonds to a range of 8.46% to 7.31%, and was determined to be clearly and closely related.  In September 2004, we entered into a new financing agreement and a portion of the proceeds from the new financing was used to retire the Corporate Bonds, Series 2000.  At the time the Corporate Bonds, Series 2000 were retired in September 2004, the interest rate collar agreement became a separate stand-alone agreement.  As of August 31, 2008, the interest rate collar agreement, which terminates on July 10, 2010, has a notional amount of $14.3 million.  The interest rate collar agreement requires that we maintain a collateral account.  The fair value of the interest rate collar agreement is recorded as a reduction of the value of the collateral account in our consolidated balance sheet.  As of August 31, 2008, the net value of the collateral account was $0.3 million.  Subsequent to the fiscal year end, in October 2008, the Company terminated the interest rate collar agreement and the related exposure to a volatile interest rate environment.  Excess collateral of $913 was returned to the Company by the counterparty.  As interest rates have dropped in response to the current credit environment, the Company has avoided capital calls to the counterparty on the floor component of the collar agreement, eliminating an unpredictable potential demand on cash resources.

Net cash flow from operations was $5.1 million for fiscal 2008.  Usage on the revolving line of credit increased by $4.4 million, offsetting payments of long term debt of $3.3 million and an increase in restricted cash of $1.4 million, primarily for the Thompson waste water project.  Coupled with active management of receivables and trade debt and improved earnings in the third and fourth fiscal quarters, the Company was able to report $4.3 million in cash balances at fiscal year end, compared to no cash at the end of the prior fiscal year.

Net cash flow from operations was $2.6 million for fiscal 2007.  A total of $1.4 million was paid for additions to fixed assets during the fiscal year.  No additional term debt was issued.  The revolving line of credit increased by $8.0 million.

Net cash flow from operations was $1.4 million for fiscal 2006.  A total of $38.3 million was paid for fixed assets and intangibles during the course of the year.  Proceeds from new debt were $41.0 million and $5.5 million of debt was repaid.  The revolving line of credit provided an additional $1.1 million in funds.  An additional $0.3 million was paid for financing costs related to the Moark Acquisition.  Cash balances declined $0.5 million at the end of fiscal year 2006.

Contractual Obligations

 The following table presents our various known contractual obligations as of August 31, 2008, in thousands:

	Payments due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Debt	$73,946	$67,526	$3,898	$1,204	$1,318
Operating Leases	5,090	1,441	1,958	1,014	677
Construction Obligations	2,500	2,500	—	—	—
Total	$81,536	$71,467	$5,856	$2,218	$1,995

The data presented in the preceding table does not include any expected interest payments. The construction obligation is for the Thompson Waste Water project.

Critical Accounting Estimates

We prepare our financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our significant accounting policies are discussed in detail in Note 1 to the consolidated financial statements included at the end of this document. Certain of these accounting policies as discussed below require management to make estimates and assumptions about future events that could materially affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time the consolidated financial statements are prepared.  On a quarterly basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure our financial statements are presented fairly and in accordance with GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.

We believe that the following accounting policies are the most critical to aid in fully understanding and evaluating our reported financial results, and they require our most difficult and subjective judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. We have reviewed these critical accounting policies and estimates with the Audit Committee of our Board of Managers.

Allowance for Doubtful Accounts.  In the normal course of business, we extend credit to our customers on a short-term basis. Although credit risks associated with its customers are considered minimal, we routinely review our accounts receivable balances and make provisions for probable doubtful accounts. In circumstances where management is aware of a specific customer’s inability to meet its financial obligations to us (e.g. bankruptcy filings), a specific reserve is recorded to reduce the receivable to the amount expected to be collected. For all other customers, we recognize reserves for bad debts based on management’s experience and the length of time the receivables are past due, generally the entire balance for amounts more than 90 days past due.

Inventories.  Inventories of eggs, processed egg products, feed and supplies are valued principally at the lower of cost (first-in, first-out method) or market. If market prices for eggs and feed grains move substantially lower, we would record adjustments to write-down the carrying values of eggs and feed inventories to fair market value.

The cost associated with flock inventories, consisting principally of chick costs, feed, labor, and overhead costs, are accumulated during the growing period of approximately 18 weeks.  Layer flock costs are capitalized to the point at which the pullet goes into production and are amortized over the productive lives of the flocks, generally 18 to 24 months. High mortality from disease or extreme temperatures would result in abnormal adjustments to write-down flock inventories. Management continually monitors each flock and attempts to take appropriate actions to minimize the risk of mortality loss.

Long-Lived Assets.  Depreciable long-lived assets are primarily comprised of buildings and improvements and machinery and equipment. Depreciation is provided by the straight-line method over the estimated useful lives based on management’s experience, which is 7 to 39 years for buildings and improvements and 3 to 15 years for machinery and equipment. An increase or decrease in the estimated useful lives would result in changes to depreciation expense. In the year ended August 31, 2008, there were no write-offs as a result of changes to asset useful lives.

We continually reevaluate the carrying value of our long-lived assets for events or changes in circumstances that indicate that the carrying value may not be recoverable. As part of this reevaluation, if impairment indicators are present, we estimate the future cash flows expected to result from the use of the asset and its eventual disposal. In the year ended August 31, 2008, we determined that  impairment of $3.7 million had occurred consisting of  $3.1 million from the termination of the Land O’Lakes license agreement, $.4 million at the Abbeville facility due to the loss of  quality egg suppliers, $.2 million at the Vernon facility due to egg supply availability.

Intangible Assets

As a result of the Moark Acquisition that was completed June 30, 2006, we acquired intangible assets consisting of licenses to use certain brand names and trademarks, licenses of certain product technology and certain patents and patent applications.  We recorded the excess of consideration paid over assets acquired.  Financial Accounting Standard No. 141 “Business Combinations” dictates that values be assigned to certain intangible assets.  We accordingly made estimates of the values to be carried on our books for intangible assets acquired, including registered and unregistered trade names and trademarks, licensing agreements, and patents and patent applications.  The values of these assets are determined by forecasting future cash flows and assessing the risk of achieving the forecast.  Those intangible assets with finite lives will be amortized over a period matching the life of the underlying intellectual property, for example, the term of the license agreement or the remaining life of the patent.  Those intangibles with indefinite lives have been recorded as goodwill, and will not be amortized over a fixed time period.  Rather, they will be tested for impairment when impairment indicators are deemed present or on an annual basis.   As of August 31, 2008,  we concluded the fair value of the single entity reporting unit exceeded the carrying value of the reporting unit based on the pending sale of substantially all of the operations.  As a result, no provision for impairment was required.

Financial Instruments.  Our financial instruments consist primarily of cash equivalents, accounts receivable, long-term receivable, accounts payable, debt, and an interest rate collar agreement.  The carrying amounts of cash equivalents, accounts receivable, and accounts payable approximate their fair values because of the short-term maturity of such instruments.  The stated value of our long-term receivables approximates their fair value based on current market rates for financial instruments of the same remaining maturities and risk characteristics.  The carrying values of long-term debt instruments approximate their fair value because interest rates on such debt are periodically adjusted and approximate current market rates. The interest rate collar agreement manages our exposure to fluctuations in interest rates.  We have accounted for this agreement in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities, “as amended by SFAS No. 138 “Accounting for Certain Derivative Instruments” and SFAS No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities”. Interest rate swap contracts are reported at fair value with the gain or loss on market value recorded as an increase or reduction of interest expense. At August 31, 2006, no interest rate swap agreements are designated as hedges.  An increase or decrease in the fair value of these financial instruments would result in changes of the recorded value of these financial instruments in our consolidated financial statements.  During the year ended August 31, 2005, we had only one abnormal and material adjustment due to fluctuations in the fair values of financial instruments.  This adjustment recognized a $2.3 million decrease in the recorded value of the collateral on the interest rate collar agreement at the time this agreement was determined to no longer be clearly and closely related to the Corporate Bonds, Series 2000. Due to the changing collateral values, in fiscal 2008 a net loss of $(.6) million was recorded as an increase in interest expense. Subsequent to the end of fiscal 2008, we recognized income in September 2008 from the interest rate collar agreement of $.9 million recorded as a reduction of interest expense. We terminated the interest rate collar agreement October 2, 2008 resulting in a loss of $(.2) million  recorded as an increase to interest expense.

Recent Accounting Pronouncements

In December 2007, the FASB approved the issuance of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (“SFAS 160”). SFAS 160 will change the accounting and reporting for minority interests, which will now be termed noncontrolling interests. SFAS 160 requires noncontrolling interest to be presented as a separate component of equity and requires the amount of net income attributable to the parent and to the noncontrolling interest to be separately identified on the consolidated statement of operations. SFAS 160 is effective for fiscal years beginning on or after December 15, 2008. We do not expect adoption of SFAS 160 to have any impact on our consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS 141R”). SFAS 141R establishes the requirements for how an acquirer recognizes and measures the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements for business combinations. SFAS 141R is effective for annual periods beginning after December 31, 2008 and should be applied prospectively for all business combinations entered into after the date of adoption. SFAS 141R will have an impact on our accounting for business combinations once adopted on December 15, 2008.

In March 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities, an Amendment to FASB Statement No. 133. FAS 161 establishes the disclosure requirements for derivative instruments and hedging activities and expands the disclosure requirements of statement 133. The effective date for financial statements issued for fiscal years and interim periods beginning after November 15, 2008 which for us begins with our 2010 fiscal year. Golden Oval is reviewing FASB 161 but anticipates very little impact to the Company.

In April 2008, the FASB issued FASB Staff Position No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets” and requires enhanced disclosures relating to: (a) the entity’s accounting policy on the treatment of costs incurred to renew or extend the term of a recognized intangible asset; (b) in the period of acquisition or renewal, the weighted-average period prior to the next renewal or extension (both explicit and implicit), by major intangible asset class and (c) for an entity that capitalizes renewal or extension costs, the total amount of costs incurred in the period to renew or extend the term of a recognized intangible asset for each period for which a statement of financial position is presented, by major intangible asset class. FSP 142-3 must be applied prospectively to all intangible assets acquired as of and subsequent to fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. We are currently evaluating the impact that FAS No. 142-3 will have on our financial statements.

The FASB issued two new statements in May 2008, FASB Statement No. 162, The Hierarchy of Generally Accepted Accounting Principles and FASB Statements No. 163, Accounting for Financial Guaranty Insurance Contract, an interpretation of FASB 60. FASB 162 identifies sources of accounting principles and establishes a hierarchy of accounting principles to be used in preparation of financial statements in conformity with GAAP for non governmental entities. FASB 162 is effective 60 days following SEC approval of Public Company Accounting Oversight Board (PCAOB) amendments to AU section 411. The Company does not anticipate any impact with the enactment of FASB 162. FASB 163 clarifies the recognition and measurement of claim liabilities in an insured financial obligation by insurance enterprises. FASB 163 is not applicable to the Company.

Management of GOE

The Company’s business and affairs are governed by its board of managers. The board of managers has full authority to act on behalf of the Company. The board of managers acts collectively through meetings, committees and executive officers it appoints. In addition, the Company employs a staff of professionals to manage the day-to-day business of the Company. The members of the board of managers and the executive officers are identified below.   There are no arrangements or understandings pursuant to which any director, nominee to become a director or executive officer was elected or appointed.

Under our Limited Liability Company Agreement, the number of managers is to be set by the board of managers, but may not be less than five.  The board has set the number of managers at seven.  We currently have six managers and one vacancy. Our Limited Liability Company Agreement provides that the board of managers is classified into three classes, the members of each class to serve for a staggered term of three years. As the term of each class expires, the successors to the managers in that class will be elected for a term of three years. Below is certain biographical and other information regarding our managers.

Information Regarding Our Managers

Name and Address	Age	Position	Term Expires
Chris Edgington	47	Manager, Chairman of the Board	2011

Marvin Breitkreutz	65	Manager	2011

Mark Chan	49	Manager	2011

Howard Dahlager	60	Manager, Vice Chairman of the Board	2009

Loren Norgaard	58	Manager	2009

Paul Wilson	53	Manager, Secretary/Treasurer of the Board	2010

Chris Edgington.  Mr. Edgington has served as a director of the predecessor cooperative from February 2000 through the date of conversion and has served as a manager since that time.  He currently serves on the board of Ag Ventures Alliance.  Since 1984, Mr. Edgington has been actively involved in his family farming operation, which raises corn, soybeans, sweet corn, peas and millet as well as a cow and calf herd.

Marvin Breitkreutz.  Mr. Breitkreutz previously served as a director of the predecessor cooperative since its formation in 1994 and now serves as a manager.  He previously served as Vice Chairman.  He also serves as Chairman of the Red River Valley Farmers Insurance Pool.  Marvin has served on the board for the Southern Minnesota Sugar Beet Cooperative, as well as being a past township supervisor and previous chairman of the Renville County Farm Bureau.  Marvin lives and farms near Renville, Minnesota where he raises sugar beets, corn and soybeans.

Mark Chan.  Mr. Chan previously served as a director of the predecessor cooperative from February 2000 through the date of the cooperative’s conversion and now serves as a manager.  He previously served as Vice Chairman and as Secretary/Treasurer.  Also, Mr. Chan was a past director of Co-Op Country Farmers Elevator and ValAdCo.  Mark is an owner and manager of a family farm operation near Renville, Minnesota that raises corn, soybeans, sugar beets, and green peas.

Howard Dahlager.  Mr. Dahlager was elected as a manager at the Annual Meeting of Members held on March 29, 2006 and currently serves as Vice Chairman.  Since 1981, Mr. Dahlager has been a controlling shareholder and officer of JSF, Inc.  In addition to farming approximately 2,000 acres of corn, soybeans, wheat and sugar beets, JSF operates a seed conditioning facility that works with Stine Seed Company to distribute soybean seed throughout southern Minnesota.  He has previously served on the boards of Minnesota Crop Improvement Association, Minnesota Corn Processors, LLC and Minnesota Soybeans Growers Association.  Mr. Dahlager received his Bachelor of Science degree in mathematics from Moorhead State University.

Loren Norgaard.  Mr. Norgaard has served as our manager since December 18, 2007.  Since 2005, Mr. Norgaard has been semi-retired.  Currently he is a part-time estimator and project manager for SB Restoration.  From 1972 to 2004, Mr. Norgaard operated Norgaard Farms, a corn and soybean farm, as well as a hog operation, in

Hazel Run, Minnesota.  Since 1992, he has been a board member of BCH Enterprises LLP, a farrow to finish operation in Boyd, Minnesota.  From 1984 to 1997, Mr. Norgaard was a board member of TriLine Elevator and served as the board secretary for eleven of those years.  From 1992 to 2002, Mr. Norgaard was a board member of Phenix BioComposites, a company that developed and produced biocomposite material.  Mr. Norgaard is a graduate of Concordia College, Moorhead.

Paul Wilson.  Mr. Wilson began serving as a manager March 15, 2005 and is currently the Secretary/Treasurer of the Board.  Since 2000, Mr. Wilson has been Vice-President/Loan Officer of the F & M Bank in Clarkfield, Minnesota, where he has been employed since 1998.  A fifth generation farmer, he has experience raising grain and turkeys on his family farm.  Currently, Mr. Wilson serves on the boards of the Economic Development Association and the Upper Minnesota Valley Business Development Association.  Mr. Wilson served on the Clarkfield Charter School Board and is President of the Clarkfield Lions Club.

Information Regarding Our Executive Officers

Below is certain biographical and other information regarding our current executive officers.

Name	Age	Position
Dana Persson	51	President/Chief Executive Officer
Thomas A. Powell	57	Chief Financial Officer
Robert A. Harrington	48	Chief Operating Officer and Executive Vice President of Marketing

Dana Persson.  Mr. Persson served as our President and Chief Executive Officer from our formation as a cooperative in 1994 through the conversion of the cooperative to our limited liability company and through to the present. He presently serves on the board of directors of Parthenon Risk Partners.  Prior to 1994, he served as President/CEO of Co-op Country Farmers Elevator of Renville, Minnesota, and general manager of a number of grain marketing and farm supply cooperatives in Minnesota. Mr. Persson has a degree in Agricultural Business from Ridgewater College in Willmar, Minnesota.

Thomas A. Powell.  Mr. Powell was appointed as our Chief Financial Officer effective July 1, 2007 after serving as our Interim Chief Financial Officer since October 12, 2006.  Since August 2005, Mr. Powell has been a partner of Tatum LLC, an executive services firm.  While a partner of Tatum, Mr. Powell served as the Chief Financial Officer of The Steak-Umm Company, Inc., a provider of frozen sliced beef to the grocery and mass merchandise trade, from August 2005 to March 2006.  Prior to joining Tatum, Mr. Powell served as the Chief Financial Officer of Michelin Footwear, a licensee of Michelin, the French tire company, from March 2004 to July 2005.  From July 2002 to March 2004, he was engaged in consulting and self-employed.  From September 1997 to December 2000, Mr. Powell served first as the Chief Financial Officer and then from December 2000 to July 2002 as the Vice President and General Manager of Alden Merrell Fine Desserts.  Mr. Powell has a Bachelors Degree in Economics from the University of Pennsylvania and a Master of Business Administration from the Wharton School of the University of Pennsylvania.

Robert A. Harrington.  Mr. Harrington was appointed as our Chief Operating Officer and Executive Vice President of Marketing on  May 23, 2006. From April 2006 to May 2006, Mr. Harrington was a consultant to us focusing on the creation of the business and acquisition/integration plan.  From April 2003 to March 2006, Mr. Harrington served as Senior Vice President of Sales & Marketing for Novartis Nutrition Corporation in Minneapolis, Minnesota.  From October 2000 to March 2003, Mr. Harrington was Senior Vice President of Sales of Novartis Nutrition Corporation in Minneapolis.  Novartis Nutrition Corporation, a subsidiary of Novartis AG, Basel, is a global pharmaceutical and consumer healthcare products company.  Mr. Harrington earned a B.S. in Business Administration from Minnesota State University Mankato.

Voting Securities and Principal Holders Thereof

The following table furnishes information, as of February 25, 2009, regarding beneficial ownership of our Class A units by (i) each person known by us to beneficially own more than 5% of our issued and outstanding Class A units, (ii) each of our managers, (iii) each of our executive officers and (iv) all of our current managers and executive officers as a group.  As of February 25, 2009, 6,430,499 Class A units were issued and outstanding.

The address of each natural person listed below is c/o Golden Oval Eggs, LLC, 1800 Park Avenue East, Renville, MN 56824. Except as otherwise noted, each person listed below has sole investment discretion and voting power with respect to the Class A units listed.

In accordance with the rules of the Securities and Exchange Commission, in computing the number of Class A units beneficially owned by a person and the percentage ownership of that person, Class A units subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of February 25, 2009 are treated as outstanding. These Class A units, however, are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

	Beneficial Ownership of Class A Units
Name	Number	Percentage (1)
Land O’Lakes, Inc. (1) P.O. Box 64101 St. Paul, MN 55164	1,577,842	24.5%

Coop Country Farmers Elevator (2) P.O. Box 604 Renville, Minnesota 56284	556,993	8.7%

Dana Persson (3)	144,977	2.3%

Thomas A. Powell (3)	8,582	*

Robert A. Harrington (3)	11,285	*

Marvin Breitkreutz (4)(5)	33,168	*

Loren Norgaard (4)	25,713	*

Mark Chan (4)(6)	23,728	*

Chris Edgington (4)(7)	19,832	*

Rodney Hebrink (4)(8)	12,265	*

Howard Dahlager (4)(9)	10,576	*

Paul Wilson (4)	10,288	*

All current managers and executive officers as a group (9 persons)	288,149	4.5%

*              Less than one percent (1%)

(1)           Based upon Schedule 13D filed by the member with the Securities and Exchange Commission on June 30, 2006 and includes 697,350 Class A units owned by Land O’Lakes, Inc. as of that date and 880,492 Class A units issued upon the anticipated exercise of the warrant issued to Land O’Lakes on February 15, 2008 and the subsequent conversion of the units issued upon such exercise into Class A units.

(2)           Based upon Schedule 13G filed by the member with the Securities and Exchange Commission on January 7, 2005.

(3)           Executive officer.

(4)           Manager

(5)           Includes 6,864 Class A units held by Mr. Breitkreutz’s wife. Also includes 24,304 Class A units held jointly by Mr. Breitkreutz and his spouse.

(6)           Includes 15,728 Class A units held by MC&S Inc, a corporation owned by Mr. Chan and his family and 6,000 Class A units held solely by Mr. Chan.

(7)           All units held through TCI, Inc. of which Mr. Edgington is a controlling person.

(8)           Mr. Hebrink served as our manager until October 5, 2007.

(9)           Includes 4,576 Class A units held by JFS, Inc., of which Mr. Dahlager is a one-third owner, a director and an officer, and also includes 4,000 shares held solely by Mr. Dahlager.

As previously disclosed by the Company, on May 23, 2006, the Company entered into an Asset Purchase and Sale Agreement (the “Purchase Agreement”) with Land O’ Lakes, Inc. (“LOL”) and certain other parties. On February 15, 2008, the Agreement was amended (the “Purchase Agreement Amendment”) to  reduce the purchase price under the Purchase Agreement. In connection with the Purchase Agreement Amendment, the Company issued LOL a warrant (the “2008 Warrant”) to purchase 880,492 of its newly-created Class A Preferred units. The Board of Managers of the Company adopted the Certificate of Designation of Class A Convertible Preferred Units (as amended, the “Certificate) on February 15, 2008 to provide for the rights and preferences of the Class A Preferred Units.

A proposed amendment to the Certificate (the “Certificate Amendment”) provides that if there is a purchase agreement executed by the Company for a sale of all or substantially all of the assets of the Company and the 2008 Warrant has been exercised, then the Class A Convertible Preferred Units shall be converted to the same number of Class A Common Units and following the conversion the holder shall be entitled to receive a payment of $6,447,214.78 from the Company (the “Conversion Payment”), with the amount to be paid by the Company to the holder within 30 days after closing of the sale of all or substantially all of the Company’s assets.  Although the Company believes that it has reached agreement with the representatives of Land O’Lakes, Inc. on the business terms reflected in the Certificate Amendment, approval of the final documentation by Land O’Lakes is pending, creating the possibility of further modifications.

Upon conversion, the Class A Common units issuable upon the exercise of the Warrant and conversion shall become issued and outstanding, in which case the holder will have all of the financial and governance rights associated with ownership of Class A Common units. Effective upon such a conversion of the Class A Convertible Preferred units to Class A Common units, the rights and preferences related to the Class A Convertible Preferred units shall cease.

In the event that the sale of all or substantially all of the assets of the Company does not occur and the corresponding asset purchase agreement is terminated, or the Company does not make the Conversion Payment, then the conversion to Class A Common Units shall be rescinded and the holder shall hold Class A Convertible Preferred units with all of the rights and preferences of Class A Convertible Preferred units as provided under the Certificate and the Amended LLC Agreement.

Except as amended by the Certificate Amendment, the terms of the Class A Convertible Preferred Units remain unchanged and are as previously disclosed. Except as provided in the Certificate, the interests of the Class A Preferred Units and the rights of the holder of Class A Preferred Units are equal in all respects to those of the Class A Common units and holder of Class A Common units of the Company.

Land O’Lakes, Inc. is expected to exercise the 2008 Warrant and become the holder of 880,492 Class A Convertible Preferred units on or about February 27, 2009.  Pursuant to the terms of the Certificate Amendment, in light of the existence of the purchase agreement between the Company and Rembrandt, upon such exercise LOL’s 880, 492 Class A Convertible Preferred units will convert into 880,492 Class A Common units and the right for LOL to receive the Conversion Payment upon the terms and conditions described above.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is the risk of loss to future earnings, to fair values or to future cash flows that may result from changes in the price of a financial instrument. The value of a financial instrument may change as a result of changes in interest rates, commodity prices, exchange rates, equity prices and other market changes. Market risk is attributed to all market-risk sensitive financial instruments, including long-term debt.

We do not believe we are subject to any material market risk exposure with respect to interest rates, commodity prices, exchange rates, equity prices, or other market changes that would require disclosure.

Legal Proceedings

Recent events in our industry have resulted in a variety of disputes, including disputes with government authorities and an array of private parties.  Following is a summary of certain material cases and procedures in which the company has been, or continues to be, involved.

United States Department of Justice Grand Jury Investigation

On March 27, 2008, the Company received a grand jury subpoena issued by the Antitrust Division of the U.S. Department of Justice (“DOJ”) in the Eastern District of Pennsylvania, requesting documents for the period of January 1, 2002 through March 27, 2008 relating primarily to the pricing, marketing, and sales of egg products.  The Company produced documents in response to the subpoena. The Company was told by government prosecutors that it was not a target of the government’s investigation.  On February 19, 2009, government prosecutors informed the Company that their investigation is closed and that the Company owes no further obligations to the DOJ.

Civil Antitrust Claims

In late September 2008, after media reports publicized the existence of the investigation by the DOJ, several groups of plaintiffs’ lawyers filed class action civil antitrust suits against the Company and other companies in the egg products industry.  The complaints were filed in the United States District Court for the District of Minnesota and the United States District Court for the Eastern District of Pennsylvania.  The Company informed the plaintiffs’ lawyers in each case that the Company was not a target of the government’s investigation, and the plaintiffs agreed to voluntarily dismiss their claims against the Company without prejudice in exchange for a tolling agreement that would allow the plaintiffs to re-assert their claims if it was determined that the Company had any liability.  The Company has not been renamed as a defendant in any of the complaints.

On December 2, 2008, because complaints had been filed in both Minnesota and Pennsylvania, the United States Judicial Panel on Multidistrict Litigation ordered that all of the complaints be consolidated before the Honorable Gene E.K. Pratter, United States District Court Judge for the Eastern District of Pennsylvania.  The cases have been consolidated under a master file in the matter of T.K. Ribbings Family Restaurant v. United Egg Producers, Inc. et al., 08-cv-465-GP (E.D. Pa.).  Pursuant to the arrangement described above, the Company was voluntarily dismissed from this action on October 8, 2008.

On January 30, 2009, plaintiffs in the consolidated action filed an Amended Consolidated Class Action Complaint. The Company was neither named nor mentioned in the Amended Consolidated Class Action Complaint and, therefore, is not a defendant in the action.

Florida Attorney General Investigation

On October 27, 2008, the Company received an Antitrust Civil Investigative Demand (“CID”) from the Office of the Attorney General of the State of Florida (“Florida AG”) requesting answers to certain interrogatories and the production of certain documents for the period of January 1, 2004 through the present relating primarily to the pricing of egg products and certain industry trade associations.  It is the Company’s understanding, based on communications with the Florida AG, that the CID was issued largely to investigate the same allegations set forth in the Civil Antitrust Claims, noted above.  GOE negotiated with the Florida AG to provide a subset of the information and materials requested,  all of which was provided on December 5, 2008.  Since that time, GOE has not received any additional requests from the Florida AG.

Environmental Proceedings

Our Thompson, Iowa facility has an industrial wastewater treatment facility designed to treat wastewater from egg breaking.  The Thompson facility has a National Pollution Discharge and Elimination System (“NPDES”) permit from the Iowa Department of Natural Resources (“IDNR”) that governs the quality of the wastewater influent to and effluent from the treatment facility.

Beginning in 2001, IDNR issued several Notices of Violation (“NOV”) against us regarding alleged violations of the NPDES permit discharge limits for biochemical oxygen demand, total suspended solids, and ammonia nitrogen.

On March 29, 2007, the Iowa Attorney General’s office filed suit against us requesting civil penalties and injunctive relief against further NPDES permit violations.  To address the violations, we decided to make certain capital infrastructure improvements to the wastewater treatment facility totaling $2.5 million.  The improvements are designed to ensure full compliance with the NPDES permit.  In addition, operational changes were made at the wastewater facility to achieve significant improvement in compliance with the NPDES permit requirements.

On February 11, 2008, we received a construction permit from IDNR for the improvements to the wastewater facility.  On July 14, 2008, a Consent Order, Judgment and Decree was filed in Iowa District Court for Winnebago County.  The Order is a settlement with the Iowa Attorney General and obligated us to pay a $200,000 civil penalty to the State of Iowa for the alleged violations, and to complete the permitted improvements to the Thompson wastewater facility by April 30, 2009.  We paid the $200,000 civil penalty in July 2008, and construction of the wastewater improvements are expected to be completed by April 30, 2009.  Once the improvements are completed and there are no further violations of the permit, our obligations under the Consent Order will be satisfied.

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INFORMATION ABOUT REMBRANDT

Founded in 2000, Rembrandt Enterprises, Inc. is an egg production and processing company based in Rembrandt, Iowa, with affiliated egg production and egg processing operations in Iowa and Missouri. Rembrandt employs approximately 250 people.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED TRANSACTION

Following is a summary of material federal income tax considerations applicable to holders of the Company’s Class A common units (each, a “Unitholder” and collectively the “Unitholders”) on (i) the sale of substantially all of the assets used in the Company’s business (the “Assets”) for cash  (the “Sale”), (ii) the distribution of all or a portion of the cash proceeds from the Sale to the Unitholders, and (iii) the liquidation of the Company (the “Liquidation”).  This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), the regulations that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code (the “Treasury Regulations”), and judicial and administrative determinations and pronouncements, all as in effect as of the date of this summary.  These authorities are subject to change at any time and any such changes could have retroactive effect so as to alter the conclusions described in this summary.  Furthermore, all of these authorities are subject to differing interpretations.  No advance ruling has been obtained or sought from the Internal Revenue Service (the “IRS”) regarding the federal income tax consequences of the Sale or the liquidation of the Company.  The statements in this summary are not binding on the IRS or a court.  As a result, there can be no assurance that the tax considerations described herein will not be challenged by the IRS or sustained by a court if so challenged.

The rules governing the federal income taxation of partners and partnerships (to which the Company should be subject — see “Tax Consequences of the Sale” below) are complex, and the following discussion represents only a general summary of certain of those rules.  This summary does not address aspects of taxation other than federal income taxation.  It also does not address all aspects of federal income taxation that may apply to Unitholders who are subject to special rules under the Code including, among others, Unitholders other than U.S. persons, persons who hold their units through entities that are partnerships or trusts for federal income tax purposes or other pass-through entities, tax-exempt organizations, financial institutions, broker-dealers, insurance companies, persons who received units as compensation or who hold their units as part of a straddle, wash sale, hedging, conversion or other integrated or risk reduction transaction, and certain U.S. expatriates.  In addition, this summary does not address the state, local or foreign tax considerations applicable to the Sale.  However, Unitholders may be subject to taxation by state, local, or other taxing authorities where the Company’s assets are located or where the Unitholder resides. In addition, the Company could be required to withhold state or other income taxes on allocations or distributions to the Unitholders.

This discussion is not intended to be, and should not be construed as, tax advice to you.  The tax consequences of the Sale and Liquidation to you and your rights with respect to the Sale and Liquidation are based upon your particular circumstances, which may differ from those of other Unitholders.  Accordingly, some or all of the following discussion may not apply to your particular situation.  You are strongly urged to consult your own tax adviser with respect to the federal, state, local and foreign tax consequences of the Sale and Liquidation to you based upon your particular circumstances.

Tax Consequences of the Sale

Under applicable regulations, an unincorporated entity such as a limited liability company is treated as a partnership for federal income tax purposes unless the entity is considered a “publicly traded partnership” or the entity affirmatively elects to be taxed as a corporation.  The Company has not requested and will not request any ruling from the IRS with respect to its classification as a partnership not taxable as a corporation for federal income tax purposes.  The Company has not affirmatively elected to be taxed as a corporation, however, and the Company believes that it should be treated as a partnership not taxable as a corporation for federal income tax purposes (including non-application of the publicly traded partnership rules).  This summary assumes that the Company will be treated as a partnership not taxable as a corporation for U.S. federal income tax purposes.  As a partnership, the Company generally does not pay U.S. federal income tax.  Instead, each Unitholder is required to report on its U.S. federal income tax return its allocable share of the income, gain, loss, deductions, and credits of the Company.

If and when the Sale occurs, the Company will recognize gain (or loss) from the Sale in an amount equal to the difference between (1) its “amount realized” for federal income tax purposes, (2) its adjusted tax basis in the Assets.  The amount realized will equal the sum of the amount of cash consideration received by the Company from the Purchaser (including any amounts of cash withheld), any other property received from the Purchaser, and the amount of liabilities assumed by the Purchaser (or to which the Assets are subject when acquired by the Purchaser).  The aggregate amount realized generally will be allocated among the Assets (or classes of assets) according to the rules prescribed under Section 1060(a) of the Code.  The determination of whether or not the Company recognizes gain (or loss) on the Sale will be made on an asset by asset (or class by class) basis.  Each Unitholder will be required to report on its federal income tax return its allocable share of the Company’s gain or loss from the Sale as so calculated in accordance with the Company’s Amended and Restated Limited Liability Company Agreement.

Character of Gain or Loss Recognized on the Sale

Amounts allocated to an asset in excess of its basis will be treated as a gain, while amounts allocated to an asset that is less than its basis will be treated as a loss.  Gain (or loss) will be treated as capital gain (or loss), except to the extent that gain is treated as a recapture of depreciation or amortization as explained below, or unless: (i) the property sold constitutes stock in trade, inventory or property held primarily for sale to customers in the ordinary course of our trade or business, accounts receivable, or (ii) the property sold constitutes “Section 1231 Property.” Capital gain or loss generally will be treated as long-term capital gain (or loss) to the extent that the Company has held a particular asset for more than one year.  Long-term capital gain is generally taxed to individuals at a maximum rate of fifteen percent (15%).

Section 1231 applies to the gains and losses from the sale or exchange of certain business property.   Section 1231 Gains are those gains arising from the sale or exchange of (i) depreciable assets used in a trade or business, or (ii) real property used in a trade or business, which are held for more than one year.  Section 1231 losses are those losses arising from the sale or exchange of such property.  If the Company’s Section 1231 Losses exceed Section 1231 Gains, such losses would be treated as ordinary losses.   If the Company’s Section 1231 Gains for the taxable year from all sources exceed the Company’s Section 1231 Losses from all sources for the year, subject to certain exceptions, such as depreciation recapture, such net Section 1231 Gain would be treated as a long-term capital gain. To the extent reasonably practicable, the Company will provide to you the information necessary for you to calculate your allocable share of any Section 1231 gain that will be treated as ordinary income.

Under Sections 1245 of the Code, a portion of the amount previously allowed as depreciation expense with respect to Section 1231 Property may be “recaptured” as ordinary income upon sale or other disposition of that property.  Such depreciation recapture will be taxed at ordinary income tax rate of the taxpayer rather than as capital gains taxable at the fifteen percent (15%) individual capital gains rate.  The Company expects a portion of the gain from the Sale to be treated as depreciation recapture subject to tax at ordinary income tax rates of up to thirty five percent (35%).

Under Section 702(a)(3) of the Code (which generally deals with the “pass through” of certain tax items from a partnership to its partners), a partnership is required to separately state, and the partners are required to account separately, for their allocable share of all income, gains, losses, deductions, and credits.  All gains and losses treated as ordinary income or loss will then be aggregated, as will capital gains and losses.  Accordingly, with the Sale, each Unitholder’s allocable share of Section 1245 Gain, Section 1231 Loss, capital loss, and Partnership net taxable income or loss will be reflected separately on their Schedule K-1 for the year in which the Sale occurs.

Treatment of Cash Distributed by the Company

Distributions of cash by a partnership to a partner (or to a Unitholder by a limited liability company treated as a partnership) generally are not taxable for federal income tax purposes except to the extent that the amount of cash distributed exceeds the adjusted tax basis of the Unitholder’s interest in the Company immediately before the distribution.  Cash distributions in excess of a Unitholder’s adjusted tax basis generally are treated as gain from the sale or exchange of the Unitholder’s interest.  Applicable regulations provide that advances of cash against a Unitholder’s distributive share of income are treated as if made on the last day of the Company’s taxable year.

A Unitholder’s basis in the Company generally is increased by the Unitholder’s allocable share of the Company’s taxable income and decreased by the Unitholder’s allocable share of taxable loss.  Allocations of taxable income and loss generally are made on the last day of a Company’s taxable year.  Gain allocated to a Unitholder increases the basis of the Unitholder in its interest in the Company, while losses allocated to a Unitholder and distributions of cash from the Company reduce the basis of the Unitholder in its interest in the Company.  To the extent such distributions exceed a Unitholder’s adjusted basis in its interest in the Company, the Unitholder will recognize taxable income.

For purposes of these rules, the Code treats a discharge of liabilities of the Company as if it were a distribution of cash to the Unitholders.  Therefore if, in connection with the Sale, the Purchaser assumes liabilities of the Company or the Company uses cash from the Sale to pay some or all of its liabilities, each Unitholder will be deemed for tax purposes to receive a distribution from the Company equal to the amount of such liabilities previously allocated to the Unitholder for tax purposes.  This, like cash distributions, will result in a reduction in a Unitholder’s basis in the Company and/or taxable income.

In previous tax years, the Company has incurred operating losses that the Unitholders have been unable to deduct because of the “passive loss rules” (Internal Revenue Code section 469).  The Company expects that these deferred passive losses will be available to reduce the amount of income otherwise allocable to and reportable by Unitholders from the transaction, whether or not the Company is liquidated in the same tax year in which the transaction occurs.  Nevertheless, the determination of whether a Unitholder is entitled to use suspended tax losses, tax credits, or other items of tax benefit will depend upon each Unitholder’s individual circumstances. We urge Unitholder’s to consult with their tax advisors in this regard.

Distributions to you of the cash proceeds from the Sale will be treated for federal income tax purposes as if made on the last day of the Company’s taxable year, after allocations to you of the Company’s taxable income, if any.  As a result, for purposes of determining whether distributions to you of cash proceeds from the Sale exceed the adjusted tax basis of your interest in the Company, the adjusted tax basis of your interest in the Company will include your allocable share of gain the Company recognized as a result of the Sale.  The Company expects that aggregate distributions to Unitholders during the year of the Sale, including distributions of cash proceeds from the Sale, generally will not exceed Unitholders’ allocable shares of the Company’s taxable income for the year of the Sale.  Therefore such distributions generally will not be taxable for federal income tax purposes (over and above the amount of taxable income and gain allocable to you as a result of the Sale).  Whether the distributions of cash proceeds from the Sale are taxable to you, however, will depend on your particular circumstances.

Basis in Class A common units

In general, your basis in the Company’s Class A common units at the time of the Sale will be determined under the rules described below.  If you acquired your Class A common units by contribution of property and/or money to the Company, your initial tax basis in your Class A common units equaled the sum of:

•                  the amount of money you contributed and the increase in your share of the Company’s liabilities in connection with the acquisition of your Class A common units; and

•                  the adjusted tax basis in any other property you contributed to the Company, less the amount of any money distributed to you at that time, the amount of any of your liabilities assumed by the Company, and the amount of liabilities encumbering contributed property taken subject to by the Company in connection with the acquisition of your Class A common units.

The initial basis of your Class A common units acquired by other means would have been determined under the general rules of the Code, including the partnership provisions. Other rules, including the “disguised sale rules,” also may affect your initial basis, and you are urged to consult your own tax adviser regarding the calculation of your initial basis in your Class A common units.

Your initial tax basis in your Class A common units generally would have been increased by:

•                  your allocable share of the Company’s taxable and tax-exempt income during the period you held your Class A common units; and

•                  increases in your allocable share of the Company’s liabilities.

Your basis in your Class A common units generally would have been decreased, but not below zero, by:

•                  your share of distributions made by the Company during the period you held your Class A common units;

•                  decreases in your allocable share of the Company’s liabilities;

•                  your share of the Company’s losses during the period you held your Class A common units; and

•                  your share of the Company’s nondeductible expenditures during the period you held your Class A common units that are not properly chargeable to capital account.

The Company generally does not have all of the information necessary to compute your adjusted tax basis in your Class A common units.  Therefore, you, together with your own tax adviser, will be responsible for computing that amount and the amount of gain, if any, that you would recognize if you receive cash distributions in excess of your tax basis in your Class A common units.

Liquidation of the Company and Timing Issues

Liquidation of the Company will be treated under the Code as a separate tax event from the Sale.  Therefore, the tax consequences of the Sale and the Liquidation may differ depending upon the year in which those two events occur.

If and when the Company liquidates, in general, you will be treated as if you disposed of your interest in the Company in a sale or exchange. Assuming that you have held your interest in the Company for more than one year, you will be treated as having incurred a long-term capital gain (or loss) measured by the difference between: (1) the adjusted basis of your interest in the Company (as adjusted because of the Sale and any previous distributions of cash); and (2) the amount you receive from the Company on its liquidation. You will be required to report that gain (or loss) for the tax year in which the liquidation of the Company occurs.

It is possible that a Unitholder could be allocated both a capital gain from the Sale and a capital loss as a result of the liquidation of the Company.  This could occur, for example, if the Company sells certain assets for amounts that exceed the Company’s adjusted basis in those assets.  The gain recognized by the Company would increase the adjusted basis of your interest in the Company.  If the Company then distributed to you in liquidation an amount that was less than that adjusted basis, you would recognize a capital loss.

In such an instance, if both the Sale and the liquidation of the Company occur in the same year, the capital loss from the liquidation will be available to offset any capital gain from the Sale.  You would pay tax only on the difference.  If, however, the liquidation occurs in a year later than the year in which the Sale occurs,  you may be required to recognize and pay tax on the capital gain allocated to you on account of the Sale transaction without any reduction for capital losses.  Those capital losses, if any, would be available to be claimed by you in the year in which the Company finally liquidated subject to certain limitations.  In particular, individuals may not deduct capital losses in any tax year except to the extent of their capital gains for that year plus $3,000.  Any remaining capital loss after such offset is carried forward indefinitely to each succeeding taxable year until exhausted.  This may result, on a present value basis, in a higher cost to you than would be the case if the Sale and liquidation of the Company occurred in the same year.  You are urged to consult your personal tax advisor with respect to these timing issues.

The Company intends to claim an ordinary loss for the tax year in which the Sale occurs for the approximately $17,139,908.  This amount represents the amount of unamortized Code section 197 intangible assets acquired by the Company in 2004 in connection with the Moark transaction that will not be acquired by the Purchaser in the Sale.  If the Sale occurs in a different tax year from the year in which liquidation of the Company occurs, the Service may audit the Company’s tax returns and may disagree with the Company’s position that it incurred a loss with respect to these assets in the tax year in which the Sale occurred rather than the year of liquidation.  If challenged by the IRS, the courts may not sustain the position taken by the Company on its tax returns.  Though unlikely, such a challenge could result in each Unitholder recognizing additional ordinary income for the tax year in which the Sale occurred and an additional ordinary loss for the tax year in which the liquidation occurs.

To ensure compliance with Treasury Department Circular 230, you and the Company are hereby notified that: (a) the discussions of federal tax issues in this summary are not intended or written to be relied upon, and cannot be relied upon, by you or the Company for the purpose of avoiding penalties that may be imposed on you or the Company under the Internal Revenue Code of 1986, as amended; (b) these discussions are being used in connection with the promotion or marketing (within the meaning of Circular 230) of the transactions or matters addressed herein; and (c) each of you and the Company should seek advice based on your particular circumstances from an independent tax advisor.

PROPOSAL 2 — APPROVAL OF THE AMENDMENT OF THE COMPANY’S CERTIFICATE OF FORMATION TO CHANGE THE COMPANY’S NAME

The Amendment Proposal

The purchase agreement entered into by Rembrandt and the Company requires the Company, upon the closing of the proposed transaction, to change its name from Golden Oval Eggs, LLC.  That change is necessary because Rembrandt, in acquiring our business if the proposed transaction is completed, desires to obtain the benefits and good will associated  with the operation of our egg business under the name “Golden Oval”.  If the proposed transaction is not closed for any reason, we will not change our name.  However, if the transaction is closed, we are contractually obligated under the purchase agreement to modify our entity’s name.  Accordingly, under this proposal we are asking you to authorize the amendment of our Certificate of Formation to change our Company’s name from Golden Oval Eggs, LLC to “The New Midwest Company LLC” with such change to take effect only in connection with closing of the proposed transaction with Rembrandt.  Please note that the purchase agreement requires the Company to transfer its name to Rembrandt.  If the proposed transaction is approved, but the Company fails to be able to transfer the use of the name to Rembrandt, the Company would not have satisfied the conditions to closing of the proposed transaction.  As a result, members who are in favor of the proposed transaction are urged to vote in favor of both Proposal No. 1 and Proposal No. 2; members who oppose the proposed transaction with Rembrandt are urged to vote against both Proposal No. 1 and Proposal No. 2.

Vote Required and Board Recommendation

The proposal to amend the Company’s Certificate of Formation to change its name from “Golden Oval Eggs, LLC” to “The New Midwest Company LLC” will be approved if the votes cast in favor of the proposal by the holders of  Class A units, present in person or represented by proxy and entitled to vote on the subject matter, exceed the votes cast by the holders of Class A units against the proposal, with each Class A unit entitled to one vote.  No proxy that is specifically marked “AGAINST” adoption of the proposed transaction by the holder of Class A units will be voted in favor of the amendment proposal, unless it is specifically marked “FOR” the amendment proposal.

The Company’s board of managers recommends that you vote “FOR” the amendment proposal.

PROPOSAL 3 — AUTHORITY TO ADJOURN THE SPECIAL MEETING

The Adjournment Proposal

If, at the special meeting, the Company’s board of managers determines it is necessary or appropriate to adjourn the special meeting, the board of managers intends to move to adjourn the special meeting. For example, if the number of the Company’s  members represented and voting in favor of adoption of the purchase agreement at the special meeting is insufficient to adopt that proposal under the Company’s Limited Liability Company Agreement, the board of managers may determine to adjourn the special meeting in order to enable the board of managers to solicit additional proxies in respect of such proposal.  If the Company’s board of managers determines that adjournment is necessary or appropriate, we will ask the members in attendance at the special meeting, in person or by proxy, to vote only upon the adjournment proposal, and not the proposal regarding the adoption of the purchase agreement.

Accordingly, under this proposal we are asking you to authorize the holder of any proxy solicited by the board of managers to vote in favor of adjournment of the special meeting to another time and place. If the members approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from members who have previously voted.  Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the adoption of the proposed transaction to defeat that proposal, we could adjourn the special meeting without a vote on the proposed transaction and seek to convince those members to change their votes to votes in favor of adoption of the proposed transaction.

The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for approval of the purchase agreement proposal in the event that there are insufficient votes to approve the proposal. The Company’s board of managers retains full authority to the extent set forth in the Company’s Limited Liability Company Agreement and under Delaware law to postpone the special meeting before it is convened, without the consent of any the Company’s members.

Vote Required and Board Recommendation

The proposal to adjourn the special meeting will be approved if the votes cast in favor of the proposal by the holders of Class A units, present in person or represented by proxy and entitled to vote on the subject matter, exceed the votes cast against the proposal with each Class A unit entitled to one vote.  No proxy that is specifically marked “AGAINST” adoption of the proposed transaction or will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

The Company’s board of managers recommends that you vote “FOR” the adjournment proposal.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy materials that the Company has filed with the Securities and Exchange Commission at the public reference room maintained by the Securities and Exchange Commission, which is located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.  The Securities and Exchange Commission also maintains a Website that contains reports and other information regarding the Company. The address of the Securities and Exchange Commission Web site is http://www.sec.gov.

The Company will provide you with copies of recent documents it has filed with the Securities and Exchange Commission (excluding all exhibits to such documents), without charge, upon written or oral request to:

Golden Oval Eggs, LLC
1800 Park Avenue East

Renville, Minnesota 56284

Attention: Dana Persson

Telephone:  (877) 767-5044

Please Note:  In order to receive timely delivery of the documents,

you must make your requests no later than  March   , 2009.

Appendix A

PURCHASE AND SALE AGREEMENT

Agreement Date:	December 15, 2008

Scheduled Closing Date:	December 31, 2008

Seller:	Golden Oval Eggs, LLC

Seller:	GOECA, LP

Seller:	GOEMCA, Inc.

Seller:	Midwest Investors of Iowa, Cooperative

Purchaser:	Rembrandt Enterprises, Inc.

A-i

A-ii

A-iii

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Agreement”) is made this 15th day of December, 2008, by and among GOLDEN OVAL EGGS, LLC, a Delaware limited liability company (“GOE”), MIDWEST INVESTORS OF IOWA, COOPERATIVE, a cooperative association organized under Chapter 501 of the Iowa Code (“Midwest”), GOEMCA, INC., a Delaware Corporation (“GOEMCA”), GOECA, LP, a Delaware limited partnership (“GOECA,” and, together with GOE, GOEMCA and Midwest, collectively, the “Seller” or individually, a “Seller Party”), and REMBRANDT ENTERPRISES, INC., an Iowa Subchapter S corporation (“Purchaser”).   Unless otherwise defined in this Agreement, capitalized terms are defined in SECTION 10.12.

RECITALS:

A.                                  Seller is engaged in the business of producing, processing and distributing value added egg products, including, without limitation, liquid whole egg, liquid egg white, and liquid egg yolk, as well as other further processed, value added egg products (the “Business”);

B.                                    The Seller occupies or utilizes facilities located at (i) 1800 Park Avenue East, Renville, MN  56284, (ii) 15650 35th Ave. N., Suite 110, Plymouth, MN  55446, (iii) 13780 450th Street, Thompson, Iowa 50478, (iv) 496 Industrial Park Road, Abbeville, AL 36310, (v) 1597 S. Washington, Millersburg, OH  44654, 1811 Mountain Ave, Norco, CA  92860, (vi) 4755 East 49th, Los Angeles, CA  90058 and (vii) 409 N. Wood, Neosho, MO  64850 (collectively, the “Business Premises”);

C.                                    Midwest owns the real estate located in Thompson, Iowa used by GOE in the Business; and

D.                                   Purchaser is desirous of purchasing from Seller, as a going concern business, and the Seller is desirous of selling to Purchaser, substantially all of the assets of Seller, all upon, and subject to, the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the recitals and the mutual undertakings, representations, warranties, covenants, and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE 1.                             BASIC TRANSACTION.

Section 1.1.                                SALE AND PURCHASE OF ASSETS.

Subject to the terms and conditions in this Agreement, Seller agrees on the Closing (as defined in SECTION 4.1(a)) to assign, sell, transfer, convey, and deliver to Purchaser, and Purchaser agrees on the Closing to purchase and accept from Seller, all of the assets and personal property of Seller (excepting only the assets specifically identified as “Excluded Assets”) related to or used in the operation of the Business, wherever the same may be located (collectively referred to as the “Purchased Assets”), including, without limitation, the following:

(a)                                 Land.  The parcels of land described in EXHIBIT 1.1(a) attached to this Agreement (the “Land”), together with all rights, easements and interests appurtenant to the

Land, including, but not limited to, any water or mineral rights owned by or leased to Seller.

(b)                                Improvements.  All improvements located on the Land, including, but not limited to, all buildings, as well as all other structures, systems, and utilities associated with, and utilized by Seller in the ownership and operation of the Business (all improvements are collectively referred to as the “Improvements”).

(c)                                 Fixed Assets.  All fixed assets, including all machinery and equipment, furniture, tools, motor vehicles, loaders, maintenance equipment, signage, office furniture, fixtures and equipment, computer workstations and other office equipment, servers, laptops, copiers, scanners, printers, telephone equipment, computer hardware, telephone equipment, and leasehold improvements together with all spare parts, accessories and tooling and specifically including those items set forth on the fixed asset register, a copy of which is attached hereto as EXHIBIT 1.1(c) (all fixed assets are collectively referred to as the “Fixed Assets”);

(d)                                Intangible Property.  All intangible personal property, including all business records, Customer and Prospect Information, all computer programs and software including back-up copies and documentation therefore, and specifically, without limitation, those items set forth on EXHIBIT 1.1(d), sales orders in process, customer lists, customer sales history, and all related records (including contact information), vendor lists and item numbers, logos, telephone numbers, letterhead, customer contracts for future business, client license agreements, artwork (whether created for customers or for advertising purposes and in whatever form maintained), marketing materials, catalogs, samples, sales materials, sales literature, displays, advertising pieces, and goodwill, as well as any and all product formulation, bills of material and processing specifications (including, without limitation, customer specifications), (“Intangible Property”);

(e)                                 Receivables.  Accounts and Notes Receivable from any source whatsoever arising (“Receivables”);

(f)                                   Intellectual Property.  All Intellectual Property Rights (the “Intellectual Property”) including those items set forth in EXHIBIT 1.1(f);

(g)                                Trade Rights.  All distributor, supplier and marketing industry memberships, registrations, rights and privileges and any documentary evidence thereof (“Trade Rights”);

(h)                                Licenses and Permits.  All permits, licensing approvals, and notifications, governmental or otherwise, relating to the Business, including those items set forth on EXHIBIT 1.1(h) (“Licenses and Permits”);

(i)                                    Franchises.  All distributor and franchise contract rights related to the Business, including those identified on EXHIBIT 1.1(i) (“Franchises”);

(j)                                    Contracts.  All rights arising under contracts (whether written or oral) related to and/or arising out of the operation of the Business (the “Contracts”) as well as any claims (including any insurance claims and warranty claims), causes of action, credits, guarantees, mortgages, pledges, and covenants against completion in favor of Seller or under which Seller is the beneficiary, including those matters identified on EXHIBIT 1.1(j) attached to this Agreement (collectively, “Contract Rights”);

(k)                                 Advertising Materials.  All advertising and marketing materials, sales literature, sales aids, trade show displays, customer displays, advertising pieces, catalogs and samples on hand and in possession of customers and negatives, film and production materials for any of the foregoing (“Advertising Materials”);

(l)                                    Prepaid Assets, Deposits and Patronage Dividends.  All prepaid assets and deposits, including, but not limited to, deposits for advertising, leases, equipment, leases, utilities and bids, trade show deposits, and prepaid license fees, royalties, subscriptions, dues, interest, insurance premiums, cash surrender value of insurance policies and maintenance agreements, feed, grain and ingredient deposits, pullet deposits (collectively, “Prepaid Assets”), as well as all right, title and interest in and to patronage dividends with Farm Credit and Co-Bank as set forth on EXHIBIT 1.1(l);

(m)                              Inventory.  All inventory of finished goods, work-in-process, raw stock, materials and supplies (“Inventory”), including, without limitation, inventories of pullets and laying hens, feed, grain, feed supplements, medications, related nutrition and feed supplements, raw materials, finished goods, supplies, work in process, semi finished goods, components, and packaging materials, including, without limitation, those items set forth in the Inventory Ledger attached hereto as EXHIBIT 1.1(m);

(n)                                Shares and Securities.  All shares of capital stock of any corporation and other securities or rights to acquire any shares or securities, including, without limitation, interests in AEI and United Mills as set forth on EXHIBIT 1.1(n) (“Shares and Securities”).

(o)                                Miscellaneous Assets.  Any other miscellaneous assets related to the Business, including all underlying assets reflected in the May 31, 2008 and August 31, 2008 balance sheets (“Other Assets”).

Section 1.2.                                EXCLUDED ASSETS.

Notwithstanding anything to the contrary in this Agreement, Purchaser does not purchase, and Seller does not sell, any of the following assets (“Excluded Assets”):

(a)                                 Corporate Books and Records.  Seller’s corporate minute books and unitholder or investor information (provided that Seller will provide copies to Purchaser upon request by Purchaser for reasonable business purposes).

(b)                                Cash.  Seller’s cash on hand, or on deposit with any financial institution.

(c)                                 Other Assets.  The items of personal property specifically listed on EXHIBIT 1.2(c), attached to this Agreement.

(d)                                Millersburg Lease and Certain Millersburg Assets.

Any lease agreement related to the Millersburg, Ohio location, and assets located at Millersburg and used in the operation of the Millersburg facility which are sold by Seller prior to Closing (subject to Purchaser’s right of first refusal on two (2) Diamond Breakers used in the operation at the Millersburg facility).

(e)                                 Receivables in Litigation.  The items of Receivables specifically listed on EXHIBIT 1.2(e).

Section 1.3.                                LIMITATION ON LIABILITIES AND OBLIGATIONS ASSUMED.

Except for the Assumed Liabilities, as defined in SECTION 2.1(c)(i), Purchaser shall not assume any Liability of Seller, or any obligations, or undertakings of Seller of any kind or nature, whether fixed or contingent, known or unknown, determined or determinable, due or not yet due.

Section 1.4.                                SALES, USE, AND DEED TAXES.

Seller and Purchaser shall each be fifty percent (50%) responsible for payment of any sales and use taxes assessable with respect to the transfer of the Purchased Assets.  Seller and Purchaser shall each be fifty percent (50%) responsible for all transfer, or deed taxes assessable with respect to the transfer of the Land and the Improvements.

ARTICLE 2.                             PURCHASE PRICE AND PAYMENT.

Section 2.1.                                PURCHASE PRICE.

The purchase price for the Purchased Assets, as adjusted by the Closing Working Capital Adjustment, shall be One Hundred Twenty Three Million Seven Hundred Fifty Thousand and no/100 Dollars ($123,750,000.00) (the “Cash Purchase Price”) and the assumption of the Assumed Liabilities (collectively the “Purchase Price”).  Purchaser shall pay the Purchase Price to Seller as follows:

(a)                                 Payment at Closing.  One Hundred Twenty One Million Two Hundred Fifty Thousand and no/100 Dollars ($121,250,000.00) (the “Closing Cash Payment”) by wire transfer in immediately available funds at Closing, as adjusted by:

(i)                                    a reduction for the total remaining cost to complete the Thompson Facility Improvements, as such term is defined in SECTION 5.1(o), and

(ii)                                 a reduction for the total remaining cost to complete the Safety/Environmental Improvements, as such term is defined in SECTION 5.1(o);

(b)                                Post-Closing Payment.  Two Million Five Hundred Thousand and no/100 Dollars ($2,500,000.00), plus interest at a 3 Month Libor rate calculated at Closing, as adjusted after the computation of the Closing Working Capital Adjustment, payable as provided in SECTION 2.2.

(c)                                 Assumption Agreement.

(i)                                    Assumption of the following enumerated liabilities of Seller (the “Assumed Liabilities”) pursuant to a written assumption agreement delivered by Purchaser at Closing in the form of EXHIBIT 2.1(c) (the “Assumption Agreement”) :

(A)                             The assigned contracts listed on EXHIBIT 2.1(c)(i)(A) (the “Assigned Contracts”);

(B)                               Current trade accounts payable to the extent accrued on the Final Working Capital Statement, as defined in SECTION 2.2(d)(ii);

(C)                               Seller’s obligation to perform work for which Seller has received payment prior to Closing (e.g. customer deposits) to the extent accrued on the Final Working Capital Statement;

(D)                              Accrued salaries, commissions, wages, and payroll taxes for the current pay period and accrued PTO/vacation (subject to the maximum PTO/vacation carryover under Purchaser’s PTO Plan) relating solely to employees hired by Purchaser on the Closing (the “Hired Employees”), to the extent accrued on the Final Working Capital Statement;

(E)                                Seller’s obligation under the leases for property, equipment or other assets directly related to the Business which are expressly set forth on EXHIBIT 2.1(c)(i)(E); and

(F)                                Other accrued expenses as set forth on EXHIBIT 2.1(c)(i)(F) to the extent accrued on the Final Working Capital Statement.

provided, however, that Seller shall continue to pay and perform each of the Assumed Liabilities to be assumed by Purchaser in accordance with the terms of such obligations, or, if earlier in the Ordinary Course of Business prior to the Closing.

(ii)                                 Notwithstanding the foregoing, Purchaser shall not assume and the Assumed Liabilities shall not include:

(A)                             Taxes, as defined in SECTION 7.1(f)(i) of this Agreement, except as specifically provided in SECTION 2.3;

(B)                               Obligations, including notes, accrued expenses or other liability or debt (including, without limitation, director’s fees) of the Seller or any Related Person of the Seller;

(C)                               Any salaries, commissions, wages, related payroll taxes, and accrued PTO/vacation except as expressly reflected on the Final

Working Capital Statement, as well as benefits, performance or incentive bonuses, severance payments and any other amounts due to any employee of Seller, except as expressly reflected on the Final Working Capital Statement;

(D)                              Any capital lease obligations;

(E)                                Any interest bearing debt, such as, without limitation, any credit lines or business loans;

(F)                                Any environmental Liability, obligations and commitments of Seller, including, without limitation, Seller’s non-compliance with Environmental Health and Safety Requirements, and all costs associated with the completion of construction of the Thompson wastewater treatment facility, as well as any Liability or obligation under the related Iowa Consent Agreement;

(G)                               Any Liability associated with the investigation initiated by the Assistant US Attorney for the United States of America on behalf of the Antitrust Division of the Department of Justice (“DOJ”), for which GOE obtained a Subpoena to testify before the grand jury issued out of the Eastern District of Pennsylvania, any Liability associated with the Civil Investigative Demand issued by the Attorney General of the State of Florida (“Investigative Demand”), as well as all Liability associated with civil class action litigation against GOE;

(H)                              Any obligations under agreements, whether written or oral, with employees of Seller or any other Persons that would provide them cash or other compensation upon consummation of the Contemplated Transactions, all of which agreements are identified in EXHIBIT 2.1(c)(ii)(h); and

(I)                                   Transactional Costs of Seller, as defined in SECTION 10.14 of this Agreement, including any Greene Holcomb & Fisher’s fees for this transaction.

Section 2.2. POST CLOSING ADJUSTMENT TO PURCHASE PRICE - WORKING CAPITAL ADJUSTMENT

The Purchase Price shall be increased or decreased by the amount, if any, of the Closing Working Capital Adjustment.  The “Closing Working Capital Adjustment” is the amount by which the Working Capital as of the Closing and as set forth on the Final Working Capital Statement, is greater than or less than Twenty Five Million Two Hundred Seventy Four Thousand and No/100 Dollars ($25,274,000.00) (the “Threshold”).  Seller’s calculation of the Threshold working capital, and the format for calculation thereof, shall be set forth on EXHIBIT 2.2 hereto.  The adjustment to Purchase Price shall be made after determination of the Final Working Capital

Statement, as defined in SECTION 2.2(d)(ii), of Seller following Closing and in accordance with this SECTION 2.2.

(a)                                 Working Capital.  “Working Capital,” shall be defined as the adjusted sum of the net book value of Accounts Receivable, Inventory, and Prepaid Expenses transferred to Purchaser hereunder, less the net book value of the Assumed Liabilities, all as set forth in the Final Working Capital Statement, all as calculated under the method shown in EXHIBIT 2.2.

(b)                                Rules for Computation.  The Final Working Capital Statement shall be prepared in accordance with generally accepted accounting principles (“GAAP”), consistently applied, using GOE’s past practices and specifically in accordance with the form and methodology set forth in EXHIBIT 2.2

(c)                                 Projected Working Capital Adjustment.  The “Projected Working Capital Adjustment” shall be the difference between the Projected Working Capital and that Threshold, as calculated within twenty (20) days after the Closing.  Specifically, Purchaser shall, in consultation with Tom Powell, review the Seller’s Accounts Receivable aging report, Inventory extension report, and the Accounts Payable aging report, and perform necessary testing of the sums reflected in such reports to determine an estimate of the projected working capital as of the Closing (“Projected Working Capital”), consistent with the methodology for determining the Closing Working Capital Adjustment.  Purchaser and Seller shall review any Projected Working Capital, based upon such determination.  In the event that the Parties agree that the Projected Working Capital exceeds the Threshold, then the amount by which the Projecting Working Capital exceeds the Threshold shall be paid by Purchaser to Seller within two (2) Business Days after such determination and agreement (the amount of such payment hereinafter, the “Projected Working Capital Adjustment”).

(d)                                Closing Working Capital Adjustment.  The determination of the Closing Working Capital Adjustment shall be made as follows:

(i)                                    During the seventy-five (75) day period following the Closing, or as soon after the Closing as is practicable, Purchaser, in cooperation with a representative appointed by Seller, will prepare a draft of a “Working Capital Statement” as of the Closing Date, setting forth the calculation of working capital transferred to Purchaser hereunder.  Seller shall notify Purchaser of their acceptance or rejection of the Working Capital Statement within thirty (30) days of receipt of the Working Capital Statement.

(ii)                                 Seller’s failure to deliver notice of acceptance or rejection within the 30 day period shall be deemed to constitute acceptance. Upon acceptance, whether in writing or by passage of time, the Working Capital Statement shall become final and binding upon the Parties (the “Final Working Capital Statement”).

(iii)                             In the event a Party rejects the Working Capital Statement, the Parties shall, within 15 days (or another period as the Parties may agree) following the notice (the “Resolution Period”), attempt to resolve their differences, and any resolution by the Parties as to any disputed amounts shall be final, binding and conclusive on the Parties.

(iv)                             If, at the conclusion of the Resolution Period, there are any amounts remaining in dispute as to the Working Capital Statement, then all amounts remaining in dispute will be submitted to the accounting firm of Grant Thornton (the “Neutral Auditor”).  Each Party agrees to execute, if requested by the Neutral Auditor, a reasonable engagement letter.  All fees and expenses relating to the work, if any, to be performed by the Neutral Auditor, will be paid by the Party not prevailing with respect to the calculation in dispute between Seller and Purchaser as determined by the Neutral Auditor, such that the prevailing Party is reimbursed for any fees and expenses incurred.  The Neutral Auditor will act as an arbitrator to determine, based solely on the provisions of this section and the related exhibits, only those issues still in dispute and only as to whether the amounts were arrived at in accordance with this Agreement.  The Neutral Auditor’s determination must be made within 30 days of its engagement, must be set forth in a written statement delivered to Seller and the Purchaser and is final, binding and conclusive on the Parties.

(v)                                Upon resolution of any dispute, whether by acceptance, agreement or resolution through the Neutral Auditor, the result shall be the Final Working Capital Statement.

(e)                                 Adjustments.  The Closing Working Capital Adjustment, if any, to Purchase Price shall be effected within two (2) Business Days after the determination of the Final Working Capital Statement under SECTION 2.2(d), with a payment, as applicable, by Seller or Purchaser to the other Party as follows:

(i)                                    If the Closing Working Capital, as reduced by any Projected Working Capital Adjustment, equals the Threshold, the entire Post Closing Payment shall be paid to Seller.

(ii)                                 If the Closing Working Capital, as reduced by any Projected Working Capital Adjustment, is less than the Threshold, the difference between the Closing Working Capital (reduced by any Projected Working Capital Adjustment) and the Threshold shall be retained by the Purchaser and the remainder, if any, of the Post Closing Payment shall be paid to Seller (and if the Post Closing Payment is inadequate to cover the difference, Seller shall pay to Purchaser any such additional required amount).

(iii)                              If the Closing Working Capital, as reduced by any Projected Working Capital Adjustment, is greater than the Threshold, the Purchaser shall pay to Seller the Post Closing Payment plus the amount by which the Closing

Working Capital (as reduced by any Projected Working Capital Adjustment) exceeds the Threshold.

Section 2.3.                                PRORATION OF TAXES

All general real estate and ad valorem taxes applicable to the Land and Improvements shall be prorated payable for 2008 on a calendar year basis, utilizing actual final tax bills, if available prior to Closing.  If the tax bills are not available, then such taxes shall be prorated on the basis of the most currently available tax bills for the Land and Improvements and promptly re-prorated upon the issuance of final bills, and any amounts due from any party to the other shall be paid in cash at that time.   All general assessments shall be prorated as of the Closing, with Seller being responsible for any installments of general assessments which are due prior to the Closing Date and Purchaser being responsible for any installments of general assessments which are due on or after the Closing Date.  All special assessments shall be paid by Seller prior to the Closing Date.

Section 2.4.                                ALLOCATION OF PURCHASE PRICE.

The Purchase Price will be allocated on a mutually agreed basis by the Parties among the Purchased Assets under the residual method as described in Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) no later than seventy-five (75) days following the Closing Date (an example of a calculation in accordance with the foregoing is attached hereto as EXHIBIT 2.4).  Purchaser and Seller further agree to report this transaction for all purposes, including any Tax reporting, in accordance with the allocation and to attach the applicable asset acquisition statement to their respective income tax returns for the taxable year of reporting this transaction.

ARTICLE 3.          CONDUCT AND TRANSACTION OF BUSINESS PRIOR TO CLOSING.

Section 3.1.                                ACCESS TO INFORMATION.

During the period between the date of this Agreement and Closing, Seller shall give to Purchaser and its attorneys, accountants, or other authorized representatives, all reasonable access respecting Seller’s property, personnel, books, contracts, commitments, and records and shall furnish to Purchaser during such period all information as Purchaser may reasonably request. Purchaser shall have the right to conduct on site inspections of the Business Premises, with prior approval of Seller, which shall not be unreasonably withheld.

Section 3.2.                                RESTRICTIONS IN OPERATION OF THE BUSINESS.

Seller represents and covenants that:

(a)                                 Employee Obligations.  Seller has paid, and will pay at or before Closing, or thereafter in the Ordinary Course of Business, all obligations to or on behalf of Seller’s employees, including payroll for all hours worked through the Closing, all sales commissions for sales made through the Closing, all unused vacation, sick or other benefit pay, and all health insurance premium payments or other insurance premium payments, contributions or obligations, bonuses or additional compensation due to, or on behalf of, its employees for services performed, or related to employment occurring, prior to the Closing, except for the Assumed Liability as expressly reflected in the Final Working Capital Statement.  Whether or not accrued or consistent with Seller’s policies or past practice, all such compensation and benefits shall be deemed fully vested upon Closing for purposes of this section.

(b)                                Preservation of the Business.  Seller shall use their best efforts to preserve their respective business organizations and assets of the Business and not to impair relationships with customers and others having business relations with the Business.

(c)                                 Operation of the Business.  Seller will, between the date of this Agreement and the Closing, conduct its business in the Ordinary Course of Business and will not engage in any practice, or enter into any contract outside the Ordinary Course of Business.  Without limiting the generality of the foregoing, and except as expressly provided in this Agreement, between the date of this Agreement and the Closing, the Seller will not take any action the effect of which is to materially:

(i)                                     transfer or convert any of the Purchased Assets  directly or indirectly to the benefit of any Seller Party;

(ii)                                  redeem, purchase or otherwise acquire its capital stock; or

(iii)                               diminish the Purchased Assets to be transferred hereunder to the Purchaser.

Section 3.3.                                NO SOLICITATION OF OTHER OFFERS.

(a)                                 No Other Negotiations.  Other than as expressly set forth in this Agreement (as, for example, the rights of Seller to sell Millersburg assets, as provided under SECTION 1.2(d)), no Seller Party will disclose, negotiate, arrange, agree or conclude any disposal of ownership interests, or of any material assets, of Seller with any Person other than the Purchaser without the prior written consent of Purchaser until the Closing or termination of this Agreement (the “Lock-Out Period”) and, further, that they shall have, prior to execution of this Agreement, terminated all discussions which they may have entered into with any persons other than the Purchaser relating to any such disposal; provided, that this SECTION 3.3(a) shall not apply to Transactions regarding inventory of products, animals and feed consumed and sold in the Ordinary Course of Business;

(b)                                No Consideration of Other Offers.  For the duration of the Lock-Out Period, and except for transactions in the Ordinary Course of Business, no Seller will, except as expressly set forth in this Agreement, initiate, accept or consider any proposals from any Person other than the Purchaser for the acquisition of ownership interests in, or of any material assets of, any Seller Party, and shall not, except as expressly permitted under this Agreement, take any steps to prejudice the completion of the Contemplated Transactions.

(c)                                 Superior Proposal.  Notwithstanding anything to the contrary in this Agreement, if:

(i)                                    Seller receives any contact from any Person to initiate discussions, or consider a proposal related to the acquisition of ownership interests in or material assets of, any Seller Party (an “Acquisition Proposal”), Seller shall immediately disclose to Purchaser all of the material terms and conditions of the Acquisition Proposal and the identity of the Person making the Acquisition Proposal; and

(ii)                                the Board of Managers of GOE determines that the Acquisition Proposal is a Superior Proposal (after taking into account any written binding offer by Purchaser to improve the terms of this Agreement in response to the Acquisition Proposal), then GOE and its representatives may:

(iii)                             furnish information with respect to GOE to the Person making the Acquisition Proposal (and its representatives) pursuant to a customary confidentiality agreement; and

(iv)                             participate in discussions or negotiations with the Person making the Acquisition Proposal (and its representatives) regarding the Acquisition Proposal.

(d)                                Recommendation of this Agreement.  Except pursuant to SECTION 3.3(e) below, Seller agrees that no Board nor any committee shall:

(i)                                    (A) withdraw (or modify in a manner adverse to Purchaser), or propose to withdraw (or modify in a manner adverse to Purchaser), the recommendation or declaration of advisability by the Board of Managers or any committee of this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal; or

(ii)                                 approve or recommend, or propose to approve or recommend, or permit any Seller Party to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to any Acquisition Proposal (other than a confidentiality agreement pursuant to SECTION 3.3(c).

(e)                                 Notwithstanding anything in this Agreement to the contrary:

(i)                                    the Board of Managers of GOE or any committee of the Board of Managers of GOE may, as required by Law, and to the extent not in breach of this SECTION 3.3, withdraw or modify its recommendation of this Agreement (a “Change of Recommendation”), cancel or postpone any meeting of GOE members, and otherwise communicate with the members of GOE as the Board of Managers or any committee as necessary; and

(ii)                                 in response to a Superior Proposal that did not result from a breach of SECTION 3.3, and where the Purchaser is not willing to agree to move forward with the Contemplated Transaction on improved terms that render Purchaser’s proposal superior to the Superior Proposal, the Board of Managers of GOE may recommend that GOE terminate this Agreement pursuant to SECTION 5.3(f).  Concurrently with or after the termination, Seller may enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement with respect to the Superior Proposal.

(f)                                   Superior Proposal.  “Superior Proposal” means an Acquisition Proposal on terms and conditions which the Board of Managers of GOE determines in good faith are (considering such factors as the Board of Managers determines, in good faith, appropriate, including the likelihood of completion) are more favorable to GOE than those set forth in this Agreement.

Section 3.4.                                TITLE EVIDENCE.

As evidence of title to the Owned Real Property and for information purposes as to the Leased Real Property (as those terms are defined in SECTION 7.1(j)(ii)), Seller shall cause to be prepared and delivered to the Purchaser at Seller’s expense;

(a)                                 a commitment or preliminary title report (“Title Commitment”) for the Real Property (as defined in SECTION 7.1(j)(ii)), from First American Title Insurance Company;

(b)                                copies of all exception documents noted in such Title Commitments; and

(c)                                 copies of surveys in Seller’s possession for the Owned Real Property and the Leased Real Property;

(collectively, “Title Evidence”).

EXHIBIT 3.4 sets forth, according to exception number, all issues and concerns relating to the exceptions listed in the Title Commitments that Purchaser wants Seller to address prior to Closing.  All exceptions listed in the Title Commitments, other than the exceptions set forth in EXHIBIT 3.4, are the “Permitted Exceptions.”

Section 3.5.                                HART-SCOTT-RODINO ACT FILINGS.

Each of the Seller and the Purchaser will file a Notification And Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with the Federal Trade Commission (“FTC”) and with DO with respect to the Contemplated Transactions. If either FTC or DOJ issues a subsequent request for information, Purchaser or Seller shall: (a) comply fully with any FTC or DOJ requests for additional information within the prescribed time periods for response; and (b) not extend any waiting period under the HSR Act without the prior written consent of the other party.  The filing fees paid to the FTC and the DOJ in conjunction with any filing under the HSR Act (the “HSR Fee”) shall be paid by the Purchaser.

Section 3.6.                                NOTIFICATION OF CERTAIN MATTERS.

The Seller and Purchaser agree to provide prompt written notice to each other of, and to use their respective best efforts to prevent or promptly remedy, any material failure on its part to comply with or satisfy any covenant, condition or agreement, to be complied with or satisfied by it under this Agreement; provided, however, that the delivery of any notice pursuant to this SECTION 3.6 shall not be deemed to amend or supplement any exhibit or schedule attached hereto, to prevent or cure any misrepresentations, breach of warranty or any breach of covenant or to limit or otherwise affect the remedies available to the Party receiving the notice.

Section 3.7.                                RISK OF LOSS.

Seller assumes all risk of destruction, loss, or damage to the Purchased Assets due to fire, storm, or other casualty up to the Closing. If any destruction, loss, or damage to the Purchased Assets is such that the Business of Seller is interrupted, curtailed or materially affected prior to the Closing, then the Party becoming aware of such destruction, loss or damage shall provide the other Party hereto written notice.  Within ten (10) days of the receipt of such notice, the Parties shall meet to discuss such destruction, loss, or damage, and the availability of insurance to cover such destruction, loss or damage.  Purchaser shall have the following rights:

(a)                                 Rescission.  Rescind this Agreement, and all rights and obligations of each of the Parties to each other Party shall terminate; or

(b)                                Assignment of Benefits.  Proceed to Closing and accept from Seller an assignment of all insurance proceeds payable in connection with the destruction, loss or damage together with a reduction in the Purchase Price equal to the amount of any deductible, co-insurance or self-insurance retained by Seller.

Section 3.8.                                PUBLIC STATEMENTS.

Except as required by Law and as provided in SECTION 3.9, no public release, announcement or other form of publicity or disclosure to any third party concerning this Agreement or the Contemplated Transactions shall be issued by any Party without the prior written consent of all other Parties; provided, however, that: (a) Purchaser or Seller may contact material customers, vendors and creditors in order to arrange for the smooth transition of the Business to Purchaser and continuation of the Business following the Closing and to obtain written consent to assign the Contracts to Purchaser; and (b) Purchaser may announce the signing and completion of the transaction, and GOE may, as required for compliance with GOE’s Securities and Exchange Commissions (“SEC”) reporting obligations, disclose this Agreement and the Contemplated Transactions in connection with the preparation and distribution of the proxy statement to GOE’s members and solicitation of GOE member approval, as further described in SECTION 3.10, and make necessary filings as required for SEC reporting compliance.

Section 3.9.                                GOE AND MIDWEST MEMBER APPROVAL.

GOE and Midwest, respectively, shall promptly after the date of this Agreement give all required notices and take all action necessary to (i) notify its members of a special meeting to seek approval of the Contemplated Transactions and (ii) to mail to its members information relevant to their vote, as required under applicable Law.  Subject to SECTION 3.3, the Board of Managers of GOE and Midwest shall, respectively:

(a)                                 promptly and duly call, give notice of, convene and hold a special meeting of its members, in the case of GOE, within 21 days after receipt of approval by the SEC of the Proxy Statement to be distributed to GOE’s members for the purpose of obtaining approval of the transactions contemplated under this Agreement;

(b)                                recommend to its members approval of the Contemplated Transactions under this Agreement; and

(c)                                 take all commercially reasonable action to solicit and obtain member approval, subject to SECTION 3.3.

Section 3.10.                         DISCLOSURE SCHEDULES; NOTICE OF DEVELOPMENTS.

From and after the date of this Agreement until ten (10) days prior to the Closing, Seller shall promptly notify Purchaser by written notice, of any development causing a breach of any of the representations or warranties set forth in SECTION 7.1.  Purchaser shall have the remedies available to Purchaser under this Agreement, which shall include, without limitation, termination of this Agreement pursuant to SECTION 5.3(d) by reason of the development.  Unless this Agreement is terminated by Purchaser, as permitted by the foregoing provisions, the written notice pursuant to this SECTION 3.10 shall amend the Disclosure Schedules, to have qualified the representations and warranties contained under SECTION 7.1.  Each Party shall promptly provide the other Party with written notice of any set of facts and circumstances that cause any of the representations and warranties of either party to be false or inaccurate.  Updates to the Merrill Datasite, as such term is defined in SECTION 4.2(m), added for the first time after the date of this Agreement, shall constitute written notice under this SECTION 3.10; provided, that upon request, the party receiving notice shall be entitled to request and receive a clarification as to the specific disclosures being amended under ARTICLE 7 hereof.

ARTICLE 4.                             CLOSING.

Section 4.1.                                CLOSING.

(a)                                 Closing Date.  The closing of the Contemplated Transactions (“Closing”) shall take place on the later of (i) December 31, 2008; (ii) five (5) Business Days after the expiration of the waiting period for Hart-Scott-Rodino, (iii) five Business Days after GOE and Midwest have obtained member approval under SECTION 3.10 for the transaction, iv) a date following completion of an extension under SECTION 5.1(J), or v) a date as shall be mutually agreed upon by the Parties in writing.  For purposes of the calculations reflected on the Final Working Capital Statement, the Closing shall be deemed to be effective at 11:59 p.m. on the date of Closing.  The transfer of title to the Purchased Assets shall be effective immediately upon completion of the deliveries required pursuant to this ARTICLE 4 and the satisfaction or waiver of the conditions described in ARTICLE 5.

(b)                                Closing Location.  The Closing shall take place at or about 9:00 a.m. Central Standard Time or another place or time as the Parties may agree.

Section 4.2.                                DOCUMENTS TO BE DELIVERED BY SELLER.

Seller agrees to deliver the following documents, in form and substance reasonably satisfactory to the Parties and their respective counsel, duly executed as appropriate, to Purchaser at the Closing:

(a)                                  Corporate Documents.

(i)                                    Articles of Incorporation or Articles of Organization, as the case may be, of each Seller Party, certified by the Secretary of State of its state of incorporation or organization;

(ii)                                 Certificates of Existence or Good Standing, as applicable, from the each state in which an individual Seller Party was formed or organized, dated no earlier than ten (10) days prior to the Closing; and

(iii)                              Bylaws or Operating Agreement, as the case may be, of each Seller Party certified by such Seller Party’s secretary or manager, as the case may be; and

(iv)                             Certificates of Existence or Good Standing of each Seller Party issued by the appropriate governmental official of each state in which each Seller Party is registered as a foreign corporation or limited liability company, as the case may be, dated no earlier than ten (10) days prior to the Closing.

(b)                                Authorizing Resolutions.  Certified copy of resolutions of the shareholders and directors or the members and manager, as the case may be, of each Seller Party, authorizing each Seller Party to enter into this Agreement and to consummate the Contemplated Transactions;

(c)                                 Bill of Sale.

Bill of Sale for the assignment and transfer of the Purchased Assets in substantially the form of EXHIBIT 4.2(C);

(d)                                Assignments; Consents.  Appropriate assignment documents assigning Seller’s right, title and interest in the Receivables, Intangible Property, Intellectual Property, Trade Rights, Licenses and Permits, Franchises, Contracts and Contract Rights, Advertising Materials, Prepaid Assets, Shares and Securities, and Other Assets including written consent to the assignments, if required by the terms thereof, in substantially the form prepared by Purchaser and submitted to Seller on or before December 1, 2008;

(i)                                    Consents to the registration by Purchaser of each of the assumed names used by the Business in form for filing in all jurisdictions where required by the nature of the Business as prepared by Purchaser and submitted to Seller prior to Closing.

(ii)                                 Consents by each contracting Party to the assignment by Seller, and the assumption by Purchaser, of Seller’s obligations with respect to each of the Assumed Liabilities, in substantially the form prepared by Purchaser and submitted to Seller on or before December 1, 2008;

(iii)                              Assignment documents in a form reasonably acceptable to Purchaser, by all individuals or entities who engaged in development efforts with respect to the Intellectual Property;

(e)                                 Warranty Deed.  General Warranty Deeds, in recordable form, conveying the Land and the Improvements to Purchaser, free and clear of all liens, claims and encumbrances except for the Permitted Exceptions.

(f)                                   Title Commitment.

A commitment for title insurance in accordance with SECTION 3.4, issued by First American Title Insurance Company, with standard and general printed exceptions (excluding only the Permitted Exceptions) deleted so as to afford full extended form coverage, and including endorsements reasonably requested by Purchaser.  Seller shall have provided all documents requested by the title company.

(g)                                Motor Vehicles.  Certificates of title for all vehicles included in the Purchased Assets, duly endorsed for transfer to Purchaser.

(h)                                Bring-down Certificate.  Certificate of an officer of Seller regarding representations and warranties as required under SECTION 5.1(a);

(i)                                    Opinion of Counsel.  Opinion of counsel for Seller as required under SECTION 5.1(b);

(j)                                    Release of Liens.  Termination Statement, Satisfaction, or Release, executed by the secured party and in form for filing for every UCC-1 Financing Statement on file with any state or local filing authority naming Seller as debtor party and claiming an interest in any of the Purchased Assets.

(k)                                 Tax Compliance.  Certification from the appropriate government official(s) in each state in which the Purchased Assets are located that Seller has complied with its obligations relating to sales and use taxes, that no liens have been filed with respect to any such taxes, and that Purchaser is not required to withhold any portion of the Purchase Price to pay such taxes;

(l)                                    Foreign Person Certificate.  Seller shall provide a certificate, in the form prescribed by Treasury Regulations under Section 1445 of the Code, that Seller is not a foreign Person within the meaning of Section 1445 of the Code and the Treasury Regulations;

(m)                              Merrill DataSite Database.  Seller shall provide to Purchaser a full and complete copy of the Merrill DataSite Database for the “Tomcat 2008” Project the (“Merrill Datasite”), as made available to Purchaser in its due diligence process, in a form accessible and readable by Purchaser;

(n)                                Agreements with Potential Acquirers.  Seller shall deliver copies of all confidentiality and nondisclosure agreements executed with Potential Acquirers, all of which shall be assigned to Purchaser at Closing; and

(o)                                Other Documents.  Other documents as Purchaser may reasonably request to carry out the transaction contemplated under this Agreement, as prepared by Purchaser at their sole cost and expense.

Section 4.3.                                DOCUMENTS TO BE DELIVERED BY PURCHASER.

Purchaser agrees to deliver the following documents, in form and substance reasonably satisfactory to the Parties and their respective counsel, duly executed as appropriate, to Seller at the Closing:

(a)                                 Authorizing Resolutions.  A copy of the corporate resolutions of the directors of Purchaser, authorizing Purchaser to enter into this Agreement and to consummate the Contemplated Transactions;

(b)                                Payment.  Payment of the Purchase Price in the amount and form as required by SECTION 2.1(a) hereof;

(c)                                 Bring-down Certificate.  Certificate of an officer of Purchaser regarding representations and warranties as required under SECTION 5.2(a);

(d)                                Opinion of Counsel.  Opinion of counsel for the Purchaser as required under SECTION 5.2(b);

(e)                                 Other Documents.  Other documents as Seller may reasonably request to carry out the transaction contemplated under this Agreement, as prepared by Seller at their sole cost or expense.

ARTICLE 5.                             CONDITIONS OF CLOSING; ABANDONMENT OF TRANSACTION.

Section 5.1.                                CONDITIONS TO OBLIGATION OF PURCHASER TO PROCEED ON THE CLOSING.

The obligations of Purchaser to proceed on the Closing shall be subject to the satisfaction, on or prior to the Closing, of all of the following conditions, any of which may be waived by Purchaser in its sole discretion:

(a)                                 Accuracy of Representations; Certificate of Officer.  The representations and warranties of Seller contained in this Agreement are true in all material respects both at the signing of this Agreement and as of the Closing, and Seller has fulfilled and performed all obligations and complied with all covenants and conditions prior to or as of the Closing. Seller shall have delivered to Purchaser certificates in form and substance satisfactory to Purchaser dated as of the Closing and executed by an officer of Seller to all such effects.

(b)                                Opinion of Counsel.  Purchaser shall have received a duly executed opinion letter from Stoel Rives LLP, legal counsel for the Seller, in the form of EXHIBIT 5.1(b),

dated as of the Closing, in form and substance reasonably satisfactory to Purchaser and its counsel, to the effect that:

(i)                                    Each Seller Party is validly existing under the Laws of its state of organization or incorporation and possesses all necessary power to enter into this Agreement and consummate the Contemplated Transactions.

(ii)                                 This Agreement and all Ancillary Documents have been duly and validly authorized, executed, and delivered by Seller, constitute the legal, valid and binding obligations of each Seller Party and are enforceable in accordance with their respective terms, except as limited by bankruptcy and insolvency Laws, by other Laws affecting the rights of creditors generally and by general principles of equity.

(iii)                              Neither the execution and delivery of this Agreement, nor the consummation of the Contemplated Transactions, will constitute a violation of either the Articles of Incorporation or Bylaws, or the Articles of Organization or Operating Agreement of any Seller Party.

In giving the opinion, counsel may rely, as to matters of fact, upon certificates of public officials and certificates of officers of Seller.

(c)                                 Release of Secured Claims and Mortgages.  Seller shall have obtained full and complete releases of all liens, security interests, or other encumbrances upon the Purchased Assets except for those arising solely from the Assumed Liabilities.

(d)                                Required Consents.

All required consents shall have been obtained from governmental agencies whose approval is required to consummate the Contemplated Transactions, and from each Person whose consent is required to consummate the Contemplated Transactions.

(e)                                 Change of Name; Use of Tradenames.  Seller shall have prepared and submit to Purchaser for filing, or Seller shall prepare and file, effective as of Closing, suitable documents amending Seller’s Articles of Incorporation or Organization to change Seller’s name to a name dissimilar to its present name and any other trade name transferred pursuant to this Agreement.  Seller shall have taken all requisite actions to permit Purchaser to file certificates of assumed names for, and to use the tradename “Golden Oval Eggs,” and each tradename used by Seller, in all states where the failure to register and possess the right to use the names would have an adverse effect on the Business.

(f)                                   Delivery of Documents.  Seller shall have delivered all documents required to be delivered at Closing pursuant to SECTION 4.2.

(g)                                Litigation Affecting Closing.

No suit, action or other proceeding shall be pending or threatened by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the Contemplated Transaction, and no investigation likely to eventuate in any such suit, action or proceeding seeking to restrain or prohibit or to obtain damages or other relief in connection with this Agreement shall be pending or threatened.

(h)                                Legislation.  Between signing of this Agreement and Closing, no statute, rule, regulation, or order shall have been enacted, entered, or deemed applicable by any domestic or foreign government or governmental or administrative agency or court which would make the transaction contemplated by this Agreement illegal or otherwise have materially and adversely affected the Purchased Assets or the use and operation of the Business in the hands of Purchaser.

(i)                                    Material Adverse Change.  The Purchaser shall not become aware of an event, change, or occurrence which, individually or together with any other event, change or occurrence, has or may be reasonably likely to have a material adverse effect on the financial position, Business, Land, Improvements,, Purchased Assets, results of operations or value of the Seller’s Business, and no event has occurred or circumstances exist that may result in a material adverse effect.

(j)                                    Employment.

Not less than twenty (20) Business Days prior to the Closing, Seller shall have permitted Purchaser reasonable access to Seller’s employees during regular business hours for purposes of interviewing, offering employment, conducting pre-employment drug testing, completing pre-employment documents and explaining Purchaser’s employee rules and benefits.  In the event more than ten percent (10%) of Seller’s employees fail any such pre-employment screening, Purchaser shall have the right to delay the Closing for up to thirty (30) days in order to put sufficient staffing in place to run the Business after Closing.

(k)                                 United Mills.  Purchaser shall obtain assurances, to its reasonable satisfaction, which includes an executed operating agreement that sets forth these terms, that it will obtain the benefits of Seller’s ownership interest in and to United Mills, including, without limitation, documentation sufficient to demonstrate Purchaser’s rights, after Closing, to gain the benefit of the grind, mix and delivery commitments for animal feed from the United Mills feed mill at cost, and otherwise on the same terms as currently maintained by Seller.

(l)                                    Grain Handling Contracts and Egg Supply Agreements.  Purchaser shall have entered into grain contracts providing for the delivery of grain to the Renville, Minnesota and the Thompson, Iowa facilities, as well as a contract with MoArk ensuring the supply of shell eggs for the Neosho and California facilities to be effective as of and after the Closing, all in a form reasonably satisfactory to Purchaser.

(m)                              Title Evidence.  Purchaser shall have received the Title Evidence, and shall have received revised copies of the Title Commitments, containing only the Permitted Exceptions.

(n)                                HSR Act.  The waiting period required by the HSR Act shall have expired or terminated.

(o)                                Completion of Thompson Treatment Facility and Certain Environmental and Safety Improvements.  Seller shall have substantially completed the construction of the wastewater treatment facility improvements, excluding only final grading, in Thompson, Iowa, to the satisfaction of Purchaser, as required under (but notwithstanding the dates specified in) Seller’s Consent Agreement with the State of Iowa (the “Thompson Facility Improvements”).  Seller shall have also substantially completed the environmental and safety activities described in EXHIBIT 5.1(O) hereto (the “Safety/Environmental Improvements”).

Section 5.2.                                CONDITIONS TO OBLIGATIONS OF SELLER TO PROCEED ON THE CLOSING.

The obligation of Seller to proceed on the Closing shall be subject to the satisfaction, on or prior to the Closing, of all of the following conditions, any of which may be waived by Seller in their sole discretion:

(a)                                 Accuracy of Representations; Certificate of Officer.  The representations and warranties of Purchaser contained in this Agreement are true in all material respects both at signing and as of the Closing and Purchaser has fulfilled and performed all obligations and complied with all covenants and conditions prior to or as of the Closing. Purchaser shall have delivered to Seller a certificate in form and substance satisfactory to Seller dated as of the Closing and executed by an officer of Purchaser to all such effects.

(b)                                Opinion of Counsel.  Seller shall have received a duly executed opinion letter from Purchaser’s counsel, dated as of the Closing, in form and substance reasonably satisfactory to Seller and its counsel, to the effect that:

(i)                                    Purchaser is a corporation validly existing and in good standing under the Laws of the State of Iowa, and has all necessary corporate power to enter into this Agreement and consummate the Contemplated Transactions.

(ii)                                 This Agreement and all Ancillary Documents have been duly and validly authorized, executed, and delivered by Purchaser, constitute the legal, valid and binding obligations of Purchaser, and are enforceable in accordance with their terms, except as limited by bankruptcy and insolvency Laws, by other Laws affecting the rights of creditors generally and by general principles of equity.

(iii)                              Neither the execution nor delivery of this Agreement, nor the consummation of the Contemplated Transactions, will constitute a violation of Purchaser’s Articles of Incorporation or Bylaws.

In giving the opinion, counsel may rely, as to matters of fact, upon certificates of public officials.

(c)                                 Delivery of Documents.  Purchaser shall have delivered all documents to be delivered at Closing pursuant to SECTION 4.3 hereof.

(d)                                Legislation.  No statute, rule, regulation, or order shall have been enacted, entered, or deemed applicable by any domestic or foreign government or governmental or administrative agency or court which would make the transaction contemplated by this Agreement illegal.

(e)                                 HSR Act.  The waiting period required by the HSR Act shall have expired or terminated.

(f)                                   GOE and Midwest Member Approval.  The transactions contemplated in this Agreement shall have been approved by the members of GOE and Midwest at special meetings duly called and held for such purposes in accordance with applicable Law and, respectively, GOE’s and Midwest’s governing documents.

Section 5.3.                                TERMINATION OF AGREEMENT.

This Agreement and the Contemplated Transactions may be terminated at or prior to the Closing as follows:

(a)                                 Mutual Agreement.  By the mutual written agreement of Sellers and Purchaser;

(b)                                Expiration Date.  By Seller or Purchaser if the Closing shall not have taken place on or before April 1, 2009 (or such later date as is agreed upon, in writing, by Purchaser and Seller); provided, however, that if the terminating party has failed to fulfill any obligation under this Agreement or is in breach of any representation or warranty under this Agreement, and such failure or breach was the cause of or resulted in the failure of the Closing to occur on or before that date, then this Agreement shall be considered a termination for breach by the non-terminating Party under SECTION 5.3(d);

(c)                                 Government Order.  By Seller or Purchaser if any court of competent jurisdiction or other governmental authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions;

(d)                                Breach.  By Seller or Purchaser, if prior to the Closing Date, the other Party is in default or breach in any material respect of any representation, warranty, covenant, or agreement contained in this Agreement, and the default or breach is not cured within 20 Business Days after the date written notice of the breach is delivered by the Party claiming the default or breach to the Party in default or breach; or

(e)                                 Material Adverse Effect.  By Purchaser if an event or circumstance shall have occurred since the date of this Agreement that has a material adverse effect on the Business or the Purchased Assets.

(f)                                   Superior Proposal.  By GOE, to the extent permitted by SECTION 3.3(d), if at any time before the Closing all of the following conditions are met:

(i)                                    the GOE Board of Managers recommends to the members of GOE that they enter into an agreement with respect to a Superior Proposal, and Sellers notify Purchaser in writing that they intend to enter into an agreement, attaching a summary of the material terms of the proposal; and

(ii)                                 Purchaser does not make, within 30 Business Days after the receipt of GOE’s written notification of its intention to enter into a binding agreement for a Superior Proposal, a written offer that is at least as favorable as the Superior Proposal.  To the extent the 30-day period in this SECTION 5.3(f) extends beyond the Termination Date determined under other sections of this Agreement, the Termination Date shall be extended until the end of the 30 day period in this SECTION 5.3(f).

(g)                                Member Approval.  By GOE, if GOE does not receive the requisite member approval after special meeting duly called and held for approving the Agreement and the Contemplated Transactions in accordance with applicable Law GOE’s governing documents.

(h)                                Notice of Termination.  Any termination pursuant to this SECTION 5.3 (other than a termination pursuant to SECTION 5.3(a)) shall be effected by written notice from the terminating party to the other parties, which notice shall specify the section pursuant to which this Agreement is being terminated.

Section 5.4.                                CONSEQUENCES OF TERMINATION.

In the event of termination of this Agreement pursuant to SECTION 5.3(a) or SECTION 5.3(c), neither Party shall have any other liability to the other Party under this Agreement.  SECTION 5.5 of this Agreement sets forth the exclusive remedies for any termination of this Agreement under SECTION 5.3 prior to Closing.  In any event, after any termination under this ARTICLE 5, and conditioned upon full compliance with the terms of SECTION 5.5., including the making of any payments required therein, the Parties shall have no further liability or obligations under this Agreement, except that all obligations of the Parties under the following sections shall survive any such termination: SECTION 5.5, 3.9 (Public Statements), 10.14 (Expenses), 10.15 (Publicity), and 10.2 (Applicable Law; Jurisdiction).

Section 5.5.                                REMEDY UPON TERMINATION.

In the event this Agreement is terminated by either party under this ARTICLE 5, the following shall be the exclusive remedies for such termination:

(a)                                 Seller Remedies.  In the event this Agreement is terminated by Seller pursuant to a breach by Purchaser under SECTION 5.3(d) [Breach], Purchaser shall pay to Seller, as Seller’s sole and exclusive remedy under this Agreement, all of Seller’s direct out of pocket expenses incurred in pursuit of the Contemplated Transactions, subject to an aggregate maximum sum of $500,000.00.

(b)                                Purchaser Remedies.  In the event this Agreement is terminated:

(i)                                    by Purchaser due to a breach by Seller under SECTION 5.3(d) [Breach], or

(ii)                                 by Seller under SECTION 5.3(e) [Material Adverse Effect], or

(iii)                              by Seller under SECTION 5.3(f) [Superior Proposal],

GOE shall pay to Purchaser, as Purchaser’s sole and exclusive remedy under this Agreement (except for any payment that may be due to Purchaser under SECTION 5.5(c)) an amount equal to its direct out of pocket expenses incurred in pursuit of the Contemplated Transactions, subject to an aggregate maximum sum of $500,000.00.

(c)                                 Topping/Termination Fee.  In the event of a termination of this Agreement (except for a Excluded Termination as defined in this SECTION 5.5(c)) and within six (6) months after the date of such termination, either Seller or one or more Seller Party signs a letter of intent or other agreement relating to the acquisition of a material portion of the Purchased Assets, shares, membership interests or Business with any Person who made an Acquisition Proposal prior to such termination, or with any Potential Acquirer, as defined under SECTION 7.1(s) and such transaction is ultimately consummated, then, immediately on the closing of such transaction, GOE shall pay the Purchaser an additional payment of:

(i)                                    Four Million Dollars ($4,000,000.00) in the event that the purchase price in such transaction exceeds the dollar amount of the payment to Seller under SECTION 2.1, reduced by any payment previously made under SECTION 5.5(b), or

(ii)                                 Five Hundred Thousand Dollars ($500,000.00) in the event that the purchase price in such transaction is less than the dollar amount of the payment to Seller under SECTION 2.1, reduced by any payment previously made under SECTION 5.5(b).

Excluded Termination means a termination by Seller under SECTION 5.3(d) [Breach] resulting from an uncured breach by Purchaser, or a termination of this Agreement by Purchaser under SECTION 5.3(b) [Expiration Date], a termination by mutual agreement under SECTION 5.3(a) [Mutual Agreement], or a termination under SECTION 5.3(c) [Government Order].

ARTICLE 6.                             POST-CLOSING OBLIGATIONS.

Section 6.1.                                FURTHER DOCUMENTS AND ASSURANCES.

At any time and from time to time after the Closing, each Party shall, upon request of another Party, execute, acknowledge, and deliver all such further and other assurances and documents, and will take such action consistent with the terms of this Agreement, as may be reasonably required to carry out the Contemplated Transactions and to permit each Party to enjoy its rights and benefits hereunder. If requested by Purchaser, Seller further agrees to prosecute or otherwise enforce in its own name for the benefit of Purchaser any claim, right, or benefit transferred by this Agreement that may require prosecution or enforcement in the names of Seller. Any prosecution or enforcement of claims, rights, or benefits under this provision shall be solely at Purchaser’s expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement on the part of Seller.

Section 6.2.                                COLLECTION OF RECEIVABLES.

Seller shall assist Purchaser after the Closing in the collection of Receivables generated by the Business.  All payments received by the Seller after the Closing in payment of such Receivables shall be forwarded by Seller to Purchaser.  All amounts received by Purchaser after Closing shall be applied to the oldest outstanding Receivable unless the customer shall specifically identify a different application.  Purchaser shall promptly notify Seller of any issue or defense raised by any customer with respect to an outstanding Receivable and allow Seller access to the customer for purposes of resolving the same.  With respect to each account for which Seller undertakes assistance in collection activity, Seller shall consult with Purchaser and shall use their best reasonable efforts not to harm the business relationship between Purchaser and such customer.

Section 6.3.                                ACCESS TO INFORMATION.

Seller may need access to information relating to the Business acquired by Purchaser after Closing Date including financial and accounting information for the preparation of tax returns, Form K-1’s, payments and filings related to payroll taxes, and final W-2’s, and information for workers compensation audits, payroll audits, insurance audits, distributor allowances, royalty payments, customer deductions, sales commissions, incentive pay calculations for Employees, and supplier rebates.  Seller acknowledges Purchaser’s need to maintain biosecurity at the facilities and confidentiality of the business operation information.  Recognizing the concerns of Purchaser and Seller, the Parties agree that upon reasonable request, Purchaser shall, at or after Closing, provide Seller, at Seller’s cost, requested information about the Business reasonably necessary to determine any matter relating to or arising during the period ending on or before the Closing.  If Purchaser cannot or chooses not to provide the requested information, then upon reasonable request by Seller, Purchaser may provide Seller or its agents access to necessary books and records of the Business, subject to reasonable restrictions, including biosecurity, confidentiality and procedures to avoid interference with Purchaser’s operation, established by Purchaser.  If GOE desires records, GOE shall notify Purchaser, and Purchaser shall provide copies to the Sellers, or make available access to such document to Seller upon Seller agreeing to pay for all costs associated with collecting such documents, including, without limitation, the reasonable duplication expenses; provided, however, Purchaser agrees to use commercially reasonable efforts not to destroy any books and records received from Seller under this Agreement during the one year period following the Closing Date.  Notwithstanding anything contained in this Agreement, the parties agree that GOE is subject to a subpoena and an ongoing investigation by the DOJ (the “Subpoena”) and an investigation by the Attorney General of the State of Florida (the “Investigation Demand”).  Seller shall be solely and exclusively responsible for all obligations under the Subpoena and the Investigation Demand, including any ongoing obligations to produce documents, preservation of documents Seller deems applicable, and any other obligations related to the Subpoena.

Section 6.4.                                SELLER’S EMPLOYEES.

Purchaser anticipates offering employment effective as of the Closing to a substantial portion of the employees of Seller (“Seller’s Employees”) on terms and conditions, including base salary, which is substantially similar to Seller’s Employees’ current base salary, and benefits which are substantially similar to similarly situated employees of Purchaser.  Purchaser shall make such offers on or before the Closing Date, and conditioned upon the successful completion of the Closing.  Seller makes no representation as to whether Employees will accept employment with Purchaser, but Employees who accept employment with Purchaser shall be known as the “Hired Employees”.  Purchaser reserves the right to implement all of its normal pre-hiring conditions and to offer employment on such terms and conditions as it determines in its sole discretion.  No provision in this Agreement shall create any third party beneficiary or other right in any Person for any reason, including, without limitation, in respect of continued, resumed or new employment with Purchaser or Seller.  The Seller shall remain liable for all Liabilities to Seller’s employees for the period prior to and through the completion of the Closing including those arising under Seller’s benefit and compensation plans, except as expressly reflected in the Final Working Capital Statement.

Subject to the Closing occurring, Seller shall cease to employ Seller’s Employees effective as of the Closing Date, and the Purchaser shall then immediately become the employer of the Hired Employees.  Purchaser agrees that it will offer employment to at least 74 of Seller’s employees at the Renville location, at least 158 of Seller’s employees at the Thompson location, at least 62 of Seller’s employees at the California locations, and at least 56 of Seller’s employees at the Abbeville location.  Purchaser shall cause each Hired Employee and his or her spouse and eligible dependents to be covered or offered coverage, effective immediately upon the Closing Date, under a group health plan maintained by Purchaser or an Affiliate of Purchaser that provides medical, prescription drugs, vision and dental benefits.

Purchaser shall take such actions as are necessary to cause the employee benefit plans and compensation programs maintained by Purchaser to grant credit for each Hired Employee’s service with Seller for all purposes under such plans and programs, including, but not limited to for purposes of eligibility, benefit accrual (other than benefit accruals under a defined benefit pension plan), contribution rates and for purposes of determining the amount of, and entitlement to, benefits.

ARTICLE 7.                             REPRESENTATIONS AND WARRANTIES.

Section 7.1.                                REPRESENTATIONS AND WARRANTIES OF SELLER.

Except as specifically set forth on the Disclosure Schedule attached as EXHIBIT 7.1, each Seller Party jointly and severally makes the following representations and warranties to Purchaser with the intention that Purchaser may rely upon the same and acknowledge that the same shall be true on the date hereof (unless specified as being true only at Closing) and as of the Closing (as if made at the Closing).  The Disclosure Schedule shall be arranged in separate schedules corresponding to the numbering of this SECTION 7.1.

(a)                                  Organization.  GOE is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite power and authority, and possesses all necessary licenses, permits, franchises and approvals necessary to own and lease its properties and assets and to conduct the business in which it is presently engaged.   GOEMCA is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware, and has all requisite power and authority, corporate and otherwise, and possesses all necessary government licenses, permits, franchises and approvals necessary to own and lease its properties and assets and to conduct the business in which it is presently engaged.  GOECA is a limited partnership duly organized, validly existing and in good standing under the Laws of the state of Delaware, and has all requisite power and authority, corporate and otherwise, and possesses all necessary government licenses, permits, franchises and approvals necessary, to own and lease its properties and assets and to conduct the business in which it is presently engaged.  GOECA is a limited partnership duly organized, validly existing and in good standing under the Laws of the state of Delaware, and has all requisite power and authority, corporate and otherwise, and possesses all necessary government licenses, permits, franchises and approvals necessary to own and lease its properties and assets and to conduct the business in which it is presently engaged.  Midwest is a cooperative association organized under Chapter 501 of the Iowa Code, is duly organized, validly existing and in good standing under the Laws of the state of Iowa, and has all requisite power and authority, corporate and otherwise, and possesses all necessary government licenses, permits, franchises and approvals necessary to own and lease its properties and assets and to conduct the business in which it is presently engage.

(b)                                 Qualification.  Each Seller Party is qualified to do business and in good standing as a foreign corporation in all states in which qualification is required by the nature of its business and in which the failure to so qualify and be in good standing would have a material adverse effect on the Business. Each Seller Party has identified all such states on SCHEDULE 7.1(b).

 (c)                               Corporate Authority.  This Agreement and all Ancillary Documents constitute the legal, valid, and binding obligation of each Seller Party in accordance with the terms hereof and thereof.  The execution, delivery, and performance of this Agreement and the Ancillary Documents on behalf of each Seller Party has been duly authorized by, as applicable, the Board of Managers, Board of Directors, or the General Partner of each, and as of the Closing all necessary shareholder or member approval shall have been obtained for each Seller Party for the Contemplated Transactions.

(d)                                 Financial Statements.

(i)                                     GOE has delivered to Purchaser or otherwise made available to Purchaser through filings with the SEC the audited consolidated balance sheets and the related consolidated statements of earnings, of member’s equity and of cash flows of GOE and its consolidated subsidiaries, for the fiscal years ended August 31, 2005, August 31, 2006, and August 31, 2007 and the unaudited consolidated balance sheet for the quarter ended May 31, 2008 (including the notes thereto), accompanied by the report of Moore Stephens Frost, independent registered public accounting firm (collectively, the “Business Financial Statements”);

(ii)                                  Except as set forth in PARAGRAPH 7.1(d)(ii) of the Disclosure Schedule:

(A)                      the Business Financial Statements (in each case including the notes to the Business Financial Statements) were prepared from the books and records of Seller and in accordance with GAAP, consistently applied, and include the “Statement of Changes in Financial Condition” as required by GAAP; and

(B)                        the Business Financial Statements fairly and accurately present, in all respects, the financial activity of the Business and the results of operations of Seller, as well as the assets and Liabilities and results of operations of Seller as of the respective dates thereof and for the periods then ended and do not exclude any information the omission of which would be misleading.  During the periods represented by the Business Financial Statements, Seller has made no change in any of its accounting policies or practices.

(e)                                  Books and Records.  Except as set forth on SCHEDULE 7.1(e), Seller’s books of account and records (including customer order files, employment records, and sales, production, and manufacturing records) are complete, true, and correct in all material respects.

(f)                                    Tax Reports, Returns, and Payment.

(i)                                     Seller has accurately prepared and timely filed all federal and applicable state, and local, tax or assessment reports and returns of every kind required to be filed by Seller with relation to the Business, including without limitation, income tax, sales and use tax, real estate tax, personal property tax, payroll and employee withholding tax, and unemployment tax, and has duly paid all taxes and other charges (including interest and penalties) due to or claimed to be due by any taxing authorities (“Taxes”). Seller is not the beneficiary of any extension of time in which to file Tax Returns.  No material claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no tax liens for taxes upon any property or assets of Seller.  Where required, timely estimated payments or installment payments of Tax Liabilities have been made to all governmental agencies in amounts sufficient to avoid underpayment penalties or late payment penalties applicable thereto.

(ii)                                  Seller has promptly paid and is not delinquent with respect to payment of any Taxes, duties, and charges based on the income, purchases, sales, business, payroll, real estate, capital stock or surplus, or assets of Seller.

(iii)                               Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(iv)                              There are no disputes with any governing authority as to Taxes payable by or with respect to Seller.

(v)                                 There are no audits by any governing authority presently pending as to Taxes payable by or with respect to Seller and no such audits have been performed within the two (2) most recent years.

 (g)                              Title to Assets.  Except as set forth in PARAGRAPH 7.1(g) of the Disclosure Schedule, Seller holds title to the Purchased Assets free and clear of all liens, claims, encumbrances, licenses or leases, (subject only to the Permitted Exceptions) and Purchaser shall have the right to take possession of the Purchased Assets immediately after Closing.

(h)                                 Purchased Assets.  Except as set forth on PARAGRAPH 7.1(h) of the Disclosure Schedule, the Purchased Assets include all of the assets used by Seller in the conduct of the Business, respectively.

(i)                                     Real Property.

(i)                                     Seller is the owner of the Land and the Improvements.

(ii)                                  Paragraph 7.1(i)(ii) of the Disclosure Schedule sets forth the address and legal description of each parcel of real property owned by Seller (and comprising “Land”, hereinafter “Owned Real Property”) as well as the address and legal description of each parcel of leased real property (the “Leased Real Property”) used in, or related to, the Business (the Owned Real Property and the Leased Real Property are hereinafter collectively, the “Real Property”) and such Real Property comprises all of the real property used or proposed to be used in, or related to, the Business.

(iii)                               Paragraph 7.1(i)(ii) of the Disclosure Schedule also sets forth a true and complete list of all leases, subleases, licenses, concessions and other agreements, written or oral (including all amendments, extensions, renewals, guaranties and other agreements related thereto, collectively, the “Leases”) for each parcel of Leased Real Property.  The Seller Parties have provided to the Purchaser a copy of all of the Leases, and in the case of any oral Lease, a written summary of the materials and terms thereof.

With respect to each such Lease:

(A)                              such Lease is legal, valid, binding, enforceable and in full force and effect;

(B)                                Sellers’ possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease;

(C)                                neither Seller nor any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(D)                               no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been re-deposited in full;

(E)                                 Sellers have not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof;

(F)                                 Sellers have not collaterally assigned or granted any other lien, security interest, mortgage or any other encumbrance in such Lease or any interest therein; and

(G)                                there are no liens, security interests, mortgages or any other encumbrances on the estate or interest created by such Lease, except for the Permitted Exceptions.

(iv)                              The Owned Real Property and the Leased Real Property (collectively, the “Real Property”) comprise all of the Real Property used or proposed to be used in, or related to, the Business.

(v)                                 Except as disclosed in Paragraph 7.1(i)(v) of the Disclosure Schedule, Seller has, or at Closing will have (A) good, valid and marketable fee title to the Owned Real Property; and (B) valid leasehold interests in the Leased Real Property, in each case, free and clear of all encumbrances, except for the Permitted Exceptions.

(vi)                              To the Knowledge of Seller, all buildings, structures, fixtures, building systems and equipment, and all components thereof, including the roof, foundation, load-bearing walls and other structural elements thereof, heating, ventilation, air conditioning, mechanical, electrical, plumbing and other building systems, environmental control, remediation and abatement systems, sewer, storm and waste water systems, irrigation and other water distribution systems, parking facilities, fire protection, security and surveillance systems, and telecommunications, computer, wiring and cable installations, included in the Real Property are in good condition and repair, ordinary wear and tear excepted, and sufficient for the operation of the Business.

(vii)                           The Real Property is in complete compliance with all applicable building, zoning, subdivision, health and safety and other land use Laws, including The Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the “Real Property Laws”), and the current use and occupancy of the Real Property and the operation of Seller’s Business thereon does not violate any Real Property Laws.  Seller has not received any notice of violation of any Real Property Law, and to Seller’s Knowledge, there is no basis for the issuance of any such notice.

(viii)                        With respect to the Real Property, all certificates of occupancy, permits, licenses, approvals and authorizations (collectively, the “Real Property Permits”) of all governmental authorities, board of fire underwriters, association or any other entity having jurisdiction over the Real Property, which are required to use or occupy the Real Property, or operate Seller’s Business as currently conducted thereon, have been issued and are in full force and effect. Paragraph 7.1(i)(viii) of the Disclosure Schedule lists all material Real Property Permits held by either Seller with respect to each parcel of Real Property.  Seller has delivered to Purchaser a true and complete copy of all Real Property Permits.  Seller has not received any notice from any governmental authority or other entity having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit.

(ix)                                To the Knowledge of Seller, and except as disclosed in PARAGRAPH 7.1(i)(ix), the current use and occupancy of the Real Property and the operation of the Business of Seller at those addresses as currently conducted thereon does not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such GOE Real Property (the “Encumbrance Documents”).  To the Knowledge of GOE it has not received any notice of violation of any applicable Encumbrance Documents.

(j)                                     Fixed Assets.  Except as set forth in PARAGRAPH 7.1(j) of the Disclosure Schedule:

(i)                                     the Fixed Assets and the Improvements will be operational, taking into account their age and general condition as of Closing;

(ii)                                  no Fixed Assets or Improvements are damaged or in need of repair, except for ordinary wear and tear; and

(iii)                               each of the Fixed Assets are in the possession of Seller and are capable of delivery upon Closing.

(k)                                  Intellectual Property.

(i)                                     EXHIBIT 1.1(f) comprises a full, complete and accurate listing of the Intellectual Property owned by Seller and transferred to Purchaser hereunder.

(ii)                                  The Intangible Property and Intellectual Property are not licensed to, or from, any other Person, and Seller owns all right, title and interest in and to all Intangible Property and Intellectual Property.

(iii)                               Each Person that is the inventor or co-inventor of the Intellectual Property, which is used by Seller within the Business has properly executed and delivered to the Seller an assignment of the inventor’s rights in such invention.

(iv)                              The Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property Rights of third parties, and the Seller has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that either Seller must license or refrain from using any Intellectual Property Rights of any third party).

(v)                                 To the best of Seller’s Knowledge no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property Rights of the Seller.

(l)                                     Conduct of Business.

Seller has conducted and will conduct its operations up to and including the Closing in the Ordinary Course of Business. Specifically, and except as expressly provided in this Agreement, Seller has not, and will not, without the prior written approval of Purchaser, or as expressly provided in this Agreement, take any action since May 31, 2008:

(i)                                     amending Seller’s Articles of Incorporation or Bylaws;

(ii)                                  transacting any sales of capital stock or acquisitions or redemptions thereof or the grant of options, warrants or calls;

(iii)                               forming any subsidiary, making any investment in any new business or entering any new line of business;

(iv)                             making any increase in the compensation payable to its directors, officers or employees except for routine wage increases;

(v)                                except for borrowings in the Ordinary Course of Business under Seller’s existing line of credit, borrowing or agreeing to borrow any money or assuming or otherwise guaranteeing or becoming liable for any sort of Liability;

(vi)                             entering into any contract, lease, commitment or the like committing to material future expenditures, not disclosed in a schedule to this Agreement, except the acquisition of inventory in the Ordinary Course of Business;

(vii)                          changing or modifying any accounting practice;

(viii)                       granting or executing any power of attorney to or for the benefit of any third party;

(ix)                               deferring or failing to make any payment due with respect to any of the Assumed Liabilities according to the terms thereof or, if earlier, in the Ordinary Course of Business;

(x)                                  selling, disposing, transferring, assigning, or otherwise removing any of the assets used in, or related to, the Business or entering into any letter of intent to do any of the foregoing, except inventory in the Ordinary Course of Business; or

(xi)                               disposing of, or permitting to lapse, any rights to use any of its Intellectual Property Rights, or impairing its ability to enforce any agreement protecting any confidential or proprietary information of the Business.

(m)                               Accounts Receivable.  Except as set forth in PARAGRAPH 7.1(m) of the Disclosure Schedule, all Receivables are valid and fully collectible and to the best of Seller’s Knowledge, not subject to any defense, counterclaim or set-off, except and only to the extent of the reserve against accounts receivable shown on its Business Financial Statements.

(n)                                 Inventory.  Except as set forth in PARAGRAPH 7.1(n) of the Disclosure Schedule:

(i)                                    all Inventory is owned by Seller, and no Inventory owned by Seller is in the possession of any other Person; and

(ii)                                 all Inventory is good and usable and is valued at the lower of cost or market, calculated on a FIFO method, in accordance with GAAP.

(o)                                 No Adverse Change.  Except as set forth in SCHEDULE 7.1(o), there has been no adverse change in the Purchased Assets, or the operations or condition of Seller, and none of the Real Property Improvements or Purchased Assets have been materially damaged by fire or other casualty or otherwise disposed of other than in the Ordinary Course of Business since the date of this Agreement.

(p)                                 Invoicing by Seller.  Seller’s invoices to customers, as provided to Purchaser during due diligence, reflect pricing to customers which pricing is expressly permitted under the Contracts, and reflect no charges or billing for amounts which are not expressly permitted under the Contracts or otherwise agreed to in writing by the parties thereto.

(q)                                 Trade Rights, Licenses and Permits and Franchises.

Seller possesses all material Trade Rights, Licenses and Permits, approvals, and notifications, governmental or otherwise, the absence of which would have a material adverse effect on the Business.  All of such Trade Rights, Licenses and Permits are freely assignable and transferable to Purchaser at the Closing and will continue to be in full force and effect after such transfer.

(r)                                    Agreements, Arrangements, Contracts, and Commitments.

PARAGRAPH 7.1(R) of the Disclosure Schedule sets forth a list of each and every agreement, arrangement, contract or commitment to which Seller is a party, and to which any Seller Party is bound.  Except as provided in PARAGRAPH 7.1(R) of the Disclosure Schedule, each such agreement, arrangement, contract or commitment is terminable pursuant to the terms of the contract without penalty, cost or Liability on notice not exceeding sixty (60) days.  Full, complete and accurate copies of all material agreements, arrangements, contracts or commitments, have been provided to Purchaser.  Except as provided therein, all of such agreements, arrangements, contracts or commitments are in full force and effect, Seller is in material compliance therewith, and Seller is not in breach permitting termination by, or an award of damages to, the other Party(ies) thereto (nor has it received notice of a claim that it is in such breach) of any contracts identified in the Disclosure Schedule.  Except as provided in the Disclosure Schedule any consents to the assignment of such Contracts, if any, as are required shall be obtained by the Seller prior to Closing.

Neither GOE nor GOECA has received any written notice that any party to any of the Assigned Contracts intends to cancel or terminate the agreements.

(s)                                  Potential Acquirers.  Since February 11, 2008, Seller has not negotiated with, or provided confidential information identifying Seller on a named basis to, any potential acquirer of the Business, the Purchased Assets prior to executing appropriate confidentiality and non-disclosure agreements (each such Person is hereinafter, a “Potential Acquirer”).  All of such agreements shall be provided to Purchaser at Closing, are assignable to Purchaser, and shall be assigned to Purchaser pursuant to SECTIONS 1.1(J) AND 4.2(d) and shall be enforceable by Purchaser after Closing.

(t)                                    Employee Plans.

(i)                                     Except as provided in PARAGRAPH 7.1(t) of the Disclosure Schedule, Seller does not have in place any pension, retirement, disability, medical, dental, or other death benefit plan, profit sharing, deferred compensation, stock option, or severance plan, including, without limitation, any “pension plan” as defined in section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (“Pension Plan”), and any “welfare plan” as defined in section 3(1) of ERISA (“Welfare Plan”), whether  or not any of the foregoing are funded (collectively the “Employee Plans”). The term “Employee Plan” shall also include every plan, fund, contract, program, policy, agreement and arrangement (whether written or not):

(A)                              which is sponsored, maintained or contributed or required to be contributed to by the Seller or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with Seller would be deemed a single employer within the meaning of section 4001(b) of ERISA, or to which the Seller or an ERISA Affiliate is a party, for the benefit of present or former employees or managers of  Seller (or any subsidiary of  Seller);

(B)                                which the Seller or any ERISA Affiliate has committed to implement, establish, adopt or contribute to in the future;

(C)                                for which the Seller is or may be financially liable as a result of the direct sponsor’s affiliation to the Seller or its owners (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the plan is not maintained by the Seller for the benefit of its employees or former employees);

(D)                               which is in the process of terminating (but such term does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement such that the Seller has no present or potential Liability with respect to such arrangement);

(E)                                 for or with respect to which the Seller is or may become liable under any the common law successor doctrine, express successor Liability provision of Law, provisions of a collective bargaining agreement, labor or employment Law or agreement with a predecessor employer.

(ii)                                  With respect to any Employee Plans referred to in PARAGRAPH 7.1(t) of the Disclosure Schedule:

(A)                              Such Employee Plans reflect the applicable requirements of ERISA to the extent required by Law. The 401(k) Plan is the only

Employee Plan that is intended to satisfy the requirements of section 401, et.seq. of the Code. The 401(k) Plan is a prototype plan that utilizes the form of basic plan document and adoption agreement comprising the American Funds Distributors, Inc. Nonstandardized 401(k) Plan.  The form of the prototype basic plan document and the adoption agreement comprising the American Funds Distributors, Inc. Nonstandardized 401(k) Plan have been determined by the National Office of the Internal Revenue Service to comply with the requirements of section 401 et.seq. of the Code.  Each of the Employee Plans is currently being administered, and has been in material compliance with the applicable provisions of the Code and ERISA;

(B)                                There is no current matter which could reasonably be expected to adversely affect the qualified tax exempt status of any such Employee Plan and trust under the Code.

(C)                                To the best of Seller’s Knowledge, all required reports and descriptions (including Form 5500 Annual Reports, summary annual reports, and summary plan descriptions) have been timely filed and distributed appropriately with respect to each such Employee Plan.  To the extent applicable, the requirements of Part 6 of Subtitle B of Title I of ERISA and Code section 4980B of the Code have been met with respect to each such Employee Plan which is a Welfare Plan.

(D)                               All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Plan which is a Pension Plan and all contributions for any period ending on or before the Closing which are not yet due have been paid to each such Pension Plan or accrued in accordance with the past custom and practice of the Seller. All premiums or other payments due for all periods ending on or before the Closing have been paid (or, with respect to those not yet due, will have been paid on or before Closing) with respect to each such Employee Plan which is a Welfare Plan.

(E)                                 Seller has delivered or made available to the Purchaser correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Plan.

(F)                                 None of the Employee Plans, the trusts created thereunder, or any trustee, investment manager or administrator thereof, has engaged in a non-exempt “prohibited transaction” as such term is defined in section 406 of ERISA and section 4975 of the Code.

(G)                                No Employee Plan is subject to Title IV of ERISA.

(H)                               None of the Employee Plans is a multiemployer plan as defined under section 3(37) of ERISA or subject in any way to the provisions of the Multiemployer Pension Plan Amendments Act of 1980, as amended.

(I)                                    Except as disclosed in PARAGRAPH 7.1(t) of the Disclosure Schedule or as otherwise contemplated by this Agreement:  (1) no action, suit, charge, complaint, proceeding, hearing, investigation, or claim is pending with regard to any Employee Plan other than routine claims for benefits or, if contested, are not material in amount; (2) the consummation of the Contemplated Transactions will not cause any Employee Plan to increase benefits payable to any participant or beneficiary; (3) the consummation of the Contemplated Transactions will not:  (a) entitle any current or former employee of the Seller to severance pay, unemployment compensation or any other payment, benefit or award under the Employee Plans; or (b) except as required by applicable Law, accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee under the Employee Plan; (4) all Employee Plans have been administered in all material respects in compliance with the documents and instruments governing the Employee Plans, except in cases where changes in the Law require compliance with the Laws for periods preceding the date the Employee Plans are required to be amended with retroactive affect; (5) all materials disclosures and notices required by applicable Law or Employee Plan provisions to be given to participants and beneficiaries in connection with each Employee Plan have been properly and timely made; and (6) with respect to the Employee Plans, the Seller has no material Liability (either directly or as a result of indemnification) for (and the transaction contemplated by this Agreement will not cause any Liability for): (a) any excise taxes under the Code sections 4971 through 4980B of the Code or section 4999 or section 5000 of the Code, or (b) any penalty under section 502(i), or section 502(l) of the Code, Part 6 of Title I of ERISA or any other provision of ERISA, or (c) any excise taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable Law.

(u)                                 Union and Employment Contracts and Other Employment Matters.

(i)                                     No executive, key employee or group of employees has provided notice of termination of their employment or, to the Knowledge of Seller, has any plans to terminate employment with the Seller.  GOE and GOECA will disclose any such notice to Purchaser within three (3) business days of receiving such notice.

(ii)                                  Seller is not a party to any collective bargaining agreement or any other written employment agreement with its employees, nor is Seller a party to any other written contract or understanding that contains any severance pay liabilities or obligations, except for accrued, unused vacation pay or accrued, unused sick leave pay for its employees.

(iii)                               During the last three (3) years Seller has not experienced any work stoppages, walkouts, or strikes or attempts by its employees to organize a union.

(iv)                              In the past three (3) years no claims have been made against Seller by any former or present employee based on employment discrimination, age discrimination, equal employment opportunity, sexual harassment, human rights Laws violations, wrongful discharge, or unfair labor practices, and Seller has no Knowledge of any facts or circumstances upon which any such claim could be made.

(v)                                 Seller has not received any claim asserting and have no Knowledge of any failure of Seller to comply with applicable federal and state Laws and regulations relating to employment of labor, including Laws and regulations relating to wages, hours, collective bargaining, withholding taxes, and employee health and benefits.

(vi)                              Seller is in compliance with the Immigration Reform & Control Act of 1986.

(vii)                           Seller is in compliance with ERISA.

(viii)                        Seller is in compliance with the Occupational Safety and Health Act.

(v)                                 Major Customers; Major Suppliers.

(i)                                     Major Customers.  For the three (3) previous fiscal years, SCHEDULE 7.1(v)(i) sets forth the identity of the twenty largest customers (or 80 percent) of the Business of Seller based on the aggregate value of the products purchased from Seller.  Except as set forth on PARAGRAPH 7.1(v)(i) of the Disclosure Schedule, no customer has reduced or has notified GOE or GOECA that it intends  to cease doing business with Seller, or reduce the amount of purchases of products from Seller.

(ii)                                  Major Suppliers.  For the three (3) previous fiscal years, SCHEDULE 7.1(v)(ii) sets forth the identity of the twenty largest suppliers

(or 80 percent of supply costs) of raw materials or equipment used by GOE or GOECA.  Except as set forth on SCHEDULE 7.1(v)(ii) no supplier has reduced or has notified GOE or GOECA that it intends to reduce the amount of raw materials or equipment available for purchase by Seller.

(w)                               Liability Claims.

All products sold or services provided by Seller have been merchantable, have not been adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended, and not an article which may not be introduced into interstate commerce under the provisions of Section 404 or 505 of such act, and has not been an article which cannot be legally transported or sold under the provisions of any federal, state or local Law, and have complied with the terms of any written or oral warranties made by Seller and all such warranties are identified in the Disclosure Schedule and copies of all written warranties are attached thereto. During the last three (3) years, Seller has not received any single claim exceeding Ten Thousand Dollars ($10,000.00) or claims in the aggregate exceeding Twenty Five Thousand Dollars ($25,000.00) based upon an alleged breach of product warranty, arising from Seller’s provision of products or services (hereafter collectively referred to as “Liability Claims”). The Seller has no Knowledge that future Liability Claims with respect to products or services of Seller sold prior to the Closing will be different from Seller’s past experience with respect thereto as set forth herein.

(x)                                   Environmental, Health and Safety Matters;

Seller has not violated, and is not in violation of, any Environmental, Health and Safety Requirements.  Seller does not now, and has not previously, owned, leased, operated or controlled any real property, including the Business Premises, upon which any Hazardous Substances have been treated, stored, used, released or disposed.  Seller does not now, and has not previously, owned, leased or controlled any Hazardous Substances treated, stored, used or released at any location other than the Business Premises.  All storage tanks and associated pipes, pumps and structures (whether above or below ground) located in or on the Business Premises or any other real property currently or previously owned, leased, operated or controlled by Seller, are in sound condition, free of corrosion, meet all applicable performance standards and do not now, and have not at any time in the past evidenced impaired integrity or leakage.  Without limiting the generality of the foregoing, Seller’s disposal practices, including the disposal of egg shells, has fully complied with all applicable Laws.  Seller has received no notice of any such alleged violation, or any of the matters set forth in this subsection.  No material expenditures are required for Seller to comply with Environmental, Health and Safety Requirements.

(y)                                 Insurance.

A complete list of Seller’s current insurance coverage is attached hereto in PARAGRAPH 7.1(x) of the Disclosure Schedule.  Seller has maintained, and will continue to maintain until the Closing, insurance on Seller’s tangible real and personal property and assets, whether owned or leased, against loss or damage by fire or other casualty, in the amounts currently maintained.  All such insurance is in full force on the date of this Agreement, and there are no premium payments past due thereon. Seller has promptly and adequately notified Seller’s insurance carriers of any and all claims known to Seller with respect to the operations or products of Seller for which Seller is insured.

(z)                                   Burdensome Conditions.

There are no actions taken, pending or threatened, by any governmental authority or other Person to investigate or challenge any action or inaction of Seller under any applicable Laws, nor is Seller subject to any existing judgment, order, or decree which would prevent, or make illegal the consummation of the Contemplated Transactions or which would have an adverse effect on the Business or the Purchased Assets.

(aa)                            Litigation.

There is no pending litigation against Seller, nor to the Knowledge of Seller any adverse claims which may lead to litigation, relating to any aspect of the Business or the Purchased Assets.

(bb)                          Laws and Regulations.

Seller is in material compliance with all Laws relating to the Business or the Purchased Assets. Seller has not received any notice of, and Seller has no Knowledge of, any sort of alleged material violation of any such Laws.

(cc)                            Breaches of Contracts; Required Consents.

Neither the execution and delivery of this Agreement by Seller nor compliance by Seller with the terms and provisions thereof, will:

(i)                                     Conflict with or result in a breach of:

(A)                              Any of the terms, conditions, or provisions of the Articles of Incorporation, Bylaws, or other governing instruments of Seller;

(B)                                Any judgment, order, decree, or ruling to which Seller is a party or by which any of them is bound;

(C)                                Any Law, rule, regulation or injunction of any court or governmental authority to which Seller is subject; or

(D)                               Any mortgage, agreement, contract, lease, or commitment binding upon Seller;

(ii)                                  Require the affirmative consent or approval of any third party; or

(iii)                               Cause acceleration of any other obligations of Seller.

(dd)                          Brokers.

Seller has engaged Greene Holcomb & Fisher as their broker in connection with the Contemplated Transactions, and has engaged no other broker in connection with the Contemplated Transactions. Greene Holcomb & Fisher’s fees for this transaction shall be the sole responsibility of Seller and will be paid by Seller via wire transfer at Closing.

(ee)                            Copies of Documents.

Seller has made available for inspection and copying by Purchaser true and correct copies of all documents referred to in this Agreement or in any exhibit hereto.

(ff)                                Change of Control Agreements.

Seller does not have in place any agreements, whether written or oral, that provide any Person extraordinary rights (including rights with respect to voting, appointment of directors or officers, control of operations, or limitations on shareholders’ exercise of shareholder’s normal rights incidental to their respective share ownership in such corporations) with respect to Seller whether presently existing or arising upon consummation of any of the Contemplated Transactions.

Section 7.2.                                REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser makes the following representations and warranties to Seller with the intention that Seller may rely upon the same and acknowledges that the same shall be true on the date hereof and as of the Closing (as if made at the Closing) and shall survive the Closing.

(a)                                  Organization.  Purchaser is a corporation, duly organized, validly existing, and in good standing under the Laws of the State of Iowa, and has all requisite power and authority, corporate and otherwise, and possesses all necessary government licenses, to own and lease its properties and assets and to conduct the business in which it is presently engaged.

(b)                                 Corporate Authority.  This Agreement and all Ancillary Documents constitute the legal, valid, and binding obligation of Purchaser in accordance with the terms thereof.  Purchaser has all requisite corporate power and authority, including the approval of its Board of Directors, to execute, perform, carry out the provisions of, and consummate the Contemplated Transactions.

(c)                                  Breaches of Contracts; Required Consents.  Neither the execution and delivery of this Agreement by Purchaser, nor compliance by Purchaser with the terms and provisions thereof, will:

(i)                                     Conflict with or result in a breach of:

(A)                              Any of the terms, conditions, or provisions of the Articles of Incorporation, Bylaws, or other governing instruments of Purchaser;

(B)                                Any judgment, order, decree, or ruling to which Purchaser is a party or by which it is bound;

(C)                                Any Law, rule, regulation or injunction of any court or governmental authority to which Purchaser is subject; or

(D)                               Any mortgage, agreement, contract, lease, or commitment which is material to the financial condition of Purchaser; or

(ii)                                  Require the affirmative consent or approval of any third party.

(d)                                 Brokers.  Purchaser has not engaged the services of any broker or finder in connection with the transaction described in this Agreement.

(e)                                  Financial Capability.  The Purchaser at the Closing will have sufficient funds to pay the Purchase Price in connection with the Contemplated Transactions.

ARTICLE 8.                             RESTRICTIVE COVENANTS.

Section 8.1.                                NON-COMPETITION.

The Seller hereby covenants that from and after the Closing and for a period of five (5) years it will not, either alone, or jointly with, or as a partner, principal or agent for any Person, firm, partnership, business, or corporation, either directly or indirectly: (a) engage in the Business anywhere in the United States of America; or (b) engage in any occupation, business or interests similar to, competitive with, or of the same nature as the Business as heretofore conducted by Seller or as it may hereafter be conducted by Purchaser.

Section 8.2.                                NON-DISCLOSURE.

Seller acknowledges and agrees that all books, documents, lists and records pertaining to the Seller and the Business which are Purchased Assets (hereinafter collectively, the “Records”), whether the Records are written, typed, printed, contained on microfilm, computer disk, tape or any other form of storage media, are the sole and exclusive property of the Business and that upon consummation of the transactions contemplated in the Agreement will become the sole and exclusive property of the Purchaser.  Further, Seller shall not divulge, communicate, use to the detriment of Purchaser or the Business, or for the benefit of the Seller or any other Person, or otherwise misuse, any confidential information, data, or trade secrets, whether or not contained in the Records, which are proprietary or confidential to Purchaser, the Seller, or the Business (as distinguished from material which is or may come into the public domain through no fault of Seller) including any material which is part of, contained in, or related to the Purchased Assets, or Seller’s processes or techniques, technical data or cost or pricing information except to the extent such information is in the public domain or prior to Closing comes into the public domain through no fault of Seller, and except to the extent required to be disclosed by Law or court order, or as required in litigation or subpoena to which the Seller is subject.

Section 8.3.                                NO USE OF NAME.

Seller covenants that from and after Closing they shall not use the mark Golden Oval Eggs either as a corporate name or in any trade or business nor shall it use any name containing the word “Golden Oval Eggs” or any name confusingly similar to such name or words.

Section 8.4.                                INJUNCTIVE RELIEF.

The Parties agree that it would be impossible to measure in money the damages which will accrue to Purchaser or the Business by reason of Seller’s failure to comply fully with the covenants contained in this ARTICLE 8. Seller acknowledges that the remedy at Law for any breach would be inadequate, and that, in addition to damages, Purchaser shall be entitled to injunctive relief from any court having jurisdiction of Seller and the subject matter, ordering specific performance of the provisions of this ARTICLE 8. In any action to enforce the provisions of the ARTICLE 8, Seller shall waive the right to claim that Purchaser has an adequate remedy at Law. Seller specifically admits receipt and adequacy of consideration for the covenants contained in this ARTICLE 8 and the reasonableness of the restrictions contained in this ARTICLE 8.

ARTICLE 9.                             SURVIVAL.

Section 9.1.                                SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

Excluding any claims related to Intentional Misrepresentation or fraud, i) the right of the Parties to make any claims for breaches of the representations and warranties contained in SECTION 7.1 hereof, and ii) any liability for breaches of the representations and warranties contained in SECTION 7.1 and SECTION 7.2 hereof; shall terminate upon the Closing.

ARTICLE 10.                      GENERAL.

Section 10.1.                         ENTIRE AGREEMENT.

This Agreement, together with the schedules and exhibits pursuant to this Agreement or executed and delivered at Closing, sets forth the entire agreement and understanding among the Parties as to the subject matter, and merges and supersedes all prior discussions, agreements, and understandings of every and any nature among them. This Agreement shall be effective only when signed by all of the Parties on the signature pages. No Party shall be bound by any condition, definition, warranty, or representations, other than as expressly set forth or provided for in this Agreement, or as may be, on or subsequent to the date of this Agreement set forth in writing and signed by the Party to be bound.  This Agreement may not be amended, supplemented, changed, or modified, except by agreement in writing signed by the Parties to be bound.

Section 10.2.                         APPLICABLE LAW; WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION.

The validity, construction and performance of this Agreement shall be governed by and construed in accordance with the internal Law of the state of Minnesota applicable to contracts executed in and performed entirely within such state, without reference to any choice of Law statutes or principals thereof. With respect to any litigation arising out of this Agreement, the Parties expressly waive any right they may have to a jury trial and agree that any litigation shall be tried by a judge without a jury. Each Party agrees to non-exclusive personal jurisdiction and venue in the United States District Court for the District of Minnesota and/or any State District Court in Minnesota.

Section 10.3.                         SCHEDULES AND EXHIBITS.

Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing, subject to amendments permitted under the express terms and conditions of SECTION 3.10 and shall constitute a part of this Agreement as if fully set forth in this Agreement.

Section 10.4.                         EXECUTION IN COUNTERPARTS.

For the convenience of the Parties, this Agreement may be executed in one or more counterparts (including facsimile counterparts which shall have the same effect as originals), and by different Parties on different counterparts with the same effect as if the signatures were on the same instrument. This Agreement shall be effective and binding upon all Parties only when all Parties have executed a counterpart of this Agreement.

Section 10.5.                         HEADINGS.

The headings in the sections of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

Section 10.6.                         PRONOUNS.

All pronouns used in this Agreement shall be deemed to include the masculine, feminine, and neuter.

Section 10.7.                         PLURALS.

Plural terms shall be deemed to include the singular and the singular the plural whenever necessary or appropriate to effect the intent of this Agreement including in conjunction with defined terms as set forth in this Agreement.

Section 10.8.                         BINDING EFFECT AND BENEFIT.

This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, executors, legal representatives, successors, and permitted assigns.

Section 10.9.                         SUCCESSORS AND ASSIGNS.

No Party hereto shall assign or transfer any of its rights or obligations without the prior written consent of the other Parties. Notwithstanding the foregoing, Purchaser may assign its rights and obligations (or any portion thereof) hereunder to an Affiliate, whether presently existing or formed subsequent to the date hereof; provided, however, that Purchaser shall guarantee the performance hereof by its assignee subject to the terms and conditions of this Agreement.

Section 10.10.                  NO THIRD PARTY RIGHTS.

This Agreement is not intended, and shall not be construed, to create any rights in any Person other than the Parties to this Agreement and no other Person shall have any rights as a third party beneficiary under this Agreement.

Section 10.11.                  NOTICES.

(a)                                  Recipients.  All notices, consents, waivers, and other communications (each hereinafter a “Notice”) which are required to be given or may be given pursuant to the terms of this Agreement shall be in writing signed by the Party or an officer of the Party giving notice or by counsel for such Party and shall be sufficient in all respects if delivered in person, or mailed by registered or certified mail, postage prepaid, or sent by commercial expedited delivery service, as follows:

If to Seller or any of them:	Golden Oval Eggs, LLC

With a copy to (which copy shall be mandatory to effect Notice but shall not alone constitute Notice):	Mark Hanson
Stoel Rives LLP
Suite 4200
33 South Sixth Street
Minneapolis, MN 55402

If to Purchaser:	Rembrandt Enterprises, Inc.
1419 480th Street
Rembrandt, IA 50576
Attention: President

With a copy to (which copy shall be mandatory to effect Notice but shall not alone constitute Notice):	Rembrandt Enterprises, Inc.
c/o 1725 Roe Crest Drive
North Mankato, Minnesota 56002-3728
Attn: General Counsel’s Office

or such replacement address as any Party hereto shall have designated by Notice to the other Parties as provided in this Agreement.

(b)                                 Effective Time.  Any Notice shall be effective when the Party giving the Notice has complied with SECTION 10.11(a) and when received by all Persons specified to receive such Notice.  A Notice is deemed to have been received as follows:

(i)                                     upon receipt as indicated on the signed receipt, if given by hand or sent by registered or certified mail or commercial expedited delivery service; or

(ii)                                  if the Party to whom Notice is sent refuses delivery or if the Notice cannot be delivered due to a change in address for which no Notice was provided, then upon rejection, refusal or inability to deliver.

Notwithstanding the foregoing provisions, if any Notice is received after 5 p.m. on any Business Day or on any day other than a Business Day where received, the Notice shall be deemed to have been delivered at 9 a.m. on the next following Business Day.

Section 10.12                     DEFINITIONS.

Unless otherwise specified in this Agreement, the following terms (or any singular, plural, derivative or alternative form) as used in this Agreement or the instruments, certificates, or other documents required under this Agreement, shall have the meanings assigned in this SECTION 10.12:

(a)                                  Affiliate.  Affiliate means any Person controlling, controlled by or under common control with the Party or Person specified, including any:

(iii)                               subsidiaries;

(iv)                              partners;

(v)                                 divisions; and

(vi)                              shareholders possessing the authority to appoint a majority of the board of directors or to direct the actions of such Party or Person.

(b)                                 Ancillary Documents.  Ancillary Documents means, in the case of Seller, all documents executed by Seller and delivered under SECTION 4.2, and in the case of Purchaser, all documents executed by Purchaser and delivered under SECTION 4.3.

(c)                                  Business Day.  Business Day means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized or required by Law to close.

(d)                                 Contemplated Transactions.  Contemplated Transactions means all of the transactions contemplated by this Agreement, including:

(i)                                    the execution, delivery, and performance of the agreements and other instruments to be delivered pursuant to the terms of this Agreement;

(ii)                                 the performance by the Parties of their respective covenants and obligations under this Agreement; and

(iii)                              the purchase and sale of the Purchased Assets.

(e)                                  Customer and Prospect Information.  Customer and Prospect Information means: (i) all information regarding customers (regardless of date of last purchase) and prospects (regardless of date of last contact) whether maintained as an individual record or in composite or list form including contact information, source of customer or prospect name, demographic information (including SIC or other industry codes, nature of business, and employee count), transaction records (including notes), purchase history, order and contact frequency, responses to marketing campaigns and offers, billing and payment history, shipping and credit information and terms; and (ii) all information regarding marketing and prospecting campaigns, techniques and offers including source(s) of lists, analysis of list performance, response rates, advertising costs, total campaign revenue, total campaign cost of goods sold and other costs, average order size, customer retention, and lifetime value of customers.

(f)                                    Environmental, Health and Safety Requirements.  Environmental, Health and Safety Requirements means any Laws relating to public health and safety, worker health and safety, and pollution and protection of the environment, including the treatment, storage, use, release, disposal, or management of Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et. seq., the Federal Insecticide Fungicide, and Rodenticide Act, 7. U.S.C. Section 136 et seq., the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., and the Emergency Planning and Community Right to Know Act, as those laws have been amended or supplemented, and the regulations promulgated pursuant to those laws, and all analogous state or local laws.

(g)                                 GAAP.  GAAP means United States generally accepted accounting principles, consistently applied.

(h)                                 Hazardous Substances.  Hazardous Substances means any waste, pollutant, contaminant, hazardous or toxic substance or waste, special waste, or any constituent of any hazardous or toxic substance or waste which is regulated by any Environmental Health and Safety Requirement due to its properties of being toxic, hazardous, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, or mutagenic, including, without limitation, petroleum and petroleum products or byproducts, asbestos, asbestos-containing materials, or presumed asbestos-containing materials, urea formaldehyde and polychlorinated byiphenyls, and any other substances defined or listed as “hazardous substances”, “hazardous materials”, “hazardous waste”, “extremely hazardous substances”, “toxic substances”, “toxic chemicals”, or any variation thereof, pursuant to applicable Laws.

(i)                                     Intellectual Property Rights.  Intellectual Property Rights means:

(A)                                             all inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof;

(B)                                               all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith;

(C)                                               all works (whether or not copyrightable), all copyrights, and all applications, registrations, and renewals in connection therewith;

(D)                                              all mask works and all applications, registrations, and renewals in connection therewith;

(E)                                                all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals);

(F)                                                all computer software (including data and related documentation);

(G)                                               all other proprietary rights; and

(H)                                              all copies and tangible embodiments thereof (in whatever form or medium).

(j)                                     Intentional Misrepresentation.  Intentional Misrepresentation means the equivalent of a person intentionally making a false statement with the hope and intent that you rely upon it to your harm. Intentional misrepresentation can take the form of an intentionally made false promise to do something in the future with no intention of performing at the time the promise is made. Similarly, where someone, because of a relationship with the other person, has a duty to disclose certain facts and intentionally conceals them, that person can be guilty of intentional misrepresentation.

(k)                                  Knowledge.  Knowledge means, with respect to any Person, actual knowledge of a fact or constructive knowledge if a reasonably prudent Person in a like position would have known, or should have known, the fact after due inquiry, and with respect to any corporation or other entity, actual knowledge of a fact by any officer, director or employee of such corporation or entity (or any Affiliate) or constructive knowledge if a reasonably prudent officer, director or employee would have known, or should have known the fact after due inquiry.   For purposes of this Agreement, officers, directors or employees of the Seller are limited to Dana Persson, Rob Harrington, Tom Powell, Jerry Armstrong and William Bloyer, and in the case of Purchaser, are limited to Dave Rettig, Bill Kozitza and Brad Fullmer.

(l)                                     Laws.  Laws means any applicable federal, state, county, or local laws, statutes, rules, regulations, ordinances and requirements promulgated by governmental or other authorities including any judicial or administrative interpretations thereof.

(m)                               Liability.  Liability means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

(n)                                 Most Recent Balance Sheet.  Most Recent Balance Sheet means the balance sheet(s) included within the Financial Statements as of the Most Recent Fiscal Year End.

(o)                                 Most Recent Fiscal Year End.  Most Recent Fiscal Year End means August 31, 2007.

(p)                                 Ordinary Course of Business.  Ordinary Course of Business means:

(i)                                    the action is consistent with the past custom and practice (including with respect to quantity and frequency) of such Person in the day-to-day operations of such Person; and

(ii)                              the action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be authorized by the parent company (if any) of the Person.

(q)                                 Party.  Party means each Seller Party and the Purchaser.

(r)                                    Person.  Person means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

(s)                                  Related Person.  Related Person means a Person which is:

(i)                                     an Affiliate of the specified Person; or

(ii)                                  is a shareholder, officer, director of the specified Person; or

(iii)                               is a parent, child, spouse or sibling or a member of the same household of the specified Person or of any of the foregoing Related Persons.

Section 10.13.                  SEVERABILITY.

If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, that provision shall be enforced to the greatest extent permissible so as to affect the intent of the Parties, and the legality, validity and enforceability of the remaining provisions shall in no manner be affected or impaired. If necessary to effect the intent of the Parties, the Parties will negotiate in good faith to amend this Agreement to replace the illegal, invalid or unenforceable provision with legal, valid and enforceable language which as closely as possible reflects the intent.

Section 10.14.                  EXPENSES.

Each Party shall each bear and pay for its own costs and expenses incurred by it or on its behalf in connection with the Contemplated Transactions, including, without limitation, all fees and disbursements of attorneys, accountants, brokers, and financial consultants incurred through the Closing (“Transaction Costs”).

Section 10.15.                  PUBLICITY.

No public release, announcement or other form of publicity concerning this Agreement or the Contemplated Transactions shall be issued by any Party without the prior written consent of all other Parties hereto; provided, however, that GOE is authorized to make such disclosures as may be required under applicable securities and other Laws and further provided in SECTIONS 3.8 and 3.9 of this Agreement.

Section 10.16.                  WAIVER.

The waiver by any Party of any other Party’s non-compliance with any obligation or responsibility shall be ineffective unless given in writing and shall not be deemed a waiver of other instances of non-compliance or of any Party’s remedies for such non-compliance.

Section 10.17.                  Construction; INTERPRETATION.

The Parties acknowledge that this Agreement was prepared by the Purchaser solely as a convenience and that all Parties and their counsel have read and fully negotiated all the language used in this Agreement. No rule of construction shall apply to this Agreement which construes ambiguous or unclear language in favor of or against any Party by reason of that Party’s role in drafting this Agreement.  No provision hereof shall be construed as a limitation or modification of any other provision hereof.  Unless otherwise specified in the relevant provision, “including” means “including without limitation” and no exclusion of unlisted items shall be inferred from their absence.

Section 10.18.                  DISCLOSURE SCHEDULES.

Items required to be disclosed on the Disclosure Schedule shall be deemed to be disclosed unless such disclosure identifies the matter with reasonable particularity and describes the item to be disclosed in reasonable detail. No such disclosure under any Schedule or certificate shall be deemed a disclosure under any other Schedule or certificate unless the latter Schedule or certificate contains a clear reference to the former Schedule or certificate and the referenced disclosure identifies both exceptions with reasonable particularity and detail.

Section 10.19.                  SPECIFIC PERFORMANCE.

Each Party agrees that remedies at Law may be inadequate to protect the other Party from and against any actual or threatened breach of this Agreement by such part or any of its representatives.  Without prejudice to the rights and remedies otherwise available to it, each Party agrees that any other Party may seek equitable relief in favor of the other Party by way of specific performance or otherwise without proof of actual damages, if the Party or any of its Representatives breach or threaten to breach any of the provisions of this Agreement.

Section 10.20.                  ATTORNEY FEES.

If any litigation shall be commenced to enforce, or relating to, any provision of this Agreement or any Ancillary Documents, the prevailing Party shall be entitled to an award of reasonable attorney fees (including fees related to the services of in-house counsel) and reimbursement of such other costs as it incurs in prosecuting or defending such litigation.  For purposes of this

SECTION 10.20, prevailing Party shall include a Party awarded injunctive relief, and a Party prevailing upon appeal.

Section 10.21.                  CONSENTS.

Any consent permitted or required in this Agreement or any Ancillary Documents shall be ineffective if not in writing and, unless provided otherwise, shall be granted or denied in the sole and absolute discretion of the Party authorized to grant the consent.

IN WITNESS WHEREOF, this Purchase and Sale Agreement has been duly executed by each Seller Party and the Purchaser effective as of the date first above written.

REMBRANDT ENTERPRISES, INC.

By:

Name:

Title:

GOLDEN OVAL EGGS, LLC

By:

Name:

Title:

GOECA, LP

By:

Name:

Title:

GOECMA, INC.

By:

Name:

Title:

MIDWEST INVESTORS OF IOWA, COOPERATIVE

By:

Name:

Title:

Mailcode: OH-01-27-0629
127 Public Square
Cleveland, OH 44114-1306

December 3, 2008

Board of Directors

of Golden Oval Eggs, LLC

1800 Park Avenue East

PO Box 615

Renville, MN 56284

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to Golden Oval Eggs, LLC (the “Company”) of the consideration to be received by the Company pursuant to the Purchase and Sale Agreement (the “Agreement”) to be entered into by and between (i) the Company and GOEMCA, Inc., a wholly-owned subsidiary of the Company, GOECA, LP, a wholly-owned subsidiary of the Company, and Midwest Investors of Iowa, Cooperative, an affiliate of the Company (collectively, the “Other Sellers”), and (ii) Rembrandt Enterprises, Inc. (the “Purchaser”). Capitalized terms that are used but are not defined in this letter shall have the meaning ascribed to them in the Agreement.

You have advised us that under the terms of the Agreement, the Purchaser will acquire substantially all of the assets of the Company and the Other Sellers (the “Transaction”) and will pay to the Company and the Other Sellers $123.75 million, consisting of (i) $121.25 million in cash, paid at closing, and (ii) $2.5 million in cash, paid within two Business Days after the determination of the Final Working Capital Statement (assuming the Closing Working Capital, as reduced by any Projected Working Capital Adjustment, equals the Threshold). The terms and conditions of the Transaction are more fully set forth in the Agreement.

KeyBanc Capital Markets Inc. (“KBCM”), as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

In connection with rendering this opinion, we have reviewed and analyzed, among other things, the following: (i) a draft of the Agreement, dated November 26, 2008, which we understand to be in substantially final form; (ii) certain publicly available information concerning the Company, including the Annual Reports on Form 10-K of the Company for each of the years in the three year period ended August 31, 2007, the Quarterly Reports on Form 10-Q of the Company for the quarters ended November 30, 2007, February 28, 2008, and May 31, 2008, as well as a draft, dated November 6, 2008, of the audited financial statements of the Company for the fiscal year ended August 31, 2008; (iii) certain other non-public information, primarily financial in nature, including financial projections, concerning the business and operations of the Company furnished to us by management of the Company for purposes of our analysis; (iv) certain publicly available information concerning the Purchaser; (v) certain publicly available information with respect to certain other publicly traded companies that we believe to be comparable to the Company and the trading markets for certain of such other companies’ securities; and (vi) certain publicly available information concerning the nature and terms of certain other transactions that we consider relevant to our inquiry. We have also met with certain officers and employees of the Company to discuss the business and prospects of the Company, as well as other matters we believe relevant to our inquiry, and considered such other data and information we judged necessary to render our opinion.

In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to or otherwise reviewed by, discussed with or publicly available to us and have assumed and relied upon the representations and warranties of the Company and the Other Sellers and the Purchaser contained in the Agreement. We have not been engaged to, and have not independently attempted to, verify any of such information. We have also relied upon the management of the Company as to the reasonableness and achievability of the financial and operating projections (and the assumptions and bases therefor) provided to us and, with your consent, we have assumed that such projections were reasonably prepared and reflect the best currently available estimates and judgments of the Company. We have not been engaged to assess the reasonableness or achievability of such projections or the assumptions on which they were based and express no view as to such projections or assumptions. In addition, we have not conducted a physical inspection or appraisal of any of the assets, properties or facilities of the Company nor have we been furnished with any such evaluation or appraisal. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without material adverse effect on the Company or the Transaction.

We have not been asked to, nor do we, offer any opinion as to the material terms of the Agreement or the form of the Transaction. In rendering our opinion, we have assumed, with your consent, that the final executed form of the Agreement does not differ in any material respect from the draft that we have examined, and that the conditions to the Transaction as set forth in the Agreement would be satisfied and that the Transaction would be consummated on a timely basis in the manner contemplated by the Agreement.

It should be noted that this opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof and does not address any matters subsequent to such date. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the consideration to be received by the Company pursuant to the Agreement and does not address the underlying business decision to effect the Transaction or any other terms of the Transaction. It should be noted that although subsequent developments may affect this opinion, we do not have any obligation, and do not intend, to update, revise or reaffirm our opinion. This opinion has been approved by a fairness committee of KBCM.

We have not acted as financial advisor to the Company in connection with the Transaction. In addition, we have not formally solicited, nor were we asked to solicit, third party interest in a transaction involving the Company. The Company has agreed to reimburse us for certain expenses and to indemnify us under certain circumstances. We will receive a fee in connection with the delivery of this opinion. In the ordinary course of our business, we may actively trade securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this opinion is for the information and assistance of the Board of Directors of the Company in its evaluation of the proposed Transaction. Our opinion does not constitute a recommendation to any owner of the equity of the Company or any Other Seller on how such owner should vote at any meeting held in connection with the Transaction. In addition, we do not express any opinion as to the fairness of the amount or the nature of the compensation now paid or to be paid to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the Company or any Other Seller.

2

Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that as of the date hereof, the consideration to be received by the Company pursuant to the Agreement is fair, from a financial point of view, to the Company.

Very truly yours,

KEYBANC CAPITAL MARKETS INC.

3

Appendix C

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF FORMATION

OF

GOLDEN OVAL EGGS, LLC

The undersigned, an authorized person of Golden Oval Eggs, LLC, a Delaware limited liability company (the “Company”), does hereby certify that pursuant to Section 18-202 of the Delaware Limited Liability Company Act, the Company’s Certificate of Formation be amended as follows:

1.             The Certificate of Formation of the Company is hereby amended to change Item 1 of the Company’s Certificate of Formation to read as follows:

“1.           Name:  The name of the limited liability company is The New Midwest Company, LLC.”

Except as amended hereby, all other provisions of the Certificate of Formation remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on the                    day of                  , 2009.

Dana Persson, Chief Executive Officer and Authorized Person

C-1

Appendix D-1

GOLDEN OVAL EGGS, LLC

August 31, 2008, 2007 and 2006

Consolidated Financial Statements

With

Report of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm

Members and Board of Managers

Golden Oval Eggs, LLC

Renville, Minnesota

We have audited the accompanying consolidated balance sheets of Golden Oval Eggs, LLC as of August 31, 2008 and 2007, and the related consolidated statements of operations, changes in owners’ equity and cash flows for each of the three years in the period ended August 31, 2008.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Golden Oval Eggs, LLC as of August 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended August 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 16 to the consolidated financial statements, on December 15, 2008, the Company entered into a definitive agreement to sell essentially all of its operations.  This agreement is subject to regulatory and shareholder approval.  As discussed in Note 7 to the consolidated financial statements, certain provisions of credit agreements require a majority of the long-term debt to be repaid within the next 12 months.  Management anticipates the proceeds from the sale of operations will be the source of funds for this repayment.

/s/ Moore Stephens Frost
Certified Public Accountants

Little Rock, Arkansas
December 15, 2008

D-1-1

GOLDEN OVAL EGGS, LLC

Consolidated Balance Sheets

August 31, 2008, 2007 and 2006

(In Thousands)

	2008	2007
Assets

Current assets
Cash and cash equivalents	$4,289	$—
Accounts receivable	15,861	18,502
Inventories	21,783	18,352
Restricted cash	2,212	783
Other current assets	1,229	1,047
Total current assets	45,374	38,684

Property, plant and equipment
Land and land improvements	11,649	11,649
Buildings	40,279	40,684
Leasehold improvements	943	896
Equipment	72,275	71,906
Construction in progress	317	173
	125,463	125,308
Accumulated depreciation	(67,674)	(57,103)
Total property, plant and equipment, net	57,789	68,205

Other assets
Investments	1,733	1,670
Intangibles, net	13,962	18,826
Goodwill	22,858	22,858
Note receivable	248	135
Total other assets	38,801	43,489

Total assets	$141,964	$150,378

D-1-2

	2008	2007
Liabilities and Owners’ Equity

Current liabilities
Revolving line of credit	$16,261	$11,884
Accounts payable	9,531	14,221
Accrued interest	500	2,988
Accrued compensation	3,005	1,824
Other current liabilities	2,720	2,595
Current maturities of long-term debt	67,526	9,522
Total current liabilities	99,543	43,034

Long-term debt, less current maturities	6,420	84,727

Commitments and contingencies - See Notes 6, 7 and 12

Owners’ equity
Members’ equity	34,852	21,612
Noncontrolling interest in consolidated entities	1,149	1,005
Total owners’ equity	36,001	22,617

Total liabilities and owners’ equity	$141,964	$150,378

The accompanying notes are an integral part of these consolidated financial statements.

D-1-3

GOLDEN OVAL EGGS, LLC

Consolidated Statements of Operations

For the Years Ended August 31, 2008, 2007 and 2006

(In Thousands, except per unit data)

	2008	2007	2006

Net sales	$218,046	$198,277	$93,638

Cost of goods sold	195,111	183,367	79,851

Gross profit	22,935	14,910	13,787

Operating expenses	22,036	20,919	9,734

Income (loss) from operations	899	(6,009)	4,053

Other income (expense)
Interest expense	(8,862)	(10,026)	(3,835)
Noncontrolling interest in income (loss) of consolidated entities	(97)	(16)	42
Other income	927	878	805
Gain on forgiveness of debt	17,000	—	—
Total other income (expense)	8,968	(9,164)	(2,988)

Income (loss) before income taxes	9,867	(15,173)	1,065

Income tax expense	8	—	2

Net income (loss)	$9,859	$(15,173)	$1,063

Basic net income (loss) per members’ unit	$1.82	$(2.80)	$0.22

Diluted net income (loss) per members’ unit	$1.67	$(2.80)	$0.22

Distributions per members’ unit	$—	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

D-1-4

GOLDEN OVAL EGGS, LLC

Consolidated Statements of Changes in Owners’ Equity

For the Years Ended August 31, 2008, 2007 and 2006

(In Thousands)

				Noncontrolling
	Common Stock			Interest in	Total
	Class A	Class B	Members’	Consolidated	Owners’
	Units	Units	Equity	Entities	Equity

Balance - September 1, 2005	4,582	—	$29,891	$985	$30,876

Units issued	121	697	5,747	—	5,747

Net income	—	—	1,063	—	1,063

Noncontrolling interest in income (loss) of consolidated entities, net of distributions	—	—	—	(112)	(112)

Balance - August 31, 2006	4,703	697	36,701	873	37,574

Units issued	31	—	84	—	84

Net loss	—	—	(15,173)	—	(15,173)

Noncontrolling interest in income of consolidated entities, net of distributions	—	—	—	132	132

Balance - August 31, 2007	4,734	697	21,612	1,005	22,617

Units issued	69	—	139	—	139

Conversion of Class B Units to Class A Units	697	(697)	—	—	—

Issuance of warrant for forgiveness of subordinated note accrued interest	—	—	3,242	—	3,242

Net income	—	—	9,859	—	9,859

Noncontrolling interest in income of consolidated entities, net of distributions	—	—	—	144	144

Balance - August 31, 2008	5,500	—	$34,852	$1,149	$36,001

The accompanying notes are an integral part of these consolidated financial statements.

D-1-5

GOLDEN OVAL EGGS, LLC

Consolidated Statements of Cash Flows

For the Years Ended August 31, 2008, 2007 and 2006

(In Thousands)

	2008	2007	2006
Cash flows from operating activities
Net income (loss)	$9,859	$(15,173)	$1,063
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation	10,204	11,593	8,083
Amortization	1,701	1,898	498
Asset impairment	3,711	1,338	—
Stock issued as Executive compensation	117	196	—
Stock issued as Board of Directors compensation	22	31	14
SFAS No. 123R adjustment	—	(143)	—
Gain on disposal of property, plant and equipment	(7)	(39)	(9)
Gain on forgiveness of debt	(17,000)	—	—
Noncontrolling interest in income (loss) of consolidated entities, net of distributions	144	132	(112)
Changes in operating assets and liabilities, net of effects of adoption of FIN-46R
Accounts receivable	2,641	(3,648)	(10,045)
Inventories	(3,431)	(2,347)	(4,816)
Other current assets	(182)	29	(689)
Accounts payable	(4,690)	6,556	4,835
Accruals and other current liabilities	2,060	2,233	2,606
Net cash provided by operating activities	5,149	2,656	1,428

Cash flows from investing activities
Purchases of property, plant and equipment	(336)	(1,406)	(2,612)
Acquisition of Moark, LLC assets	—	—	(35,703)
Proceeds from sale of property, plant and equipment	7	138	33
Advance of note receivable	(113)	(58)	(40)
Purchases of investments in other cooperatives	(63)	5	(59)
Retirement of investment in other cooperatives	—	(99)	12
Net cash used by investing activities	(505)	(1,420)	(38,369)
Cash flows from financing activities
Net increase in revolving line of credit	$4,377	$8,015	$1,145
Proceeds from issuance of long-term debt	—	—	41,000
Payments of long-term debt	(3,303)	(9,469)	(5,496)
Payment of deferred financing costs	—	—	(314)
Restricted cash	(1,429)	(4)	138
Net cash provided (used) by financing activities	(355)	(1,458)	36,473

Net increase (decrease) in cash and cash equivalents	4,289	(222)	(468)

Cash and cash equivalents - beginning of year	—	222	690

Cash and cash equivalents - end of year	$4,289	$—	$222

Supplementary disclosures of cash flow information
Cash paid during the year for Interest, net of capitalized interest, of $226, $174 and $171 during 2008, 2007 and 2006, respectively	$7,260	$10,015	$3,664
Income taxes	8	—	2

Supplementary disclosures of non-cash transactions
Goodwill purchased with Class B Units	$—	$—	$5,000
Long-term debt issued for acquisition	—	—	17,000
Issuance of warrants for accrued interest	3,242	—	—

The accompanying notes are an integral part of these consolidated financial statements.

D-1-6

GOLDEN OVAL EGGS, LLC

Notes to Consolidated Financial Statements

August 31, 2008, 2007 and 2006

(In Thousands, except unit data)

1.               Summary of Significant Accounting Policies

a.               Organization – Golden Oval Eggs, LLC (the “Company”) was organized as a Delaware limited liability company to affect the reorganization of Midwest Investors of Renville, Inc. (“MIR”) effective August 31, 2004.  MIR was incorporated as a cooperative under the laws of the state of Minnesota in March 1994.  Upon conversion, MIR patrons’ equity, including common stock, additional paid-in capital, qualified written notices of allocation and unallocated capital reserve were converted into members’ equity of the Company.

b.              Principles of consolidation – The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary GOECA, LP, the accounts of AEI, LLC of which the Company holds a 68% membership interest at August 31, 2008 and the accounts of variable interest entities in which the Company is the primary beneficiary.  The Company holds a 33 1/3% membership interest and is also a purchaser of feed produced by United Mills a Minnesota cooperative and Midwest Investors of Iowa, Inc. a lessor of property to the Company.  The Company investments of 20% to 50% owned entities that are not variable interest entities in which the Company is the primary beneficiary are accounted for using the equity method.  The Company investments in less than 20% owned entities that are not variable interest entities in which the Company is the primary beneficiary and in which the Company does not exercise significant influence over operating and financial policies are accounted for under the cost method.  All material intercompany accounts and transactions have been eliminated in the consolidated financial statements.

c.               Business operations and environment – The Company is an integrated poultry and liquid egg processing operation that produces and sells liquid and processed egg products, principally in the United States and Canada.  The Company operates as one reportable segment in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 131, “Disclosures about Segments of an Enterprise and Related Information,” which establishes standards for the way that public business enterprises report information about operating segments in annual consolidated financial statements.

The Company operates in an environment wherein the commodity nature of both its products for sale and its primary raw materials cause sales prices and purchase costs to fluctuate, often on a short-term basis, due to the worldwide supply and demand situation for those commodities.  The supply and demand factors for its products for sale and the supply and demand factors for its primary raw materials correlate to a degree, but are not the same, thereby causing margins between sales price and production costs to increase, decrease, or invert, often on a short-term basis.

d.              Cash equivalents – The Company considers all highly liquid cash investments purchased with an original maturity of three months or less to be cash and cash equivalents.

D-1-7

GOLDEN OVAL EGGS, LLC

Notes to Consolidated Financial Statements

August 31, 2008, 2007 and 2006

(In Thousands, except unit data)

1.               Summary of Significant Accounting Policies (cont.)

e.               Accounts receivable – Accounts receivable are recorded at the invoiced amount and do not bear interest.  The Company reviews its customer accounts on a periodic basis and records a reserve for specific amounts that the Company feels may not be collected.  The Company’s management deems accounts receivable to be past due based on contractual terms.  Amounts will be written off at the point when collection attempts on the accounts have been exhausted.  Management uses significant judgment in estimating uncollectible amounts.  In estimating uncollectible amounts, management considers factors such as current overall economic conditions, industry-specific economic conditions, historical customer performance and anticipated customer performance.  While management believes the Company’s processes effectively address its exposure to doubtful accounts, changes in the economic, industry or specific customer conditions may require adjustment to any allowance recorded by the Company.  As of August 31, 2008 and 2007, management has determined that an allowance of $671 and $199, respectively, is required due to the changing nature of the customer base.

f.                 Inventories – Pullet and layer hen inventories are stated at the cost of production which includes the costs of the chicks, feed, overhead and labor.  Layer hen flock costs are capitalized to the point at which the pullet goes into production and are amortized over the productive lives of the flocks, generally 18 to 24 months.  Feed, supplies, ingredients, liquid egg inventories and processed egg products are stated at the lower of cost (first-in, first-out) or market.

g.              Property, plant and equipment – Property, plant, leasehold improvements, and equipment are stated at cost and depreciation is provided primarily by the straight-line method over the following lives:

Land improvements	7 to 15 years
Buildings	7 to 39 years
Leasehold improvements	1 to 3 years
Equipment	3 to 15 years

Costs of maintenance and repairs that do not improve or extend asset lives are expensed as incurred.  Major additions and improvements of existing facilities are capitalized.  For retirements or sales of property, the Company removes the original cost and the related accumulated depreciation from the accounts and the resulting gain or loss is reflected in other income in the accompanying consolidated statements of operations.  Depreciation and repairs and maintenance expenses are allocated to either cost of goods sold or operating expenses in the accompanying consolidated statements of operations based on the nature and use of the related asset.

h.              Impairment of long-lived assets to be held and used – The Company reviews the carrying value of long-lived assets for impairment whenever certain triggering events or changes in circumstances indicate that the carrying amounts of any asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison to the carrying amount of an asset to future net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured by the excess of the carrying amount over the fair value of the assets.

D-1-8

GOLDEN OVAL EGGS, LLC

Notes to Consolidated Financial Statements

August 31, 2008, 2007 and 2006

(In Thousands, except unit data)

1.               Summary of Significant Accounting Policies (cont.)

i.                  Investments – Investments include the Company’s investments in CoBank and four additional cooperatives involved in activities which are similar or complementary to the Company.  Additionally, fiscal years 2008, 2007 and 2006 include United Mills’ investment in Land O’Lakes, Inc. (“LOL”) and five additional cooperatives involved in activities which are similar or complementary to United Mills.

j.                  Restricted cash – Restricted cash consists of cash that is restricted as to future use by contractual agreements associated with the outstanding bonds, an interest rate collar agreement, and an escrow account for the Thompson facility waste water improvements.  See Note 7 for further discussion of the interest rate collar agreement and Note 12 on the waste water escrow.

k.               Intangible assets – Intangibles include patents, brand names, contractual license agreements and costs incurred in connection with the acquisition of financing.  Financing costs are capitalized and amortized over the life of the related financing instrument.  Patents, brand names and licenses are valued based upon net present value of the projected cash flow streams for each within determinable time frames, based upon brand name life (15 years), contractual license agreement terms (10 years) or remaining patent life (11.3 years).  Intangibles are shown net of accumulated amortization on the accompanying consolidated balance sheets.

l.                  Goodwill – Goodwill represents the excess purchase price over the fair value of net assets acquired in the acquisition of certain assets from Moark, LLC and its subsidiaries, Cutler at Abbeville, L.L.C., Hi Point Industries, LLC, L&W Egg Products, Inc., Norco Ranch, Inc. and Moark Egg Corporation (the “Moark Acquisition”) on June 30, 2006.  The Company accounts for goodwill in accordance with the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets,” and tests goodwill for impairment on an annual basis or earlier, if facts and circumstances indicate that there may be a potential impairment.  As of August 31, 2008, the Company concluded the fair value of the single entity reporting unit exceeded the carrying value of the reporting unit based on the pending sale of substantially all operations (Note 16).

m.            Derivative financial instruments – The Company entered into an interest rate collar agreement to manage its exposure to fluctuations in interest rates.  The Company has accounted for this agreement in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging” (as amended by SFAS No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activity” and SFAS No. 149, “Amendment of SFAS No. 133 on Derivative Instruments and Hedging Activities”).  Interest rate swap contracts are reported at fair value with the gain or loss on market value recorded as an increase or reduction of interest expense.  At August 31, 2008, no interest rate swap agreements are designated as hedges.

n.              Income taxes – The Company and AEI, LLC are limited liability companies and as such, are treated as partnerships for income tax purposes.  Accordingly, the taxable income or loss of these entities is reported on the individual income tax returns of their members.  No provision for income taxes or deferred income tax liability related to these entities is included in the accompanying consolidated financial statements.

D-1-9

GOLDEN OVAL EGGS, LLC

Notes to Consolidated Financial Statements

August 31, 2008, 2007 and 2006

(In Thousands, except unit data)

1.               Summary of Significant Accounting Policies (cont.)

United Mills, Midwest Investors of Iowa, Inc. and MIR (prior to its conversion to a LLC) are subject to federal and certain other income taxes and operate as cooperatives that qualify for tax treatment under Subchapter T of the Internal Revenue Code.  Accordingly, under specific conditions, these entities can exclude from taxable income amounts distributed as qualified patronage refunds to their members.  Provisions for income taxes are recorded only on those earnings not distributed or not expected to be distributed as patronage refunds.  For the years ended August 31, 2008 and 2006, income tax provision of $8 and $2 were recorded.  No provision for income taxes was recorded for the year ending August 31, 2007.

o.              Fair value – The Company’s financial instruments consist primarily of cash equivalents, accounts receivable, accounts payable and debt.  The carrying amounts of cash equivalents, accounts receivable and accounts payable approximate their fair values because of the short-term maturity of such instruments.  The carrying values of long-term debt instruments approximate their fair value because interest rates on such debt are periodically adjusted and approximate current market rates.

p.              Revenue recognition – Revenue is recognized by the Company when the following criteria are met: persuasive evidence of an agreement exists; delivery has occurred (Free-on-Board (“FOB”) shipping point or destination, depending on the customer) or services have been rendered; the Company’s price to the buyer is fixed and determinable; and collectibility is reasonably assured.  All of the Company’s products are delivered directly to its customers.  The Company receives orders for all sales and mails invoices on shipment.  Physical delivery is the point in time at which revenue is considered earned since the risks and rewards of ownership generally rest when title passes to the customer.  FOB terms generally designate at which point title passes to the customer.  These terms are contractual between the parties involved.  Product shipped FOB shipping point is recognized as revenue when the product leaves the Company’s premises.  Product shipped FOB destination is recognized as revenue when the product reaches the customer.  At the time of shipment, all prices are fixed and all sales are made on the basis that collection is expected in line with the Company’s standard payment terms.

q.              Estimates – The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

r.                 Shipping and handling costs – All shipping and handling costs incurred during the year are included in cost of goods sold in the accompanying consolidated statements of operations.

D-1-10

GOLDEN OVAL EGGS, LLC

Notes to Consolidated Financial Statements

August 31, 2008, 2007 and 2006

(In Thousands, except unit data)

1.               Summary of Significant Accounting Policies (cont.)

s.               Stock-based compensation – In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004) (“SFAS No.123(R)”), “Share-Based Payment,” which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation.”  SFAS No. 123(R) supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS No. 95, “Statement of Cash Flows.”  SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, restricted stock and performance-based shares to be recognized in the income statement based on their fair values.  SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature.  This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption.  In the first quarter of fiscal 2007, the Company adopted SFAS No. 123(R).  The adoption did not result in a material impact to operations of the Company.

t.                 Recently issued accounting standards – In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.”  SFAS No. 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and expands on required disclosures about fair value measurement.  SFAS No. 157 is effective for the Company on September 1, 2008 and will be applied prospectively.  Management does not believe the adoption of SFAS No. 157 will have a significant impact on its consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “Establishing the Fair Value Option for Financial Assets and Liabilities,” to permit all entities to choose to elect to measure eligible financial instruments at fair value.  SFAS No. 159 applies to fiscal years beginning after November 15, 2007 with early adoption permitted for an entity that has also elected to apply the provisions of SFAS No. 157, “Fair Value Measurements.”  An entity is prohibited from retrospectively applying SFAS No. 159, unless it chooses early adoption.  Management does not believe the adoption of SFAS No. 159 will have a significant impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements.”  SFAS No. 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary.  The effective date of SFAS No. 160 is for fiscal years beginning on or after December 15, 2008.  The Company is reviewing SFAS No. 160 to determine what impact it may have to the consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an Amendment to SFAS No. 133.”  SFAS No. 161 establishes the disclosure requirements for derivative instruments and hedging activities and expands the disclosure requirements of SFAS No. 133.  The effective date for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.  The Company is reviewing SFAS No. 161, but anticipates very little impact to the Company.

D-1-11

GOLDEN OVAL EGGS, LLC

Notes to Consolidated Financial Statements

August 31, 2008, 2007 and 2006

(In Thousands, except unit data)

1.               Summary of Significant Accounting Policies (cont.)

The FASB issued two new statements in May 2008, SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” and SFAS No. 163, “Accounting for Financial Guaranty Insurance Contract, an interpretation of SFAS No. 60.” SFAS No. 162 identifies sources of accounting principles and establishes a hierarchy of accounting principles to be used in preparation of financial statements in conformity with generally accepted accounting principles for non governmental entities.  SFAS No. 162 is effective 60 days following Securities and Exchange Commission (“SEC”) approval of Public Company Accounting Oversight Board (“PCAOB”) amendments to AU section 411.  The Company does not anticipate any impact with the enactment of SFAS No. 162.  SFAS No. 163 clarifies the recognition and measurement of claim liabilities in an insured financial obligation by insurance enterprises.  SFAS No. 163 is not applicable to the Company.

2.               Transactions with Moark, LLC

On June 30, 2006, the Company and its wholly-owned subsidiary, GOECA, LP, purchased from Moark, LLC and its subsidiaries, Cutler at Abbeville, L.L.C., Hi Point Industries, LLC, L&W Egg Products, Inc., Norco Ranch, Inc. and Moark Egg Corporation (collectively, the “Seller”) certain assets relating to the business of manufacturing, marketing, selling and distribution of egg products.  Moark, LLC is a subsidiary of LOL.  GOECA, LP is a newly-formed Delaware limited partnership controlled by the Company that will continue operations of the acquired California business.  The purchase was pursuant to an asset purchase agreement dated May 23, 2006.

In connection with the closing, the Company paid the Seller the total purchase price of $60,000 consisting of $38,000 in cash (of which $1,500 was paid as an earnest money deposit in connection with the execution of the asset purchase agreement), an additional $17,000 paid in the form of a subordinated promissory note bearing interest at a rate of 12% per year (the “Note”) issued to LOL and $5,000 paid by issuance of 697,350 Class B Units.  Transaction costs of $1,097 were funded by current operations and were capitalized as a part of the allocated purchase price.  The Company allocated the purchase price based upon the fair value of the assets acquired as follows:

Land	$55
Building	1,850
Leasehold improvements	861
Equipment	12,944
Inventory	3,394
Intangibles	19,135
Goodwill	22,858

$61,097

D-1-12

GOLDEN OVAL EGGS, LLC

Notes to Consolidated Financial Statements

August 31, 2008, 2007 and 2006

(In Thousands, except unit data)

2.               Transactions with Moark, LLC (cont.)

On June 30, 2007, two major egg supply contracts at the Millersburg, Ohio facility expired and the Company has been unable to secure replacement suppliers.  As a result of the two major supply contracts expiring, the Millersburg facility had a significant decrease in production volume.  The resultant future cash flows for the Millersburg facility are less than the carrying value of its assets resulting in an impairment charge of $1,338 as of August 31, 2007, which is included in cost of goods sold in the consolidated statements of operations.

On February 15, 2008, the note described above was forgiven in its entirety.  Any interest accrued on the note was converted to a warrant for 880,492 shares.  The 697,350 Class B Units were converted to 697, 350 Class A Units.  See Note 8.a.  During 2008, impairment charges were incurred amounting to $3,711 ($3,163 for a license described in Note 5 and $548 for impairment of fixed assets at Vernon and Abbeville, which is discussed below).

On February 29, 2008, the Vernon, California facility ceased manufacturing operations.  All California manufacturing was consolidated to the Norco, California facility and the Vernon facility has been converted to a warehouse facility.  All breaking of eggs at the Abbeville, Alabama facility ceased as of February 29, 2008, due to reduction in egg supply and uncompetitive costs of manufacturing.  An impairment charge of $366 was taken on this facility during 2008.  Total impairment charges were $548 and $1,338 as of August 31, 2008 and 2007, respectively.

3.               Variable Interest Entities

FASB Interpretation No. 46R (Revised December 2003), “Consolidation of Variable Interest Entities (“FIN-46R”),” requires that if an enterprise is the primary beneficiary of a variable interest entity, the assets, liabilities and results of operations of the variable interest entity should be included in the consolidated financial statements of the enterprise.  The Company holds various investments or variable interests, that for purposes of FIN-46R, were evaluated and the Company determined that it was the primary beneficiary.  As such, the financial statements of these entities were consolidated in the accompanying consolidated financial statements.  Creditors of the variable interest entities lack recourse to the general assets of the Company as the primary beneficiary.

The Company leases land from Midwest Investors of Iowa, Inc., which it controls.  The Company has determined that it is the primary beneficiary and the lessor is a variable interest entity.  Under FIN-46R, the lessor is required to be consolidated in the Company’s consolidated financial statements as of September 1, 2003.  The land, which totals $1,002 and is collateral for the related obligation, has been recorded as an asset in the Company’s consolidated balance sheets and the outstanding debt has been recorded as a liability.  The Company had recorded a note receivable of $950 from Midwest Investors of Iowa, Inc. which was secured by this land.  The note due in October 2014, bears interest at 8% and is payable in monthly installments, including interest.  As a result of the FIN-46R implementation and the consolidation of Midwest Investors of Iowa, Inc., the note receivable was eliminated.

D-1-13

GOLDEN OVAL EGGS, LLC

Notes to Consolidated Financial Statements

August 31, 2008, 2007 and 2006

(In Thousands, except unit data)

3.     Variable Interest Entities (cont.)

Additionally, the Company owns a 33 1/3% interest in United Mills, a Minnesota cooperative, from which it also purchases feed.  The Company has evaluated its equity investment in United Mills and has determined that United Mills is a variable interest entity under FIN-46R.  The Company has concluded that it is the primary beneficiary as defined by FIN-46R and as a result, the Company is required to consolidate United Mills on September 1, 2003.  FIN-46R requires that the Company account for United Mills as if it had been consolidated since the initial investment in 1995.  A total of $3,312 and $1,998 of assets of United Mills recorded in the consolidated balance sheets as of August 31, 2008 and 2007, respectively, serve as collateral for the obligations of the variable interest entity.

The Company’s investment in United Mills was accounted for using the equity method for the year ended August 31, 2003.  Since United Mills is a cooperative, the income and capital reserves are allocated to the member-patrons on the basis of patronage the Company has with the cooperative, which was 50.0% for the year ended August 31, 2003.  United Mills maintains a revolving capital account, funded by its patrons.  The principal source of this capital account is the contribution, on a monthly basis, of $3.00 per ton of feed purchased.  Revolving capital credits may be retired at any time at the discretion of the Board of Directors of United Mills.  United Mills has historically followed a policy of retiring capital credits on a monthly basis at the rate of $3.00 per ton of feed purchased during the corresponding month two years prior.  These payments to and from United Mills are reflected as purchase of and retirement of investment in United Mills, respectively, in the accompanying consolidated statements of cash flows.

United Mills reported the following financial results for fiscal year ending August 31, 2008:

Sales	$27,925
Gross profit	114
Net income	178

4.     Inventories

Inventories consist of the following:

	2008	2007

Hens and pullets	$14,024	$10,766
Eggs and egg products	3,987	4,046
Feed, supplies and other	3,772	3,540

Total inventories	$21,783	$18,352

D-1-14

GOLDEN OVAL EGGS, LLC

Notes to Consolidated Financial Statements

August 31, 2008, 2007 and 2006

(In Thousands, except unit data)

5.     Intangible Assets, Net

Intangible assets, net, consist of the following:

	2008	2007

Net patent cost ($11,299 less amortization $2,160)	$9,139	$10,137
Net brand name cost ($4,040 less amortization $583)	3,457	3,725
Net license cost (terminated February 29, 2008)	—	3,355
Net deferred financing costs ($2,679 less amortization $1,313)	1,366	1,609

Net intangibles	$13,962	$18,826

As discussed in Notes 6 and 7, the Company obtained new financing with a financial institution in the fourth quarter of fiscal year 2006.  In conjunction with this refinancing, the Company capitalized financing costs incurred in the amount of $314, which is being amortized over the term of the loan.  The amendment to the asset purchase agreement, effective February 15, 2008 terminated the licensing agreement between the Company and LOL.  The termination of the license agreement resulted in an impairment charge of $3,163 that is presented as an operating expense on the consolidated statements of operations.

The amortization periods for these intangible costs range from 7 to 15 years with a weighted-average amortization period of approximately 12 years.  The future amortization expense is as follows:

2009	$1,488
2010	1,488
2011	1,488
2012	1,488
2013	1,488
Thereafter	6,522

$13,962

D-1-15

GOLDEN OVAL EGGS, LLC

Notes to Consolidated Financial Statements

August 31, 2008, 2007 and 2006

(In Thousands, except unit data)

6.     Revolving Line of Credit

On June 30, 2006, the Company amended the revolving short-term line of credit with a maximum indebtedness of the lesser of $15,000 or the limit established by the borrowing base computation with a variable interest rate (6.5% at August 31, 2008).  Effective October 19, 2007, the Second Amendment to the Amended and Restated Credit Agreement added an additional short term revolving note in the amount of $2,500 with a maturity date of December 14, 2007.  The maximum indebtedness was increased to $17,500 or the limit established by the borrowing base computation. There was no change in the variable interest rate.   The balance at August 31, 2008 and 2007 was $16,261 and $11,884, respectively.  Credit line availability as of August 31, 2008 was approximately $1,239.  The weighted-average interest rates for these borrowings were 7.83% and 9.75% for the years ending August 31, 2008 and 2007, respectively, based on average amount outstanding.  The average amount outstanding on the line of credit was $13,884 and $9,245 with a maximum outstanding month end balance of $16,261 and $12,163 for the years ending August 31, 2008 and 2007, respectively.  There is a quarterly nonuse fee at the rate of one quarter of one percent on the daily average unused amount on the line of credit.  The line of credit may be withdrawn immediately upon matured default as defined in the note agreement.  The Third Amendment to the Amended and Restated Credit Agreement extended the revolving notes maturity date to November 1, 2009.

However, due to certain benchmark requirements in the restated agreement, the Company has classified this line of credit as a current obligation in accordance with Emerging Issues Task Force (“EITF”) D-23, “Subjective Acceleration Clauses and Debt Classification.”  See Note 7.

7.     Long-Term Debt and Derivative Instruments

Long-term debt and derivative instruments consist of the following:

	2008	2007
Note payable to a bank; variable interest rate, currently at 6.75% as of August 31, 2008, paid monthly, principal paid in equal monthly payments of $317 starting in July 2006 through June 2015; secured by all assets of the Company.	$32,611	$33,562

Note payable to a bank; bearing interest at 6.2%; interest paid monthly, principal paid in equal monthly payments of $183 through September 2014; secured by substantially all land, buildings and equipment of the Thompson, Iowa facility, with a net book value of $52,763.	15,033	15,584

D-1-16

GOLDEN OVAL EGGS, LLC

Notes to Consolidated Financial Statements

August 31, 2008, 2007 and 2006

(In Thousands, except unit data)

7.     Long-Term Debt and Derivative Instruments (cont.)

	2008	2007
Note payable to a bank; bearing interest at 6.9%; interest paid monthly, principal paid in equal monthly payments of $83 starting in January 2006 through December 2015; secured by substantially all land, buildings and equipment of the Thompson, Iowa facility, with a net book value of $52,763.	$8,083	$8,333

Note payable to a bank; variable interest rate, currently at 6.75% as of August 31, 2008, paid monthly, principal paid in equal monthly payments of $83 starting in January 2006 through December 2015; secured by substantially all land, buildings and equipment of the Thompson, Iowa facility, with a net book value of $52,763.	8,083	8,333

Corporate bonds, series 1999, bearing interest at 8.44%; interest payable semiannually, principal payments due in annual installments from 2001 to July 2014 in amounts ranging from $432 to $1,240; secured by substantially all land, buildings and equipment of the Renville, Minnesota facility, amounting to a net book value of $7,346.	6,135	6,897

Note payable to a bank; variable interest rate, currently at 6.3% as of August 31, 2008, paid monthly, principal paid in equal monthly payments of $25 starting in January 2006 through December 2015; secured by substantially all land, buildings and equipment of the Thompson, Iowa facility, with a net book value of $52,763.	2,425	2,500

Corporate bonds, series 2001, bearing interest at 8.75%; interest payable semiannually, principal payments in equal annual installments of $300 from 2002 to January 2011; secured by substantially all land, buildings and equipment of the Renville, Minnesota facility, amounting to a net book value of $7,346.	900	1,200

D-1-17

GOLDEN OVAL EGGS, LLC

Notes to Consolidated Financial Statements

August 31, 2008, 2007 and 2006

(In Thousands, except unit data)

7.     Long-Term Debt and Derivative Instruments (cont.)

	2008	2007
Note payable to a company; non-interest bearing; secured by certain equipment with a net book value of $632; payable in monthly installments of $4 beginning November 2005 through October 2014.	$308	$358

Note payable to a company; non-interest bearing; secured by certain equipment with a net book value of $327; payable in monthly installments of $5 beginning June 2003 through May 2011.	155	211

Note payable to a bank; variable interest rate; secured by assets of United Mills with lack of recourse to the Company; payable in monthly installments of $2; maturing November 2011.	83	101

Note payable to a company; bearing interest at 2%, unsecured; payable in annual installments of $10, plus interest, through November 2014.	70	80

Note payable to a company; variable interest rate on two-thirds of note balance (4% at August 31, 2008); with remaining one-third of note balance being non-interest bearing; unsecured; payable in annual installments of $30, plus interest, through January 2010.	60	90

Note payable to LOL, a related party; bearing interest at 12%; secured by a subordinated lien on all pledged assets; interest accrues monthly. Note forgiven February 2008. Accrued interest was exchanged for a warrant.	—	17,000
	73,946	94,249
Less current maturities	67,526	9,522

Long-term debt, less current maturities	$6,420	$84,727

D-1-18

GOLDEN OVAL EGGS, LLC

Notes to Consolidated Financial Statements

August 31, 2008, 2007 and 2006

(In Thousands, except unit data)

7.     Long-Term Debt and Derivative Instruments (cont.)

Aggregate maturities of long-term debt and derivative instruments are as follows:

2009	$67,526
2010	1,369
2011	1,398
2012	1,131
2013	1,204
Thereafter	1,318

Total	$73,946

The Company entered into an Amended and Restated Credit Agreement dated June 30, 2006 for a new term loan and a revolving line of credit (see Note 6) through a financial institution.  The proceeds were used fund an acquisition of assets from Moark, LLC and its subsidiaries (see Note 2).

On October 19, 2007, the Company entered into a second amendment to the Amended and Restated Credit Agreement.  This amendment provided (1) an additional $2.5 million of a short-term revolving note due December 14, 2007, (2) deferred principal payments due October 20 and November 20, 2007, (3) required the Company to retain a financial adviser to evaluate strategic options, (4) modified the covenants for the period ending December 14, 2007, (5) restructured the revolving line of credit to reduce the swingline from $5 million to $2 million, amended the revolving note from $10 million to $13 million, and added a short-term revolving note due December 14, 2007 of $2.5 million.  The second amendment amended certain restrictive covenants requiring the Company to maintain: (1) current ratio beginning December 15, 2007 shall not be less than 1.0 to 1.0 provided; however, that from May 31, 2008 and forward, the ratio may not be less than 1.25 to 1.0; (2) working capital beginning on December 15, 2007 will not be less than $0 provided; however, that from May 31, 2008 and forward the working capital may not be less than $7,000; (3) leverage ratio beginning on December 15, 2007 shall not be permitted on the last day of any fiscal quarter for the four consecutive quarters ending on that date to be more than (a) for the periods ending August 31, 2007, November 30, 2007 and February 28, 2008, 5.0 to 1.0; (b) for the period ending May 31, 2008, and each fiscal quarter ending thereafter, 4.25 to 1.0, provided; however, that the leverage ratio shall be measured (x) for the quarter ending August 31, 2007 on the two fiscal quarters ending on such date on an annualized basis; and (y) for the fiscal quarter ending November 30, 2007, on the three consecutive fiscal quarters ending on such date on an annualized basis; (4) Fixed charge coverage ratio beginning on December 15, 2007, as of the last day of any fiscal quarter for the for consecutive fiscal quarters ending on that date, to be less than (a) for the periods ending August 31, 2007, November 30, 2007 and February 28, 2008, 1.0 to 1.0, and (b) for the period ending May 31, 2008 and each fiscal quarter thereafter, 1.25 to 1.0 provided; however, that the fixed charge coverage ratio shall be measured (x) for the quarter ending August 31, 2007, on the two consecutive fiscal quarters ending date on an annualized basis; and (y) for the fiscal year ending November 30, 2007, on the three consecutive fiscal quarters ending on such date on an annualized basis; (5) net worth beginning December 15, 2007 shall not be permitted to be less than $28 million plus forty percent (40%) of net

D-1-19

GOLDEN OVAL EGGS, LLC

Notes to Consolidated Financial Statements

August 31, 2008, 2007 and 2006

(In Thousands, except unit data)

7.     Long-Term Debt and Derivative Instruments (cont.)

earnings (exclusive of all net losses) accumulated after August 31, 2006, plus one hundred percent (100%) of all equity contributed after August 31, 2006; (6) EBITDA may not be less than $850 per month.

On December 13, 2007, the Company entered into the First Extension Agreement of the Amended and Restated Credit Agreement and First and Second Amendment to the Amended and Restated Credit Agreement that extended the short-term revolving note maturity date to March 1, 2008.  Principal payments for Tranche A Loan and Tranche B Loan were deferred until maturity date of the applicable Tranche loan.  All financial covenants from the Second Amendment scheduled to commence December 15, 2007 were extended to March 1, 2008, except for the minimum monthly EBITDA covenant that was not affected by this extension.

On March 11, 2008, the Company entered into the Extension and Amendment Agreement of the Amended and Restated Credit Agreement and First and Second Amendment to the Amended and Restated Credit Agreement that extended all revolving note termination dates to July 31, 2008.  Principal payments for Tranche A Loan and Tranche B Loan shall be deferred until the maturity date of the applicable Tranche loan.  All financial covenants from the First Extension Agreement scheduled to commence March 1, 2008 were extended to July 31, 2008.  Commencing the month of March 2008, the minimum monthly EBITDA will be $1,000.

On August 29, 2008, the Company entered into the Third Amendment to the Amended and Restated Credit Agreement that extended the revolving notes termination date to November 1, 2009.  All financial covenants from the Extension and Amendment scheduled to commence July 31, 2008 were extended to November 1, 2009.  The minimum monthly EBITDA of $1,000 is the only current covenant that the Company is required to maintain.  Included in the Third Amendment is a requirement to explore strategic alternatives for recapitalization, refinancing, or sale of all or substantially all of the assets of the Company in one or more transactions.  In addition, the agreement requires that the Company utilize any funds from a sale of the Company to repay outstanding debt and that all indebtedness be repaid on or before March 31, 2009.  Accordingly, this debt has been classified as a current liability.

As of August 31, 2008, the Company was in compliance with the single minimum monthly EBITDA covenant of $1,000.

However, due to certain benchmark requirements in the restated agreement, the Company has classified this line of credit as a current obligation in accordance with EITF D-23, “Subjective Acceleration Clauses and Debt Classification.”  See Note 7.

The Company is exposed to interest rate risk on its debt and enters into interest rate collar agreements to manage this risk.  The Company has not elected to treat its interest rate collar derivatives as hedges and thus recognizes the changes in fair value of its derivative instruments currently in earnings in interest expense.  It is the Company’s policy and practice to use derivative financial instruments only to the extent necessary to manage its exposure and the Company does not hold or issue derivative financial instruments for trading or speculative purposes.

D-1-20

GOLDEN OVAL EGGS, LLC

Notes to Consolidated Financial Statements

August 31, 2008, 2007 and 2006

(In Thousands, except unit data)

7.     Long-Term Debt and Derivative Instruments (cont.)

The interest rate collar agreement was originally embedded in its Corporate Bonds, Series 2000, which limited the variability of the interest rate on the bonds to a range of 8.46% to 7.31% and was determined to be clearly and closely related.  During 2005, the Company entered into a new financing agreement.  A portion of the proceeds from the new financing were used to retire the Corporate Bonds, Series 2000.  At the time the Corporate Bonds, Series 2000 were retired in September 2004, the interest rate collar agreement became a separate stand alone agreement.  As of August 31, 2008, the interest rate collar agreement, which terminates on July 10, 2010, has a notional amount of $14,280.  The interest rate collar agreement requires that the Company maintain a collateral account.  The fair value of the interest rate collar agreement is recorded as a reduction of the value of the collateral account in the accompanying consolidated balance sheets.

For the fiscal year ending August 31, 2008, the Company recognized a loss from the derivative of $557.  For fiscal year 2007, the Company recognized income from the derivative of $261.  Subsequent to the end of fiscal year 2008, the Company recognized income from the derivative of $913 in September 2008 and terminated the derivative October 22, 2008 resulting in a loss to the Company of $242.  The amounts resulting from these derivative transactions are recorded as a component of interest expense.

8.     Owners’ Equity

a.               Description of members’ equity – Upon conversion to a limited liability company, MIR’s patrons’ equity, including common stock, additional paid-in capital, qualified written notices of allocation and unallocated capital reserve have been converted into Class A Units of the Company.  As of August 31, 2008, there were 5,500,353 Class A Units outstanding.  Each unit holder holding a Class A Unit has the right to a pro rata share of the Company’s profits and losses, subject to any preferential rights of any other class of units the Company may issue in the future; receive distributions when declared by the Board of Managers ratable in proportion to units held, subject to any preferential rights of any other class of units the Company may issue in the future and to any applicable lender restrictions; and to vote on matters submitted to a vote of the Company’s members, if the unit holder is also a member.  Membership in the Company is available to any individual, corporation or other entity which acquires a minimum of 2,000 Class A Units and is approved for membership by the Board of Managers.  Each member has one vote for each Class A Unit held on matters submitted to the members for approval.  A member may not transfer units without approval by the Board of Managers or without compliance with or waiver of certain conditions and procedures.

In connection with the asset acquisition described in Note 2, the Company obtained assets valued at $5,000,000 in exchange for the issuance to LOL of 697,350 newly created Class B Units of the Company.  The Class B Units are designated and issued pursuant to, and shall be entitled to such rights, preferences and benefits which are set forth in the Certificate of Designation (the “Certificate”), which is incorporated as a part of the Company’s Limited Liability Company Agreement.  On June 30, 2006, LOL was admitted as a Class B member of the Company.

D-1-21

GOLDEN OVAL EGGS, LLC

Notes to Consolidated Financial Statements

August 31, 2008, 2007 and 2006

(In Thousands, except unit data)

8.     Owners’ Equity (cont.)

Pursuant to the Certificate, the financial and governance interests of the Class B Units and the rights of the holders of Class B Units are equal in all respect to those of the Class A Units and holders of Class A Units.

Class B members are entitled to one vote for each Class B Unit held by the Class B member, with all votes cast by the Class B member counted with all votes cast by Class A members in determining whether a matter requiring a vote of members has been adopted and approved by the members.  Further, the Class B Unit holders shall have the right to convert the Class B Units into Class A Units on the basis of one Class B Unit for one Class A Unit.

On February 15, 2008, the Company and LOL executed an agreement whereby the purchase price of the Egg Products Division of Moark was reduced by $17,000 and an equal amount of the subordinated note used to finance the acquisition was reduced.  The Warrant to Subscribe for and Purchase Units of Golden Oval (the “2006 Warrant”) was surrendered and cancelled as part of the purchase price reduction.  Additionally, the Company issued a warrant for the purchase of up to 880,492 newly authorized convertible preferred units in exchange for the forgiveness of accrued interest on the subordinated note.  The 697,350 Class B shares held by LOL were converted to Class A units per the agreement.

Basic earnings per member unit are computed by dividing income available to members by the weighted-average number of member units outstanding for the period.  Diluted earnings per member unit are computed based on net income divided by the weighted-average number of member units and potential member units.  Member unit equivalents include those related to share-based compensation, convertible notes and warrants.  The weighted-average number of member units outstanding for computing basic earnings per unit was 5,456,358 during the year ended August 31, 2008.  There were 880,492 potentially dilutive shares resulting in a diluted weighted average of 5,933,995 fully diluted member units for the year ended August 31, 2008.

b.              Noncontrolling interest – Noncontrolling interest represents the noncontrolling members’ proportionate share of the equity of AEI, LLC, the minority stockholders’ proportionate share of the equity of United Mills, and the patrons’ equity in Midwest Investors of Iowa, Inc.  At August 31, 2008 and 2007, the Company owned 68% of the equity and voting control of AEI, LLC, which requires that AEI, LLC’s operations be included in the consolidated financial statements of the Company.  At August 31, 2008 and 2007, the Company owned 33 1/3% of United Mills’ equity.  United Mills is accounted for as a variable interest entity in which the Company has been determined to be the primary beneficiary, which requires that United Mills’ operations be included in the consolidated financial statements of the Company.  At August 31, 2008 and 2007, the Company did not own any interest in Midwest Investors of Iowa, Inc.  Midwest Investors of Iowa, Inc. is accounted for as a variable interest entity in which the Company has been determined to be the primary beneficiary, which requires that Midwest Investors of Iowa, Inc.’s operations be included in the consolidated financial statements of the Company.  The 32% equity interest of AEI, LLC, the 66 2/3% interest of United Mills and the 100% interest of Midwest Investors of Iowa, Inc. not owned by the Company are shown as noncontrolling interest in the accompanying 2008 and 2007 consolidated financial statements.

D-1-22

GOLDEN OVAL EGGS, LLC

Notes to Consolidated Financial Statements

August 31, 2008, 2007 and 2006

(In Thousands, except unit data)

9.     Stock-Based Compensation

The Company has bonus and compensation plans in place for management.  Under these agreements management may receive up to 50% of certain performance bonuses in the form of Class A Units.  The Company accrues for management bonuses during the year based upon the estimated amount that will be earned by year end.  Upon approval by the Board of Managers, the bonuses are paid to management.  The number of units to be issued is based upon the higher of the book or market value of the Class A Units at the time the bonus is awarded.  For the years ended August 31, 2008, 2007 and 2006, a total of 57,810, 20,895 and 107,203 Class A Units were issued to management at a per unit value of $4.50 for 57,810 units in 2008, $7.63 for 20,895 units in 2007 and $6.05 for 107,203 units in 2006, respectively.

The Class A Units are nontransferable and subject to forfeiture ratably over the following three years.  The employee must be employed on the anniversary date of issuance to avoid forfeiture.  In the event that termination of the employee occurs, the Company will record any forfeiture of units as a reduction to compensation expense in the period in which the forfeiture occurs.  There were no forfeitures for the year ended August 31, 2008 or 2006.  There were forfeitures of 2,045 units for the year ended August 31, 2007. At August 31, 2008, A total of 57,810 units valued at $235 were subject to forfeiture.

The members of the Board of Managers are granted 2,000 Class A Units for each year served on the board following each year of service.  The Company recognizes compensation expense for these awards based upon the fair value on the date they are granted.  For the years ended August 31, 2008 and 2007, a total of 11,666 units at a unit value of $1.87 and 12,000 units at a unit value of $2.60, respectively, were awarded.

Below is a summary of unit activity pursuant to these compensation plans for the years ended August 31, 2008, 2007 and 2006.

	2008		2007		2006
	Units	Grant Amount	Units	Grant Amount	Units	Grant Amount

Issued to management	57,810	$260	20,895	$159	107,203	$649
Issued to directors	11,666	22	12,000	31	14,000	98
Forfeitures	—	—	(2,045)	(13)	—	—

Total	69,476	$282	30,850	$177	121,203	$747

The value of units earned was $139, $84, and $1,063 for the years ended August 31, 2008, 2007 and 2006, respectively.

D-1-23

GOLDEN OVAL EGGS, LLC

Notes to Consolidated Financial Statements

August 31, 2008, 2007 and 2006

(In Thousands, except unit data)

10.   Related Party Transactions

The Company has entered into a grain handler agreement with a cooperative which has an ownership interest in the Company.  For the years ended August 31, 2008, 2007 and 2006, the Company has purchased services totaling $18,650, $12,939 and $8,782, respectively, from this cooperative, with accounts payable for these services of $548, $666 and $168 as of August 31, 2008, 2007 and 2006, respectively.

For the year ended August 31, 2008, the Company has purchased feed totaling $14,667 from United Mills.  These transactions were eliminated through consolidation of the financial statements as of and for the year ended August 31, 2008, as a result of the implementation of FIN-46R (see Note 3).

The Company leases land from a commonly managed cooperative and the Company holds a note receivable of $950 and mortgage for that land from the cooperative.  Rent expense totaled $78 for the year ended August 31, 2008.  Interest income totaled $76 for the year ended August 31, 2008.  These transactions were eliminated through consolidation of the financial statements as of and for the year ended August 31, 2008, as a result of the implementation of FIN-46R (see Note 3).

The Company had litter sales to a related party of $298, $307 and $262 for the years ending August 31, 2008, 2007 and 2006, respectively, which are included in other income in the accompanying consolidated statements of operations.

As a result of the Moark Acquisition completed on June 30, 2006, the Company issued 697,350 of its newly-created Class B Units to LOL.  See Note 2 for a description of the consideration paid by the Company in the Moark Acquisition.  The Certificate relating to the Class B Units provides that each Class B Unit is convertible at any time into one Class A Unit at the election of the holder.  As discussed in Note 8.a., on February 15, 2008, all Class B Units were converted to Class A Units per approval of the sole Class B shareholder. Therefore, as of August 31, 2008, LOL is the beneficial owner of 25% of the Company’s Class A Units based upon 5,500,353 Class A Units outstanding as of August 31, 2008.  As a result of its beneficial ownership, LOL is considered a related party for the purposes of this Note 10.  In addition to the Note and other agreements relating to payment of the purchase price, the Company and LOL (or its affiliates) also became parties to agreements as a result of the Moark Acquisition under which the Company paid or accrued as an expense the following amounts to LOL (or its affiliates) as of August 31, 2008 and 2007, respectively: egg supply agreement with Moark, LLC $15,310 and $28,680; research and development services agreement $143 and $266; sublease of Norco, California facility $147 and $154; trademark license agreements $136 and $8; transition and shared services agreement $1,068 and $2,738; and grain purchases $76 and $22.

D-1-24

GOLDEN OVAL EGGS, LLC

Notes to Consolidated Financial Statements

August 31, 2008, 2007 and 2006

(In Thousands, except unit data)

11.   Pension Plan

The Company has a defined contribution plan with a 401(k) feature which covers all full-time employees that have six months of eligible service.  Employees are permitted to contribute up to their individual permissible legal limits.  The Company may make, but is not required to make, a matching contribution to the plan of an amount and type determined each year.  The Company may also make, but is not required to make, a discretionary contribution to the plan for a plan year.  Contributions made by the Company to the plan totaled $685, $725 and $406 for the years ended August 31, 2008, 2007 and 2006, respectively.

12.   Commitments and Contingencies

a.               The Company has entered into agreements with two independent contractors who will care for and raise the Company’s Renville, Minnesota pullet flocks until they are old enough to be transferred into a layer facility and begin production.  One agreement was effective August 1, 2008 and may be terminated at any time with a 60 day notice, but will continue throughout the pullet grow out of any flock placed before the intended termination date.  The second agreement, effective July 9, 2008, will be on an initial term of three years beginning with the placement of the first pullet flock.  A 365 day notice of termination is required for this agreement.  The independent contractors are paid per acceptable pullet delivered to the layer facility.

b.              The Company leases certain equipment and land under various lease agreements that are classified as operating leases.  Rent expense for all operating leases amounted to $2,381, $2,093 and $712 for the years ended August 31, 2008, 2007 and 2006, respectively.

At August 31, 2008, future minimum rental commitments under non-cancelable operating leases are as follows:

2009	$1,441
2010	1,107
2011	851
2012	645
2013	369
Thereafter	677

$5,090

c.               The Company’s, Iowa facility has an industrial wastewater treatment facility designed to treat wastewater from egg breaking.  The Thompson facility also has an associated National Pollution Discharge and Elimination System (“NPDES”) permit from the Iowa Department of Natural Resources (“IDNR”) that governs the quality of the wastewater influent to and effluent from the treatment facility.

D-1-25

GOLDEN OVAL EGGS, LLC

Notes to Consolidated Financial Statements

August 31, 2008, 2007 and 2006

(In Thousands, except unit data)

12.   Commitments and Contingencies (cont.)

On June 14, 2006, a Notice of Violation (“NOV”) was issued against the Company by the IDNR regarding alleged violations of the NPDES permit limits for biochemical oxygen demand, total suspended solids, and ammonia nitrogen.  Additional NOVs were issued on August 24, 2006 and November 13, 2006 relating to the same alleged NPDES permit violations for different time periods.

d.              On December 5, 2006, the Iowa Environmental Protection Commission referred the matter to the Iowa Attorney General to seek appropriate relief through the courts, which would include a judicial consent decree regarding a settlement on a civil penalty amount between the Company and the Iowa Attorney General.  On March 29, 2007, the Iowa Attorney General’s office filed suit against the Company requesting civil penalties injunctive relief against further NPDES permit violations.  A Consent Decree was issued July 14, 2008 that required the Company to pay a civil penalty of $200 within 10 days of the decree, permanently enjoined the Company from further violations of the Iowa code and NPDES permit, settlement of all violations and required the Company to complete improvements to its waste water treatment facility pursuant to the construction permit issued by the Iowa Department of Natural Resources on February 11, 2008 by April 30, 2009.  The anticipated cost of the waste water project is $2,500.  Effective with the Second Extension and Amendment agreement with CoBank, the Company is required to escrow funds at the rate of $200 per month, with CoBank acting as the escrow agent, for payment of the Thompson waste water project.  Effective August 28, 2008, the Third Amendment to the Amended and Restated Credit Agreement required the escrow payment for August 2008 to be $1,000 with the September 2008 through November 2008 escrow payments of $200 and the December 2008 final escrow payment to be $100.  As of August 31, 2008, the escrow balance was $1,682.

13.   Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable with customers, cash investments and other short-term investments deposited with financial institutions.  The Company generally does not require collateral from its customers.  Such credit risk is considered by management to be limited due to its customers’ financial resources and past payment history.

At August 31, 2008 and 2007, the Company maintained cash balances with financial institutions in excess of the federal deposit insurance limit.

D-1-26

GOLDEN OVAL EGGS, LLC

Notes to Consolidated Financial Statements

August 31, 2008, 2007 and 2006

(In Thousands, except unit data)

14.   Major Customers

At August 31, 2008, the Company has supply agreements for liquid egg products with three of its major customers, which expire at various times over the next five years.  Sales to these three customers are presented as follows as a percentage of total sales: 8%, 7% and 16% for the year ending August 31, 2008, 12.2%, 7% and 18.2% for the year ending August 31, 2007 and 23%, 14% and 31% for the year ending August 31, 2006.  The Company had balances due from these customers of $1,029, $829 and $3,047 at August 31, 2008, respectively, and $945, $1,423 and $1,909 at August 31, 2007, respectively.

The third customer discussed above has operations in Canada.  Sales to the non-U.S. subsidiary of this customer represented 1% and 4% of total sales for the years ending 2007 and 2006, respectively.  The Company had balances due from these non-U.S. sales of $84 at August 31, 2007.

15.   Quarterly Financial Data (unaudited)

Quarterly financial data is as follows (units in thousands):

					Basic		Diluted
					Weighted -		Weighted
		Operating	Net	Basic	Average	Diluted	Average
	Net	Income	Income	Earnings	Outstanding	Earnings	Outstanding
	Sales	(Loss)	(Loss)	Per Unit	Units	Per Unit	Units
Fiscal year 2008 quarter ended:
November 30, 2007	$53,203	$(357)	$(2,757)	$(0.51)	5,431	$(0.50)	5,431
February 29, 2008	55,335	(5,491)	9,290	1.71	5,431	1.67	5,566
May 31, 2008	56,649	4,437	2,751	0.51	5,431.43		6,512
August 31, 2008	52,859	2,310	575	0.11	5,443.04		6,324

	$218,046	$899	$9,859	$1.82	5,456	$1.67	5,934

Fiscal year 2007 quarter ended:
November 30, 2006	$48,617	$(960)	$(3,664)	$(0.68)	5,420	(0.68)	5,420
February 28, 2007	45,446	(3,025)	(4,749)	(0.88)	5,419	(0.88)	5,419
May 31, 2007	53,035	1,260	(1,020)	(0.19)	5,423	(0.19)	5,423
August 31, 2007	51,179	(3,284)	(5,740)	(1.05)	5,431	(1.05)	5,431

	$198,277	$(6,009)	$(15,173)	$(2.80)	5,423	$(2.80)	5,423

Fiscal year 2006 quarter ended:
November 30, 2005	$19,033	$1,913	$1,583	$0.34	4,689	0.34	4,689
February 28, 2006	19,082	973	545	0.12	4,689	0.12	4,689
May 31, 2006	19,217	1,052	532	0.11	4,698	0.11	4,698
August 31, 2006	36,306	115	(1,597)	(0.31)	5,168	(0.31)	5,168

	$93,638	$4,053	$1,063	$0.22	4,811	$0.22	4,811

D-1-27

GOLDEN OVAL EGGS, LLC

Notes to Consolidated Financial Statements

August 31, 2008, 2007 and 2006

(In Thousands, except per unit data)

16.   Subsequent Events

In September, 2008, the decision was made to close this location by December 31, 2008.  The Company expects to recognize approximately $585 of expense in the first fiscal quarter of 2009 for severance and other associated costs.

On December 15, 2008, the Company entered into a Purchase and Sale Agreement to sell essentially all assets, net of certain assumed liabilities, for $123,750.  The funds received from this sale will be used to repay debt.  This transaction is subject to regulatory and shareholder approval.

D-1-28

Appendix D-2

PART I.   FINANCIAL INFORMATION

Item 1. Condensed Financial Statements

GOLDEN OVAL EGGS, LLC

Consolidated Condensed Balance Sheets

November 30, 2008 and August 31, 2008

(In Thousands)

	November 30, 2008	August 31, 2008
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$1,316	$4,289
Accounts receivable	14,831	15,861
Inventories	21,901	21,783
Restricted cash	1,554	2,212
Other current assets	1,277	1,229
Total current assets	40,879	45,374

Property, plant and equipment
Land and land improvements	11,649	11,649
Buildings	40,734	40,279
Leasehold Improvements	990	943
Equipment	71,920	72,275
Construction in progress	1,455	317
	126,748	125,463
Accumulated depreciation	(70,253)	(67,674)
Total property, plant and equipment, net	56,495	57,789

Other assets
Investments	1,732	1,733
Intangible assets, net	13,591	13,962
Goodwill	22,858	22,858
Note receivable	248	248
Total other assets	38,429	38,801

Total assets	$135,803	$141,964

See accompanying notes to consolidated condensed financial statements

D-2-1

	November 30, 2008	August 31, 2008
	(unaudited)
Liabilities and Members’ Equity
Current liabilities
Revolving line of credit	$14,667	$16,261
Accounts payable	7,884	9,531
Accrued interest	564	500
Accrued compensation	2,286	3,005
Other current liabilities	3,145	2,720
Current maturities of long-term debt	65,450	67,526
Total current liabilities	93,996	99,543

Long-term debt, less current maturities	6,347	6,420

Members’ equity
Members’ equity	34,265	34,852
Non-controlling interest in consolidated entities	1,195	1,149
Total members’ equity	34,460	36,001
Total liabilities and members’ equity	$135,803	$141,964

See accompanying notes to consolidated condensed financial statements

D-2-2

GOLDEN OVAL EGGS, LLC

Consolidated Condensed Statements of Operations

For the Periods Ended November 30, 2008 and 2007

(In Thousands, except per unit data)

(Unaudited)

	Three Months Ended
	November 30, 2008	November 30, 2007

Net sales	$52,397	$53,203

Cost of goods sold	48,142	49,118

Gross profit	4,255	4,085

Operating expenses	4,461	4,442

Loss from operations	(206)	(357)

Other income (expense)
Interest (expense)	(1,724)	(2,729)
Non-controlling interest in income (loss) of consolidated entities	11	(23)
Other income	1,305	352
Total other expense	(408)	(2,400)

Net loss	$(614)	$(2,757)

Weighted average net (loss) per members’ unit - basic	$(0.11)	$(0.51)

Diluted net (loss) per members’ unit	$(0.11)	$(0.51)

See accompanying notes to consolidated condensed financial statements

D-2-3

GOLDEN OVAL EGGS, LLC

Consolidated Condensed Statements of Cash Flows
For the Periods Ended November 30, 2008 and 2007

(In Thousands)
(Unaudited)

	Three Months Ended
	November 30,	November 30,
	2008	2007
Cash flows from operating activities
Net loss	$(614)	$(2,757)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	2,579	2,681
Amortization	371	474
Vesting of employee units	27	—
Gain on sale of property, plant & equipment	(2)	—
Non-controlling interest in income of consolidated entities, net of distributions	46	33
Changes in operating assets and liabilities
Accounts receivable	1,030	(1,246)
Inventories	(118)	61
Other current assets	(48)	(110)
Accounts payable	(1,647)	1,541
Accruals and other current liabilities	(230)	280
Net cash provided by operating activities	1,394	957

Cash flows from investing activities
Purchases of property, plant and equipment	(1,298)	(126)
Proceeds from sale of property, plant and equipment	15	—
Retirement of investment in other cooperatives	1	—
Net cash used by investing activities	(1,282)	(126)

Cash flows from financing activities
Net increase (decrease) in revolving line of credit	(1,594)	188
Payments of long-term debt	(2,149)	(733)
(Increase) decrease in restricted cash	658	(286)
Net cash used by financing activities	(3,085)	(831)
Net increase (decrease) in cash and cash equivalents	(2,973)	—
Cash and cash equivalents - beginning of period	4,289	—
Cash and cash equivalents - end of period	$1,316	$—

Supplementary disclosures of cash flow information
Cash paid during the period for:
Interest, net of capitalized interest of $84 and $51 during 2008 and 2007, respectively	$1,724	$2,660
Supplementary disclosures of non-cash transactions
Forfeiture of stock compensation of departing employee	33	—

See accompanying notes to consolidated condensed financial statements

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GOLDEN OVAL EGGS, LLC

Notes to Consolidated Condensed Financial Statements

November 30, 2008 and August 31, 2008

(In Thousands Except Unit Data)

1. Organization  Golden Oval Eggs, LLC (the “Company”) was organized as a Delaware limited liability company to effect the reorganization of Midwest Investors of Renville, Inc. (the “Cooperative”) effective August 31, 2004.  The Cooperative was incorporated as a cooperative under the laws of the state of Minnesota in March 1994. The Company operates as the Cooperative’s successor and its operations are a continuance of the operations of the Cooperative. The accompanying consolidated condensed financial statements for all periods presented are those of the Company.

2. Basis of Presentation  The accompanying consolidated condensed balance sheet as of August 31, 2008, which has been derived from audited consolidated financial statements, and the unaudited interim consolidated condensed financial statements at November 30, 2008 and for the three-month periods ended November 30, 2008 and 2007 of the Company have been prepared in accordance with generally accepted accounting principles for interim financial reporting and Securities and Exchange Commission rules and regulations.  Certain information normally included in financial statements and related footnotes prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission.  The consolidated condensed financial statements reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods presented. These consolidated condensed financial statements should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2008. The results of operations for the period ended November 30, 2008 are not necessarily indicative of results to be expected for any other interim period or for the entire year.  There is a warrant outstanding which, if exercised, would result in the issuance of 880,492 Class A units.  These additional units have not been taken into consideration when calculating the loss per members’ unit-diluted on the Consolidated Condensed Statement of Operations.

3. Inventories   Pullet and layer hen inventories are stated at the cost of production, which includes the costs of the chicks, feed, overhead and labor. Layer hen flock costs are capitalized at the point at which the pullet goes into production and are amortized over the productive lives of the flocks, generally 18 to 24 months. Feed, supplies and liquid egg inventories are stated at the lower of cost (first-in, first-out) or market. Inventories consisted of the following:

	November 30, 2008	August 31, 2008
	(unaudited)
Hens and pullets	$15,143	$14,024
Eggs and egg products	4,177	3,987
Feed, supplies and other	2,581	3,772
Total inventories	$21,901	$21,783

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4. Financing Agreements   Golden Oval Eggs, LLC, Midwest Investors of Iowa and GOECA, LP are parties to a Credit Agreement that was originally entered into on September 13, 2004, and subsequently amended.  With the last amendment effective August 29, 2008, the maturity date of $2,500 of a short term revolving note was extended from July 31, 2008 to March 1, 2009 and the commencement date of certain financial covenants was also extended to March 1, 2009.  We have historically financed our working capital needs through the Credit Agreement and, to the extent of our cash flow, from operations.  The Credit Agreement, as amended, requires the Company, among other things, to generate monthly EBITDA of at least $1,000 for the term of the Credit Agreement.  In addition, the amendment requires payments into an escrow account to fund improvements to wastewater processing facilities at the Thompson, Iowa location.  The amounts required and made are $200 per month for September, October and November and $100 for December. The Company was in compliance with all covenants under the Credit Agreement for each month in the quarter ended November 30, 2008 and as of November 30, 2007.  Included in the amendment is a requirement that any funds from a sale of the Company be utilized to repay all indebtedness on or before March 1, 2009.  Accordingly, all bank debt has been classified as a current liability.

5. Stock Based Compensation

The Company has bonus and compensation plans in place for management.  Under these agreements management may receive up to 50% of certain performance bonuses in the form of Class A Units.  The Company accrues for management bonuses during the year based upon the estimated amount that will be earned by year end.  Upon approval by the Board of Managers, the bonuses are paid to management.  The number of units to be issued is based upon the higher of the book or market value of the Class A Units at the time the bonus is awarded.  For the three months ended November 30, 2008 and 2007, no Class A Units were issued to management.

The Class A Units are nontransferable and subject to forfeiture ratably over the following three years.  The employee must be employed on the anniversary date of issuance to avoid forfeiture.  In the event that termination of the employee occurs, the Company will record any forfeiture of units as a reduction to compensation expense in the period in which the forfeiture occurs.  There was a forfeiture of 7,222 Class A Units for the three months ended November 30, 2008.  There were no forfeitures for the three months ended November 30, 2007.

The members of the Board of Managers are granted 2,000 Class A Units for each year served on the board following each year of service.  The Company recognizes compensation expense for these awards based upon the fair value on the date they are granted.  For the three months ended November 30, 2008 and 2007 no units were awarded to the Board of Managers.

Below is a summary of unit activity pursuant to these compensation plans for the three months ended November 30th, 2008 and 2007.

	2008		2007
	Units	Dollars	Units	Dollars

Issued to management	—	$—	—	$—
Issued to directors	—	—	—	—
Forfeitures	(7)	(33)	—	—

Total	(7)	$(33)	—	$—

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6. Use of Estimates   The preparation of consolidated condensed financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated condensed financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ materially from those estimates.

7. Capital Resources, Liquidity, and Sale of Substantially All Assets.   The Company is a party to an Amended and Restated Credit Agreement, as amended, with Metropolitan Life Insurance Company as lender and CoBank, ACB as lender and administrative agent (the “Credit Agreement”).  The Company has had limited access to capital under the Credit Agreement and the lenders under the Credit Agreement have modified certain financial covenants in order to allow compliance with these covenants by the Company.  Commencing in March 2008 the Company had undertaken an evaluation of strategic alternatives as required under its credit agreements.  On September 12, 2008, the Company signed a letter of intent to sell substantially all of its assets to Rembrandt Enterprises, Inc. for $123.750 and the assumption of certain liabilities, with a subsequent adjustment for working capital.  The Company intends to use the proceeds of the sale to satisfy its obligations to lenders under its credit agreements which have a current expiration date of March 1, 2009 for the revolving portion of the loans.  A definitive agreement was subsequently signed as of December 15, 2008 and is more fully described in a report on Form 8-K filed December 15, 2008.

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Appendix E

GOLDEN OVAL EGGS, LLC

SPECIAL MEETING OF THE MEMBERS

[Date]

[Time]

Holiday lnn Downtown, Mankato, Minnesota

Golden Oval Eggs, LLC

1800 Park Avenue East

Renville, MN 56284

PROXY

This proxy is being solicited by the Board of Managers for use at the Special Meeting on March   , 2009.

The Class A units you hold will be voted as you specify on the reverse side of this proxy.  If no choice is specified, the proxy will be voted “FOR” items 1, 2 and 3.  Important information regarding items 1, 2 and 3 is set forth in the Company’s proxy statement which accompanies this proxy.  We encourage you to read the proxy statement.

By signing this proxy statement, you revoke all prior proxies and appoint Chris Edgington, Howard Dahlager and Paul Wilson, and each of them, as proxies with full power of substitution, to vote all Class A units of record in your name at the close of business as of February 28, 2009, on the matters shown on the reverse side and any other matters which may come before the Special Meeting to be held on March   , 2009 and all adjournments of such meeting.

See reverse for voting instructions

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There are three ways to vote your Proxy

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have included to Golden Oval Eggs, 1800 Park Ave. E., Renville, MN 56284.  Your proxy card must be received by March   , 2009.

VOTE BY HAND DELIVERY

Mark, sign and date your proxy card, seal it in the envelope provided and physically deliver it to the Company’s offices at Golden Oval Eggs, 1800 Park Ave. E., Renville, MN 56284 or a Company officer or director.  Your proxy card must be received by March   , 2009.

VOTE BY FAX

Mark, sign and date your proxy card and fax it to Golden Oval Eggs at (320) 329-8136.  Your proxy card must be received by March   , 2009.

IF YOU VOTE BY FAX PLEASE DO NOT MAIL YOUR PROXY CARD

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Approval of the Proposed Transaction with Rembrandt.	☐ For	☐ Against	☐ Abstain

2.	Approval of the Amendment of the Company’s Certificate of Formation to Change the Company’s Name.	☐ For	☐ Against	☐ Abstain

3.	Authority to Adjourn the Special Meeting.	☐ For	☐ Against	☐ Abstain

IN THEIR DISCRETION, AND SUBJECT TO APPLICABLE LAW, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTERS COMING BEFORE THE SPECIAL MEETING

Address Change? Mark Box	☐
Indicate changes below:		Date:

Signature(s) in Box

Please sign name(s) exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administor, trustee or guardian, please give full title as such. If a corporation or partnership, sign in name of entity by authorized person.

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